Exhibit 10.34

Secured Revolving Loan Facility

LOAN AND SECURITY AGREEMENT

Among

EFR 2018-2, LLC,

as Borrower,

CREDIT SUISSE AG, New York Branch,
as Agent and Managing Agent,

and

THE LENDER GROUPS PARTY HERETO FROM TIME TO TIME

Dated as of
October 23, 2018

i

5.10	No Default; Solvency	55
5.11	Disclosure	55
5.12	Existing Indebtedness; Investments, Guarantees and Certain Contracts	55
5.13	Affiliated Agreements	56
5.14	Insurance	56
5.15	Names; Location of Offices, Records and Collateral	56
5.16	Deposit Accounts	56
5.17	Non-Subordination	56
5.18	Receivables	56
5.19	Servicing	57
5.20	Legal Investments; Use of Proceeds	57
5.21	Broker’s or Finder’s Commissions	57
5.22	Anti-Terrorism; OFAC	57
5.23	Reserved.	59
5.24	Security Interest	59
5.25	Survival	60
VI.	AFFIRMATIVE COVENANTS	60
6.1	Financial Statements, Reports and Other Information	60
6.2	Payment of Obligations	62
6.3	Conduct of Business and Maintenance of Existence and Assets	62
6.4	Compliance with Legal and Other Obligations	63
6.5	Insurance	63
6.6	True Books	63
6.7	Inspection; Periodic Audits	63
6.8	Further Assurances; Post Closing	64
6.9	Other Liens	64
6.10	Use of Proceeds	64
6.11	Collateral Documents; Security Interest in Collateral	65
6.12	Servicing Agreement; Backup Servicer	65
6.13	Special Purpose Entity	66
6.14	Collections.	67
6.15	Financial Covenants and Collateral Performance	68
6.16	Changes to Underwriting Guidelines	69
VII.	NEGATIVE COVENANTS	69
7.1	Indebtedness	70
7.2	Liens	70
7.3	Investments; Investment Property; New Facilities or Collateral; Subsidiaries	70
7.4	Dividends; Redemptions; Equity	70
7.5	Transactions with Affiliates	71
7.6	Charter Documents; Fiscal Year; Dissolution; Use of Proceeds; Insurance Policies; Disposition of Collateral; Trade Names	71
7.7	Transfer of Collateral; Amendment of Receivables	71
7.8	Guaranty Obligations and Risks	72

7.9	[Reserved]	72
7.10	Modifications of Agreements	72
7.11	Anti-Terrorism; OFAC	72
7.12	Deposit Accounts and Payment Instructions	72
7.13	Servicing Agreement	73
7.14	No Adverse Selection	73
VIII.	EVENTS OF DEFAULT	73
IX.	RIGHTS AND REMEDIES AFTER DEFAULT	76
9.1	Rights and Remedies	76
9.2	Application of Proceeds	77
9.3	Right to Appoint Receiver	78
9.4	Attorney-in-Fact	78
9.5	Rights and Remedies not Exclusive	78
X.	WAIVERS AND JUDICIAL PROCEEDINGS	79
10.1	Waivers	79
10.2	Delay; No Waiver of Defaults	79
10.3	Jury Waiver	79
10.4	Amendment and Waivers	79
XI.	EFFECTIVE DATE AND TERMINATION	81
11.1	Effectiveness and Termination	81
11.2	Survival	81
XII.	MISCELLANEOUS	81
12.1	Governing Law; Jurisdiction; Service of Process; Venue	81
12.2	Successors and Assigns; Assignments and Participations	82
12.3	Application of Payments	86
12.4	Indemnity	86
12.5	Notice	87
12.6	Severability; Captions; Counterparts; Facsimile Signatures	87
12.7	Expenses	88
12.8	Entire Agreement	89
12.9	Approvals and Duties	89
12.10	Release of Collateral	89
12.11	Times of Day	91
12.12	Rounding	91
12.13	No Advisory or Fiduciary Responsibility	91
12.14	Independent Effect of Covenants	91
12.15	Right of Setoff	92
12.16	Confidentiality and Publicity	92
12.17	Inconsistencies with Other Documents	94
12.18	Patriot Act	94
12.19	Bankruptcy Petition	94
12.20	Limitation on Liability	94

XIII.	AGENT PROVISIONS; SETTLEMENT	95
13.1	Agent	95
13.2	Lender Consent	100
13.3	Sharing of Payments	100
13.4	Reserved	101
13.5	Payments; and Information	101
13.6	Dissemination of Information	102
13.7	Non-Funding Lender.	103
13.8	Managing Agents	103
XIV.	TAXES	107
14.1	Taxes	107

SCHEDULES

Schedule A	Terms, Conditions and Disclosure Schedules
Schedule B	Revolving Loan Availability and Revolving Loan Amount
Schedule C	Managing Agents, Committed Lenders and Conduit Lenders
Schedule D	Approved States
Schedule E	State Licenses
Schedule F	Permitted Modifications
Schedule G	Competitors
Schedule H	Originators

EXHIBITS

Exhibit A	Form of Borrowing Base Certificate
Exhibit B	Reserved
Exhibit C	Form of Monthly Collateral and Servicing Report
Exhibit D	Form of Portfolio Documents
Exhibit E	Form of Request for Revolving Advance
Exhibit F	Form of Compliance Certificate
Exhibit G	Underwriting Guidelines
Exhibit H	Form of Reconcilement Email

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (the “Agreement”) dated as of October 23, 2018, is entered into by and between EFR 2018-2, LLC, a Delaware limited liability company (“Borrower”), the Conduit Lenders (as hereinafter defined) from time to time parties hereto, the Lenders (as hereinafter defined) from time to time parties hereto, the Managing Agents (as hereinafter defined) from time to time parties hereto, and CREDIT SUISSE AG, New York Branch (“Credit Suisse”), as administrative, payment and collateral agent for the Secured Parties (as hereinafter defined) (in such capacities, “Agent”).

WHEREAS, Borrower has requested that Lenders make available to Borrower a revolving loan facility in a maximum principal amount of $150,000,000 (which may be increased to up to $200,000,000 in accordance with, and subject to, the terms and conditions set forth herein), the proceeds of which shall be used by Borrower to purchase certain Eligible Receivables, to pay closing expenses and for payment of fees and expenses to Agent and other Secured Parties, to pay for operating expenses and to distribute funds to its Members subject to compliance with this Agreement;

WHEREAS, Borrower is willing to grant Agent, for its benefit and the other Secured Parties, a lien on and security interest in the Collateral to secure the Obligations and other financial accommodations being granted by Agent and the other Secured Parties to Borrower; and

WHEREAS, Lenders are willing to make the Loans available to Borrower upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, Borrower, Agent, Managing Agents and Lenders hereby agree as follows:

I.DEFINITIONS

1.1General Terms

(a)For purposes of the Loan Documents and all Annexes, Schedules and Exhibits thereto, in addition to the definitions above and elsewhere in this Agreement or the other Loan Documents, the terms listed in this Article I shall have the meanings given such terms in this Article I.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental

Authorities.  Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (ii) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (iii) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (v) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)All capitalized terms used which are not specifically defined shall have the meanings provided in Article 9 of the UCC in effect on the date hereof to the extent the same are used or defined therein.

(c)Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Borrower notifies Agent that Borrower requests an amendment to any provision hereof, including an Early Wind-Down Trigger Event, to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision or Early Wind-Down Trigger Event (or if Agent notifies Borrower that Requisite Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

“Accession Agreement” shall mean an Accession Agreement to the Intercreditor Agreement, executed by and among Enova, the Intercreditor Agent, Enova Loan Services, LLC, as master servicer, EFR 2016-1, LLC, Enova Finance 5, LLC, the Account Holder, and the

new party or parties to be joined to the Intercreditor Agreement (in connection with this Agreement, the Borrower and the Agent).

“Account Debtor” shall mean any individual or individuals that are obligors in respect of any Receivable.

“Account Holder” shall mean CNU Online Parent, LLC, together with its successors and permitted assigns, in its capacity as such under and pursuant to the terms of the Intercreditor Agreement.

“Adjusted EBITDA” shall mean Net Income of any Person for the applicable period plus interest expense, income tax provision or benefit, depreciation expense, amortization expense, foreign exchange gain/loss, gain/loss on early extinguishment of debt, and any other non-cash gain/loss for such period, as determined in accordance with GAAP.

“Advance” shall mean any outstanding borrowing under and advance of the Loan, including each Revolving Advance and any Protective Advance.  Any amounts paid by Agent and not otherwise repaid on behalf of Borrower under any Loan Document shall be an Advance for purposes of this Agreement.

“Affiliate” or “affiliate” shall mean, as to any Person, any other Person who directly or indirectly controls, is under common control with, is controlled by or is a director or officer of such Person.  As used in this definition, “control” (including its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any Person who owns directly or indirectly ten percent (10%) or more of the securities having ordinary voting power for the election of the members of the board of directors or other governing body of a corporation or ten percent (10%) or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation, partnership or other Person.

“Agent” shall have the meaning assigned to it in the introductory paragraph hereof.

“Agreement” shall have the meaning assigned to it in the introductory paragraph hereof.

“Amortization Period” shall mean the period beginning on the expiration or termination of the Revolving Period and ending on the Maturity Date.

“Applicable Law” shall mean any and all federal, state, local and/or applicable foreign statutes, ordinances, rules, regulations, court orders and decrees, administrative orders and decrees, and other legal requirements of any and every conceivable type applicable to the Loans, the Loan Documents, Borrower, Indemnitor, Originator, Servicer, any Receivable and the related Account Debtor, as applicable, or any other Collateral or any portion thereof, including Credit Protection Laws, credit disclosure laws and regulations, the Fair Labor Standards Act, and all applicable state and federal usury laws.

“Applicable Margin” shall mean three and three-quarters percent (3.75%); provided, that the Applicable Margin for any loan bearing interest at the Base Rate shall, in each case, be one percent (1.00%) lower than the rate set forth in the immediately preceding clause.

“Applicable Rate” shall have the meaning assigned to it in Section 2.2(a).

“Approved State” shall mean the states listed in Schedule D attached hereto or any other state approved in writing by Agent in its sole discretion.

“Available Amounts” shall mean, as of any date of determination, any and all Collections on deposit in the Collection Account.

“Average Daily Balance” shall have the meaning assigned to it in Section 2.2(b).

“Backup Servicer” shall mean First Associates Loan Servicing, LLC or any other Person the Agent may engage as a replacement or otherwise in accordance with the terms, provisions, and conditions of the Backup Servicing Agreement and this Agreement.

“Backup Servicer Fee” shall mean any fee payable monthly by Borrower to Backup Servicer, such fee to be as specified in the applicable Backup Servicing Agreement.

“Backup Servicing Agreement” shall mean that certain Backup Servicing Agreement dated as of the Closing Date entered into by and among Agent, Servicer, Borrower and Backup Servicer, regarding the provision of certain services by the Backup Servicer with respect to the Receivables, as the same may be amended, modified, supplemented, restated, replaced or renewed in writing from time to time.

“Bank Partner” means one or more banking institutions approved by Agent in writing, in its sole discretion, to be an originator of any Bank Program Receivables.

“Bank Program Receivable” shall mean a Receivable originated by Bank Partner and sold to NetCredit Finance, LLC pursuant to a purchase and sale agreement in form and substance reasonable satisfactory to Agent, and then further sold to Parent pursuant to a Transfer Agreement.

“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. §§ 101 et. seq., as amended from time to time.

“Base Rate” shall mean, for any day and any Lender Group, a rate per annum determined by the Managing Agent of such Lender Group equal to the higher of (a) the Prime Rate for such day and (b) the sum of one-half percent (0.50%) and the Federal Funds Rate for such day.

“Borrower” shall have the meaning assigned to it in the introductory paragraph hereof.

“Borrowing Base” shall mean as of any date of determination, an amount equal to the sum of (i) the product of eighty percent (80%) multiplied by the excess of (A) the aggregate Receivable Balance due under or in respect of each Eligible Receivable pledged to Agent as Collateral hereunder or pursuant to any other Loan Document, over (B) the Excess Concentration

Amounts, if any, as of such date, plus (ii) the aggregate amount of Excess Collections on deposit in the Collection Account and in each case, subject to adjustment in accordance with the terms hereof, including Section 9.1(a).

“Borrowing Base Certificate” shall mean a Borrowing Base Certificate substantially in the form of Exhibit A, which includes in each instance a breakdown of Receivables (Eligible Receivables and Receivables which no longer satisfy the eligibility criteria) held by Borrower.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of New York or the State of Illinois and, if such day relates to the calculation of the LIBOR Rate, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

“Cash Equivalents” shall mean (a) securities issued, or directly and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided, that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six (6) months from the date of acquisition, (b) U.S. dollar denominated time deposits, certificates of deposit and bankers’ acceptances of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $1,000,000,000, or (ii) any bank (or the parent company of such bank) whose short-term commercial paper rating from Standard & Poor’s Ratings Services (“S&P”) is at least A‑2 or the equivalent thereof or from Moody’s Investors Service, Inc. (“Moody’s”) is at least P‑2 or the equivalent thereof in each case with maturities of not more than six months from the date of acquisition (any bank meeting the qualifications specified in clauses (b)(i) or (ii), an “Approved Bank”), (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a), above, entered into with any Approved Bank, (d) commercial paper issued by any Approved Bank or by the parent company of any Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A‑2 or the equivalent thereof by S&P or at least P‑2 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A-2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within six months after the date of acquisition and (e) investments in money market funds substantially all of whose assets are comprised of securities of the type described in clauses (a) through (d) above.

“Change in Law” shall mean the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any

successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Change of Control” shall mean the occurrence of any of the following:

(a)Enova, at any time for any reason ceases to directly or indirectly own 100% of the issued and outstanding Equity Interests of Borrower, Parent, Servicer, any Subsidiary that is an Originator, or any Subsidiary that is a purchaser of Bank Program Receivables (as the same may be adjusted for any combination, recapitalization or reclassification into a greater or smaller number of shares or units), free and clear of all Liens, rights, options, warrants or other similar agreements or understandings (other than Liens evidenced by the Pledge Agreement); or

(b)an event or series of events by which any one “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of Enova or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 50% or more of the equity securities of Enova entitled to vote for members of the board of directors or equivalent governing body of Enova on a fully-diluted basis.

“Charter and Good Standing Documents” shall mean, for the applicable Person, (a) a copy of the certificate of incorporation, certificate of formation, statutory certificate of trust or other applicable charter document certified as of a date not more than thirty (30) days before the Closing Date by the applicable Governmental Authority of the jurisdiction of incorporation of such Person, (b) a copy of the bylaws, operating agreement, trust agreement or other applicable organizational document certified as of the Closing Date by an authorized officer or member of such Person, (c) a certificate of good standing or existence, as applicable, as of a date not more than thirty (30) days before the Closing Date issued by the applicable Governmental Authority of the jurisdiction of incorporation of such Person and of every other jurisdiction in which such Person is otherwise required to be in good standing, and (d) copies of the resolutions of the Board of Directors (or other applicable governing body or trustee) and, if required, stockholders or other equity owners authorizing the execution, delivery and performance of the Loan Documents to which such Person, as applicable, is a party, certified by an authorized officer or member of such Person as of the Closing Date.

“Claims” shall have the meaning assigned to such term in Section 12.4.

“Closing” shall mean the satisfaction, or written waiver by Agent, Managing Agents and Lenders, of all of the conditions precedent set forth in this Agreement required to be satisfied prior to the consummation of the transactions contemplated hereby.

“Closing Date” shall mean the date of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

“Collateral” shall have the meaning assigned to such term in Section 2.8.

“Collection Account” shall mean that certain deposit account at Collection Account Bank, held in the name of Borrower, with account number 5501286297, or such other replacement deposit account acceptable to Agent in its sole discretion.

“Collection Account Bank” shall mean Green Bank, N.A. and any successor thereto.

“Collection Account Control Agreement” shall mean that certain account control agreement by and among Agent, Borrower and Collection Account Bank dated as of the Closing Date, which provides for springing instructions for the disposition of funds from the Collection Account as directed by Agent following an Event of Default or any Early Wind-Down Trigger Event, as the same may be amended, modified, supplemented, restated, replaced or renewed in writing from time to time

“Collection Receipt Accounts” shall mean the accounts (1) bearing account number 5501156086, held by the Account Holder on behalf of the Servicer at Green Bank, N.A., and (2) any other account (other than the Wells Fargo Account) designated by Servicer in a notice to Agent as an account into which Collections may be deposited, each of which shall (prior to, and as a condition precedent to, any amounts being deposited therein) be subject to a Blocked Account Control Agreement and the Intercreditor Agreement, and for which the Account Debtor may (once such account is subject to a Blocked Account Control Agreement and the Intercreditor Agreement) remit all payments under its applicable Receivable other than ACH payments, which shall be remitted to the Collection Account.

“Collections” shall mean, individually and collectively, as it relates to any and all Receivables, (a) all Scheduled Payments, interest, principal, prepayments (both voluntary and mandatory), fees or late charges and other amounts collected from or on behalf of the Account Debtors on the Receivables, (b) all amounts received pursuant to a Permitted Securitization related to Collateral released in connection therewith, (c) all liquidation proceeds collected from the sale or disposition of any Receivable and/or any property related thereto, whether to a third party purchaser or an Affiliate of Borrower and (d) any and all proceeds of Collateral and/or other amounts received of any and every description payable to Borrower by or on behalf of such Account Debtor pursuant to the applicable Receivable, the related Portfolio Documents, or any other related documents or instruments, including, but not limited to, judgment awards or settlements, and refinancing proceeds.

“Commitment” shall mean the “Revolving Loan Availability” for each Committed Lender as set forth on Schedule B hereto.

“Commitment Expiration Event” shall have the meaning assigned to it in Section 2.14.

“Commitment Fee” shall have the meaning assigned to it in Section 3.4.

“Committed Lender” shall mean any financial institution identified as a “Committed Lender” on Schedule C, as such Schedule may be amended, restated or otherwise revised from time to time, and its permitted successors or assigns (subject to Section 12.2).

“Competitor” shall mean each Person identified on Schedule G hereto.

“Conduit Lender” shall mean any special purpose entity identified as a “Conduit Lender” on Schedule C, as such Schedule may be amended, restated or otherwise revised from time to time, and its successors or assigns (subject to Section 12.2).

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contract Right” shall mean any right of Borrower to payment under a contract for the sale or lease of goods or the rendering of services, which right is at the time not yet earned by performance.

“CP” shall mean the commercial paper notes or other debt securities issued from time to time by means of which a Conduit Lender (directly or indirectly) obtains financing.

“Credit Protection Laws” shall mean all federal, state and local laws in respect of the business of extending credit to borrowers, including the Truth in Lending Act (and Regulation Z promulgated thereunder), Equal Credit Opportunity Act, Fair Credit Reporting Act, Fair Debt Collection Practices Act, GLBA, Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, anti-discrimination and fair lending laws, laws relating to servicing procedures or maximum charges and rates of interest, and other similar laws, each to the extent applicable, and all applicable regulations in respect of any of the foregoing.

“Debt Service” shall mean the interest expense of Enova attributable to any Indebtedness of Enova, as determined in accordance with GAAP.

“Debt Service Coverage Ratio” shall mean, on any date of determination, the ratio of (i) Adjusted EBITDA of Enova for the immediately preceding twelve (12) calendar months to (ii) the Debt Service of Enova for the immediately preceding twelve (12) calendar months.

“Debtor Relief Law” shall mean, collectively, the Bankruptcy Code and all other United States or foreign applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws from time to time in effect affecting the rights of creditors generally, as amended from time to time.

“Default” shall mean any event, fact, circumstance or condition that, with the giving of applicable notice or passage of time, if any, or both, could constitute or be or result in an Event of Default.

“Default Rate” shall have the meaning assigned to it in Section 3.2.

“Defaulted Receivable” shall mean a Receivable that (i) has been specifically and separately reserved against by any Originator, Parent, Servicer or Borrower or deemed charged-off or non-collectible by any such Person in accordance with the Servicing Policy, (ii) at any point is sixty-five (65) days or more past due, or (iii) for which Servicer or Borrower or any Affiliate of Servicer or Borrower shall have been notified that the related Account Debtor shall have engaged in fraud in connection with such Receivable, become deceased or become the subject of a proceeding under a Debtor Relief Law.

“Deposit Account” shall mean, individually and collectively, the Collection Account and any bank or other depository accounts of Borrower.

“Determination Date” shall mean the last day of each Interest Period.

“Dollars” and “$” shall mean lawful money of the United States of America.

“E-Fax” shall mean any system used to receive or transmit faxes electronically.

“Early Wind-Down Trigger Event” shall mean the occurrence of any one of the following unless otherwise waived by Agent in its sole discretion:

(a) if, as of the end of any calendar month, beginning with the end of the first calendar month in which the first Quarterly Vintage is created, the actual Vintage Quarter Cumulative Net Loss Ratio is, with respect to any Vintage Quarter Pool, more than the applicable percentage corresponding to the Weighted Average Seasoning of such Vintage Quarter Pool increased by one for each month since the creation of the related Vintage Quarter Pool set forth below:

Weighted Average Seasoning of Vintage Quarter Pool	Vintage Quarter Cumulative Net Loss Ratio
1	2.00%
2	3.00%
3	5.00%
4	8.50%
5	12.00%
6	15.50%
7	19.00%
8	22.00%
9	24.00%
10	26.00%
11	27.50%
12	29.50%
13	31.00%
14	32.50%
15	34.00%
16	35.50%
17	37.00%
18	38.00%
19	39.00%
20	40.00%
21	41.00%
22	42.00%
23	42.50%
24	43.00%
25 - 36	43.00%

(b) if, as of the end of any calendar month, beginning with the sixth calendar month following the Closing Date, the Interest Coverage Ratio shall be less than 4.50 to 1.00 for the six-month period ending on the last day of such calendar month;

(c) if, as of the end of any calendar month, to the extent a Permitted Securitization has not occurred during such month for which Agent or an Affiliate of Agent is the lead manager or lead placement agent to the issuer thereof, Borrower has not maintained a Tangible Net Worth of at least $5,000,000; and

(d) any amortization event, default, event of default or similar event resulting from the failure to make any payment when due or failure to meet any collateral or performance trigger occurs under any loan agreement, credit agreement or similar financing agreement evidencing any material Indebtedness under which Enova or any of its direct or indirect Subsidiaries is a borrower or a secured guarantor which permits the holder of such material Indebtedness to cease funding or making advances under such agreement, or accelerate payments or collections thereunder.

“Electronic Transmission” shall mean each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by electronic mail (“e-mail”) or E-Fax, or otherwise to or from an electronic system or other equivalent service.

“Eligible Assignee” shall mean a Person (i) whose short-term rating is at least “A-1” from S&P and “Prime-1” from Moody’s, or whose obligations under this Agreement are guaranteed by a Person whose short-term rating is at least “A- 1” from S&P and “Prime-1” from Moody’s, (ii) who is either a commercial paper conduit that is administered by, or by an Affiliate of, a Lender, a Managing Agent or the Agent or a commercial paper conduit to whom a Lender, a Managing Agent, the Agent, or any Affiliate thereof, provides liquidity support, credit enhancement or other similar support, (iii) any Affiliate of a Lender, or (iv) who (x) is otherwise acceptable to the Agent and (y) so long as no Event of Default or Early Wind-Down Trigger Event has occurred and is continuing, has been consented to by the Borrower (such consent not to be unreasonably withheld, conditioned, or delayed); provided that notwithstanding any other provision of this Agreement, any failure or unwillingness of the Borrower to consent to any assignment to a Competitor as an Eligible Assignee hereunder shall be deemed reasonable.

“Eligible LMP Refinancing Receivable” shall mean an Eligible Refinancing Receivable as to which (i) the principal balance on the date such Eligible Refinancing Receivable was originated is the same as the Receivable Balance plus its capitalized accrued interest on such date of the applicable refinanced Receivable and (ii) the final scheduled maturity date is later than the final scheduled maturity date of the applicable refinanced Receivable.

“Eligible LMR Refinancing Receivable” shall mean any Receivable related to a Refinancing that has had its original interest rate lowered for any reason, other than as a result of the requirements of the Servicemembers Civil Relief Act of 2003.

“Eligible Receivables” shall mean those Receivables that meet, as of any date of determination, all of the following requirements:

(a)payments under such Receivable are due in Dollars and the Portfolio Documents do not permit the currency in which such Receivable is payable to be changed, and all previous payments actually made have been made by the related Account Debtor and not by Parent, Originator, Servicer, Borrower or any Affiliate thereof;

(b)such Receivable and all related Portfolio Documents shall have been duly authorized, shall be in full force and effect and shall represent a legal, or valid and binding and absolute and unconditional payment obligation of the applicable Account Debtor enforceable against such Account Debtor in accordance with its terms for the amount outstanding thereof without any right of rescission, offset, counterclaim, dispute, discount, adjustment or defense, except to the extent that enforceability may be limited by Debtor Relief Laws and general principles of equity, and is not contingent in any respect for any reason, there are no conditions precedent to the enforceability or validity of the Receivable that have not been satisfied or waived, and the Account Debtor has no bona fide claim against Borrower, Servicer, Originator, or Parent or any Affiliate thereof, and there are no restrictions or prohibitions on the sale, transfer, or assignment of such Receivable by the holder thereof as of any date of determination, and all statutory or other applicable cancellation or rescission periods related thereto have expired;

(c)all Portfolio Documents requiring the signature of an Account Debtor were executed with a digital or electronic signature in accordance with the Uniform Electronic Transaction Act or, as applicable to the jurisdiction governing such Portfolio Documents, the Electronic Signatures in Global and National Commerce Act (E-Sign Act), including all consumer consent and other applicable provisions thereof;

(d)the Account Debtor with respect to such Receivable (i) shall not have, to the knowledge of Borrower or Servicer, engaged in fraud in connection with such Receivable and (ii) is not then the subject of any proceeding under any Debtor Relief Law;

(e)no portion of any Scheduled Payment for such Receivable shall be more than sixty (60) days contractually past due at any time;

(f)no instrument of release or waiver has been executed by Borrower or Servicer in connection with any Portfolio Document related to such Receivable, and the Account Debtor has not been released from its obligations under such Receivable in whole, or in part;

(g)none of Servicer, Parent, Originator nor Borrower or any Affiliate thereof shall be engaged in any adverse proceeding or other adverse litigation with the applicable Account Debtor related to such Receivable;

(h)such Receivable shall have been originated by Originator in accordance with the Underwriting Guidelines;

(i)such Receivable and related Portfolio Documents shall not have been waived, amended or modified from their original terms other than Permitted Modifications;

(j)(i) such Receivable (and all Portfolio Documents entered into in connection therewith), the origination thereof by Originator, the purchase by Parent from Originator and the acquisition thereof by the Borrower from Parent shall comply in all material respects with all Applicable Laws, (ii) the servicing and administration of such Receivable by Servicer shall comply in all material respects with all Applicable Laws and (iii) such Receivable shall not otherwise be subject to a Level Two Regulatory Event;

(k)all statutory or other applicable cancellation or rescission periods related to such Receivable shall have expired;

(l)all amounts and information in respect of such Receivable furnished by Borrower or Servicer to Agent shall be (i) not be known to be disputed by the Account Debtor thereon or any guarantor thereof and (ii) to the knowledge of Borrower or Servicer (as applicable), true and correct in all material respects;

(m)such Receivable shall not be evidenced by a judgment or have been reduced to judgment;

(n)such Receivable shall not be a revolving line of credit;

(o)payments in respect of such Receivable shall be due and payable no less frequently than every 40 calendar days, in equal installments of interest and principal (with the exception of the final payment being less than all previous installments and one or two unequal scheduled payments) resulting in full amortization thereof on the maturity date set forth in the Portfolio Documents (or any supplementary payment schedule) governing such Receivable;

(p)such Receivable is a “Net Credit” Receivable that was acquired by Parent pursuant to the Transfer Agreement and acquired by Borrower pursuant to the Purchase and Sale Agreement, such Receivable is 100% owned directly by Borrower, no other Person (other than Borrower and Agent, for the benefit of the Lenders) owns or claims any legal or beneficial interest therein or Lien thereon (other than Permitted Liens), and such Receivable represents the entire transaction between the Originator and the Account Debtor (i.e. the Receivable does not represent a fractional, participation or partial interest in a Receivable);

(q)the Portfolio Documents with respect to such Receivable do not constitute “electronic chattel paper” (as such term is defined in the UCC);

(r)the applicable Account Debtor shall (i) have personal recourse for all amounts owed with respect to such Receivable, (ii) be a natural person that is at least eighteen (18) years of age and not be a Governmental Authority, and (iii) have a United States Social Security or taxpayer identification number;

(s)Verification Agent shall have received all the Verification Deliverables for such Receivable, and shall have delivered to Agent a certification pursuant to the Verification Agreement covering such Receivables, without exceptions, except as waived by Agent;

(t)the representations and warranties of Parent made with respect to such Receivable in the Purchase and Sale Agreement were true and correct when made;

(u)such Receivable represents an undisputed, bona fide transaction in the ordinary course of Parent’s and Originator’s business and completed in accordance with the terms and provisions contained in the related Portfolio Documents;

(v)such Receivable is not a Defaulted Receivable or shall not otherwise have been deemed a defaulted loan by Servicer in accordance with the Servicing Policy, Servicer’s standard practices and/or the Servicing Agreement at any time;

(w)the Account Debtor in relation to such Receivable is not an officer, director, manager, or employee of Parent, Servicer, any of their Subsidiaries or any of their Affiliates;

(x)the original term to maturity of such Receivable (i) does not exceed sixty (60) months (when rounded to the nearest month) and (ii) is at least six (6) months;

(y)such Receivable shall have been originated exclusively for consumer purposes and not commercial purposes;

(z)the Receivable Balance of such Receivable as of the Origination Date does not exceed $10,000;

(aa)the Account Debtor related to such Receivable had a Vantage Score, as of the Origination Date, equal to or greater than 500;

(bb)such Receivable shall have a stated interest rate that is greater than or equal to twenty percent (20%);

(cc)Such Receivable shall have an annual percentage rate or “APR” (inclusive of any fees or other amounts payable on such Receivable other than principal) less than one hundred percent (100%) or such other maximum usurious rate specified by any Applicable Laws;

(dd)the PTI of the Account Debtor with respect to such Receivable shall not exceed seventeen and one-half percent (17.50%);

(ee)if the Account Debtor with respect to such receivable is a member of the military or a “covered borrower” under the Military Lending Act, such Receivable shall have been originated in accordance with the Military Lending Act;

(ff)the form of Portfolio Documents relating to such Receivable, shall be in materially the form of Exhibit D attached hereto, or shall otherwise be in form and content consented to by Agent in its reasonable discretion and do not prohibit or restrict any sale, assignment, transfer or pledge thereof to any Person;

(gg)no Account Debtor with respect to such Receivable is a “foreign person” within the meaning of Sections 1445 and 7701 of the Code (i.e. no Account Debtor is a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate, as those terms are defined in the Code and regulations promulgated thereunder); provided, however, United States military employees and personnel living, working or deployed outside of the United States shall not be excluded or deemed a “foreign person” described above;

(hh)the Receivable has been originated in an Approved State;

(ii)[reserved];

(jj)such Receivable shall be subject to the Servicing Agreement;

(kk)(i) if the Account Debtor of which is a resident of the state of New York as of the Origination Date, the annual percentage rate applicable to such Receivable (inclusive of any fees or other amounts payable on such Receivable other than principal) is less than 16% or such other maximum usurious rate specified by the laws of the state of New York and calculated in accordance with the laws of the state of New York, (ii) if the Account Debtor of which is a resident of the state of Connecticut as of the Origination Date, the annual percentage applicable to such Receivable (inclusive of any fees or other amounts payable on such Receivable other than principal) is less than 12% or such other maximum usurious rate of interest specified by the laws of the state of Connecticut and calculated in accordance with the laws of the state of Connecticut and (iii) the Account Debtor of which is not a resident of the State of Maryland, Vermont, Iowa, North Dakota, West Virginia or Colorado as of the Origination Date; provided, however that notwithstanding anything contained herein to the contrary, the Agent and Requisite Lenders may waive any criteria with respect to a Receivable in this clause (kk) in their sole discretion;

(ll)upon the occurrence of any Think Finance Decision Event, the Account Debtor for such Receivable shall not have resided in Pennsylvania as of the Origination Date with respect to such Receivable;

(mm)None of Indemnitor, Originator, Servicer nor Borrower has actual knowledge of fraud on the party of the applicable Account Debtor with respect to such Receivable;

(nn)such Receivable constitutes an “account”, a “payment intangible” or proceeds thereof and is not an “instrument”, “electronic chattel paper” or “chattel paper” (each such term as defined in the UCC);

(oo)such Receivable shall be a State Licensed Receivable or, if agreed to in Agent’s sole discretion, a Bank Program Receivable;

(pp)if resulting from a Refinancing, such Receivable is an Eligible Refinancing Receivable;

(qq)the Account Debtor for any Receivable shall not have resided in the States of West Virginia, Maryland, Vermont, Iowa, North Dakota or Colorado on the Origination Date for such Receivable; and

(rr)until such time as Agent is satisfied in its sole discretion that there are no Regulatory Events affecting receivables originated in the State of Virginia, the Account Debtor for any Receivable shall not have resided in the State of Virginia at the time of origination.

“Eligible Refinancing Receivable” shall mean a Receivable that was (i) originated or underwritten pursuant to the Underwriting Guidelines and (ii) originated or acquired in connection with a Refinancing as to which, as of the date of such Refinancing, such refinanced Receivable’s status was current with no amount past due.

“Enova” shall mean Enova International, Inc., a Delaware corporation.

“Equity Interests” shall mean, with respect to any Person, its equity ownership interests, its common stock and any other capital stock or other equity ownership units of such Person authorized from time to time, and any other shares, options, interests, participations or other equivalents (however designated) of or in such Person, whether voting or nonvoting, including common stock, options, warrants, preferred stock, phantom stock, membership units (common or preferred), stock appreciation rights, membership unit appreciation rights, convertible notes or debentures, stock purchase rights, membership unit purchase rights and all securities convertible, exercisable or exchangeable, in whole or in part, into any one or more of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” shall mean the occurrence of any event defined as such set forth in Article VIII.

“Excess Collections” shall mean, as of any date that is one day prior to any date of determination, an amount equal to the Available Amounts, solely to the extent such Available Amounts are in excess of the amounts necessary to satisfy an amount equal to the product of (x) one and one-quarter (1.25) and (b) all estimated accrued and unpaid Interest, Servicing Fees, and known expenses that will be payable on the next Payment Date pursuant to Section 2.4(a)(i) – (vii).

“Excess Concentration Amounts” shall mean, as of any date of determination and without duplication, the aggregate Receivable Balance of Eligible Receivables that cause the applicable Excess Concentration Limit(s) to not be met as of such date.

“Excess Concentration Limits” shall mean the following limitations:

(a)The weighted average PTI of Account Debtors obligated under Receivables in the Financed Portfolio shall be less than or equal to ten percent (10%);

(b)The average outstanding Receivables Balance of all Eligible Receivables in the Financed Portfolio shall be less than or equal to $7,500;

(c)The weighted average original term to maturity for all Receivables in the Financed Portfolio shall be less than fifty-six (56) calendar months;

(d)The weighted average Vantage Score of all Account Debtors obligated under Receivables in the Financed Portfolio shall not be less than 630;

(e)The weighted average per annum interest rate of Receivables in the Financed Portfolio shall be equal to or greater than fifty percent (50.00%);

(f)No more than forty percent (40%) (as determined by aggregate Receivable Balance) of the Financed Portfolio shall consist of Receivables for which the Account Debtor resides in California;

(g)No more than thirty percent (30%) (as determined by aggregate Receivable Balance) of the Financed Portfolio shall consist of Receivables for which the Account Debtor resides in Georgia;

(h)No more than twenty percent (20%) (as determined by aggregate Receivable Balance) of the Financed Portfolio shall consist of Receivables for which the Account Debtor resides in any individual state (other than California and Georgia);

(i)No more than fifteen percent (15%) (as determined by aggregate Receivables Balance) of the Financed Portfolio shall be more than thirty (30) days contractually past due;

(j)No more than twenty five percent (25%) (as determined by aggregate Receivables Balance) of the Financed Portfolio shall consist of Eligible Refinancing Receivables;

(k)No more than seven and one-half of one percent (7.50%) (as determined by aggregate Receivables Balance) of the Financed Portfolio shall consist of Receivables that have been modified from their original terms pursuant to Permitted Modifications;

(l)No more than three percent (3%) (as determined by aggregate Receivables Balance) of the Financed Portfolio shall consist of Eligible LMP Refinancing Receivables;

(m)No more than three percent (3%) (as determined by aggregate Receivables Balance) of the Financed Portfolio shall consist of Eligible LMR Refinancing Receivables;

(n)No more than forty-five percent (45%) (as determined by aggregate Receivables Balance) of the Financed Portfolio shall consist of Receivables with Account Debtors that have a Vantage Score that is less than 620;

(o)No more than five percent (5%) (as determined by aggregate Receivables Balance) of the Financed Portfolio shall consist of Receivables with Account Debtors that have a Vantage Score that is less than 550; and

(p)The weighted average origination fee payable with respect to the Receivables in the Financed Portfolio shall not exceed five percent (5%) (as determined by aggregate Receivables Balance).

(q)The aggregate Receivables Balance of all Receivables in the Financed Portfolio that relate to any single Account Debtor shall not exceed one percent (1%) of the Revolving Loan Availability.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to the Agent, any Managing Agent, any Lender or any Program Support Provider (each a “Recipient”) or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loans or the Revolving Loan Availability or Revolving Loan Amounts pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loans or Revolving Loan Availability or Revolving Loan Amounts (other than pursuant to an assignment request by Borrower) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 14.1, amounts with respect to such Taxes were payable either to such

Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 14.1 and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Fair Valuation” shall mean the determination of the value of the consolidated assets of a Person on the basis of the amount which may be realized by a willing seller within a reasonable time through collection or sale of such assets at market value on a going concern basis to an interested buyer who is willing to purchase under ordinary selling conditions in an arm’s length transaction.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of one percent (1%)) charged to Agent on such day on such transactions as determined by Agent.

“Financed Portfolio” shall mean, on any date of determination, all Eligible Receivables included within the calculation of the Borrowing Base as set forth in the most recently-delivered Borrowing Base Certificate delivered to Agent by Borrower.

“Foreign Lender” shall mean a Lender that is not a U.S. Person.

“GAAP” shall mean generally accepted accounting principles in the United States set forth in the statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances as of the date of determination, consistently applied.

“GLBA” shall mean, collectively, Title V – Privacy – of the Gramm-Leach-Bliley Act, P.L. 106-102 and the standards for safeguarding customer information set forth in 12 C.F.R. Part 364 and 16 C.F.R. Part 314, all as amended, supplemented or interpreted in writing by federal Governmental Authorities.

“Governmental Authority” shall mean any federal, state, municipal, national, local or other governmental department, court, commission, board, bureau, agency or instrumentality or political subdivision thereof, including any attorney general or agency related thereto, or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether of the United States or a state, territory or possession thereof, a foreign sovereign entity or country or jurisdiction or the District of Columbia.

“Guaranty Obligations” shall mean, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including, without limitation, any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, keep-well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof.  The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“Indebtedness” of any Person shall mean, without duplication, (a) all items which, in accordance with GAAP, would be included in determining total liabilities as shown on the liability side of the balance sheet of such Person as of the date as of which Indebtedness is to be determined, including any lease which, in accordance with GAAP would constitute Indebtedness, (b) all indebtedness secured by any mortgage, pledge, security, Lien or conditional sale or other title retention agreement to which any property or asset owned or held by such Person is subject, whether or not the indebtedness secured thereby shall have been assumed, (c) all indebtedness of others which such Person has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted or sold with recourse or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, or in respect of which such Person has agreed to supply or advance funds (whether by way of loan, Equity Interests, equity or other ownership interest purchase, capital contribution or otherwise) or otherwise to become directly or indirectly liable and (d) any Guaranty Obligations.

“Indemnified Person” shall have the meaning assigned to it in Section 12.4.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitor” shall mean, individually and collectively, (i) Enova, (ii) Parent, and (iii) any other Person party to the Indemnity Agreement as an indemnitor from time to time.

“Indemnity Agreement” shall mean that certain Indemnity Agreement, dated as of the Closing Date, executed by Indemnitor in favor of Agent, as the same may be further amended, modified, supplemented, restated, replaced or renewed in writing from time to time.

“Ineligible Receivable” shall mean any Receivable that, as of any date of determination, fails to meet any or all of the requirements to be an Eligible Receivable, unless waived by Agent.

“Intangible Assets” shall mean all assets of any Person which would be classified in accordance with GAAP as intangible assets, including without limitation (a) all franchises, licenses, permits, patents, applications, copyrights, trademarks, trade names, goodwill, experimental or organization expenses and other like intangibles, and (b) unamortized debt discount and expense and unamortized stock discount and expense.

“Intercreditor Agent” shall mean Bankers Trust Company, in its capacity as the “Agent” under and pursuant to the terms of the Intercreditor Agreement.

“Intercreditor Agreement” shall mean the Intercreditor Agreement re Collection Receipt Accounts, dated as of January 15, 2016, as amended by the First Amendment thereto, dated as of December 14, 2016 (as further amended, restated, supplemented or otherwise modified from time to time), by and among Enova, Servicer, Enova Finance 5, LLC, EFR 2016-1, LLC, Borrower, the Account Holder, Agent and the Intercreditor Agent, and such other Persons as may become parties thereto by executing an Accession Agreement.

“Interest Coverage Ratio” shall mean, as of any date of determination, the ratio calculated by Agent of (i) net interest income of Borrower for the most-recently completed consecutive six (6) calendar month period (net of any Servicing Fees paid to Servicer) to (ii) the interest payable by Borrower for such period.

“Interest Period” shall mean each monthly period (or portion thereof, if applicable) ending on (and inclusive of) the last day of the calendar month, provided, that the final Interest Period hereunder shall end on the Maturity Date.

“Lenders” shall mean, collectively, the Conduit Lenders and the Committed Lenders.

“Lender Addition Agreement” shall have the meaning assigned to it in Section 12.2(a).

“Lender Group” shall mean a Managing Agent and any and all Conduit Lenders, Committed Lenders and, if appropriate, Program Support Providers designated from time to time by such Managing Agent as part of its Lender Group.

“Lender Register” shall have the meaning assigned to it in Section 12.2(c) hereof.

“Leverage Ratio” shall mean, with respect to Enova and its Subsidiaries on a consolidated basis, at any date of determination, the ratio of (a) the total Indebtedness minus the amounts of any obligations outstanding under any Permitted Receivables Financing to (b) the total shareholders’ equity, as provided on the balance sheet of Enova and its Subsidiaries on a consolidated basis prepared in accordance with GAAP.

“LIBOR Rate” shall mean, for any Interest Period, the greater of (i) 0% per annum and (ii) the one month LIBOR rate as published in the “Money Rates” section of the Wall Street Journal as of the Business Day immediately preceding the first day of such Interest Period.  If Agent shall have determined (which determination shall be conclusive absent manifest error) that either (i) in good faith that for any reason adequate and reasonable means do not exist for ascertaining the LIBOR Rate and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (i) above have not arisen but the supervisor for the administrator of the LIBOR Rate (or any component thereof) or a Governmental Authority having jurisdiction over the Agent has made a public statement identifying a specific date after which the LIBOR Rate (or any component thereof) shall no longer be published for use in determining interest rates for loans, the Agent shall deliver notice thereof to Borrower, and Agent and Borrower shall endeavor in good faith to establish an alternate rate of interest to the LIBOR Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for similar loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable.  Notwithstanding anything to the contrary, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Agent shall not have received, within five (5) Business Days after the date notice of such alternate rate of interest is provided to the Lenders, a written notice from Requisite Lenders stating that they object to such amendment (which amendment shall not be effective prior to the end of such five (5) Business Day notice period).  To the extent an alternate rate of interest is adopted as contemplated hereby, the approved rate shall be applied in a manner consistent with prevailing market convention; provided that, to the extent such prevailing market convention is not administratively feasible for the Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Agent and Borrower.

“LIBOR Advance” shall mean an Advance funded with reference to the LIBOR Rate.

“Lien” shall mean any mortgage, deed of trust, deed to secure debt, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or any lease in the nature thereof), or any other arrangement pursuant to which title to the property is retained by or vested in some other Person for security purposes.

“Liquidity” shall mean, at any date of determination, an amount equal to the sum of (x) unrestricted Cash Equivalents and cash reserves on hand plus (y) unused availability under any committed Senior Indebtedness.

“Loan” shall mean, collectively, each Revolving Advance and each Protective Advance, if any.

“Loan Documents” shall mean, collectively and each individually, this Agreement, any Notes, the Security Documents, the Backup Servicing Agreement, the Servicing Agreement, the Purchase and Sale Agreement, the Transfer Agreement, the Intercreditor Agreement, the Indemnity Agreement, each Borrowing Base Certificate and any account control agreement and all other agreements, documents, instruments and certificates heretofore or hereafter executed or delivered to Agent and/or Lenders in connection with any of the foregoing or the Loans, as the same may be amended, modified or supplemented from time to time.

“Managing Agent” shall mean each of the agents identified as a “Managing Agent” on Schedule C, as such Schedule may be amended, restated or otherwise revised from time to time, acting on behalf of the Committed Lenders, Conduit Lenders and, if applicable, Program Support

Providers in its Lender Group under this Agreement, as applicable, and any of its permitted successors or assigns (subject to Section 12.2).

“Material Adverse Effect” shall mean any development, event, condition, obligation, liability or circumstance or set of events, conditions, obligations, liabilities or circumstances or any change(s) which has, had or reasonably could be expected to have a material adverse effect upon:

(a)(i) the legality, validity or enforceability of any Loan Document, (ii) the perfection or priority of any Lien granted to Agent or any other Secured Party under any of the Security Documents, (iii) the rights and remedies of Agent or any other Secured Party under any Loan Document or (iv) the value, validity, enforceability or collectability of the Collateral;

(b)the value of the Collateral, or to the business, operations, properties, assets, liabilities or financial condition of Enova, Borrower, Originator or Parent; or

(c)the ability of Enova, Borrower or Parent to perform any of the Obligations, or to consummate the transactions, under the Loan Documents.

“Maturity Date” shall mean October 23, 2022.

“Maximum Loan Amount” shall mean an amount equal to $200,000,000 (or such lesser amount in accordance with Section 2.1(e)); provided, that after the expiration or termination of the Revolving Period, the Maximum Loan Amount shall mean the aggregate outstanding Advances.

“Maximum Rate” shall mean the highest lawful and non-usurious rate of interest applicable to the Loan, that at any time or from time to time may be contracted for, taken, reserved, charged, or received on the Loans and the Obligations under the laws of the United States and the laws of such states as may be applicable thereto, that are in effect or, to the extent allowed by such laws, that may be hereafter in effect and that allow a higher maximum non-usurious and lawful interest rate than any Applicable Laws would now allow.

“NCLS” shall mean NetCredit Loan Services, LLC, a Delaware limited liability company.

“Net Income” shall mean the net income (or loss) of any Person for such period taken as a single accounting period determined by reference to GAAP.

“Non-Funding Lender” shall have the meaning assigned to it in Section 13.7.

“Note(s)” shall mean, individually and collectively, any promissory notes payable to the Managing Agent, for the benefit of Lenders in such Managing Agent’s Lender Group, executed by Borrower evidencing the Loans, as the same may be amended, modified, supplemented and/or restated from time to time.

“Obligations” shall mean, without duplication, all present and future obligations, Indebtedness and liabilities of Borrower to Agent and the other Secured Parties at any time and from time to time of every kind, nature and description, direct or indirect, secured or unsecured, joint and several, absolute or contingent, due or to become due, matured or unmatured, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, under any of the Loan Documents or otherwise relating to this Agreement, any Notes and/or the Loans, including interest, all applicable fees, charges and expenses and/or all amounts paid or advanced by Agent or a Lender on behalf of or for the benefit of Borrower for any reason at any time, and including, in each case, obligations of performance as well as obligations of payment and interest that accrue after the commencement of any proceeding under any Debtor Relief Law by or against Borrower.

“OFAC” shall mean the U.S. Department of Treasury’s Office of Foreign Asset Control.

“Origination Date” shall mean the date of the closing and funding of the applicable Receivable between the Originator and the applicable Account Debtor.

“Originator” shall mean individually and collectively, (i) with respect to any Bank Program Receivable, Bank Partner, and (ii) with respect to State Licensed Receivables, each of the Subsidiaries of Enova set forth on Schedule H.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Lender” shall have the meaning assigned to it in Section 13.7.

“Other Taxes” shall have the meaning assigned to it in Section 14.1(b).

“Parent” shall mean NetCredit Funding-2, LLC, a Delaware limited liability company.

“Participant” shall have the meaning assigned to it in Section 12.2(b).

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56 (signed into law October 26, 2001), as amended.

“Payment Date” shall mean the fifteenth (15th) day of each calendar month, or if such day is not a Business Day, on the next succeeding Business Day, that the Loans are outstanding, commencing November 15, 2018.

“Permit” shall mean collectively all licenses, leases, powers, permits, franchises, certificates, authorizations and approvals.

“Permitted Dispositions” shall mean, so long as no Default, Event of Default or Early Wind-Down Trigger Event has occurred and is continuing or would occur as a result of any such disposition, each of the following, provided that in each case, all net cash proceeds of such disposition are as soon as practicable deposited in the Collection Account:

(a)a sale of Defaulted Receivables in the ordinary course of business; and

(b)a disposition of Receivables in connection with a Permitted Securitization that complies with the requirements of Section 2.5(d) hereof.

“Permitted Liens” shall have the meaning assigned to it in Section 7.2.

“Permitted Modification” shall mean amendments and modifications of Receivables in accordance with the Servicing Policy as further described on Schedule F attached hereto.

“Permitted Receivables Financing” shall mean any non-recourse Receivables financing facility or Permitted Securitization.

“Permitted Securitization” shall mean a securitization transaction or series of transactions (other than in connection with any conduit or similar financing facility) pursuant to which (a)  Borrower or any Affiliate of any Borrower sells in a “true sale” to an Affiliate of such Person established as a “special-purpose” entity (a “Securitization Subsidiary”), any Receivables or interests therein, (b) such Securitization Subsidiary sells, conveys, grants a security interest in, or otherwise transfers directly or indirectly to a third party (including a third party trustee or collateral agent) such Receivables or interests therein and in connection therewith, Borrower or an Affiliate of Borrower (other than such Securitization Subsidiary) serves as a “servicer” with respect to such Receivables and (c) that results in at least one class or tranche of the issued debt obligations issued in connection therewith being purchased by unaffiliated investors, provided, however, that (i) Borrower provides Agent with a copy of the “true sale” opinion delivered in connection with such transaction and (ii) any Receivables selected to be sold in connection with such transaction must be selected from all similar Receivables of Borrower with no intention to select Receivables that would be more adverse (in the determination of Agent) to Agent or Lenders than other Receivables of Borrower.

“Person” shall mean an individual, a partnership, a corporation, a limited liability company, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity of whatever nature.

“Pledge Agreement” shall mean that certain Pledge Agreement, dated as of the date hereof, made by Parent in favor of Agent, for the benefit of Lenders, as the same may be amended, modified or restated from time to time.

“Portfolio Documents” shall mean, with respect to each Receivable, each contract and other agreement or document executed and delivered by the related Account Debtor (including, without limitation, any future receivables sale agreement or other similar document) to or for the benefit of the Originator or any subsequent transferee thereof, including renewals, extensions, modifications and amendments thereof.

“Prepayment Date” shall mean any date that all of the Obligations are prepaid by Borrower pursuant to Section 2.5 or Section 2.6.

“Prime Rate” shall mean, for any day and any Lender Group, a fluctuating rate per annum equal to the rate of interest in effect for such day as publicly announced from time to time by the Managing Agent for such Lender Group as its “prime rate.”  The “prime rate” is a rate set by a Managing Agent based upon various factors including such Managing Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in the prime rate announced by a Managing Agent shall take effect at the opening of business on the day specified in the public announcement of such change.  Notwithstanding anything herein to the contrary, in no event shall the Prime Rate be less than zero percent (0.00%).

“Program Support Agreement” shall mean, with respect to any Conduit Lender, any liquidity agreement or any other agreement entered into by any Program Support Provider providing for the issuance of one or more letters of credit for the account of such Conduit Lender (or any related issuer that finances such Conduit Lender), the issuance of one or more surety bonds for which such Conduit Lender or such related issuer is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, the sale by the Conduit Lender or such related issuer to any Program Support Provider of any interest in the Advances (or portions thereof or participations therein) and/or the making of loans and/or other extensions of liquidity or credit to the Conduit Lender or such related issuer in connection with its commercial paper program, together with any letter of credit, surety bond or other instrument issued thereunder.

“Program Support Provider” shall mean and includes any Person now or hereafter extending liquidity or credit or having a commitment to extend liquidity or credit to or for the account of, or to make purchases from, a Conduit Lender (or any related issuer that finances such Conduit Lender) in support of CP issued, directly or indirectly, by such Conduit Lender in order to fund Advances made by such Conduit Lender hereunder or issuing a letter of credit, surety bond or other instrument to support any obligations arising under or in connection with such Conduit Lender’s or such related issuer’s commercial paper or other debt securities program, but only to the extent that such letter of credit, surety bond, or other instrument supported either CP issued to make Advances or was dedicated to that Program Support Provider’s support of the Conduit Lender as a whole rather than one particular issuer (other than the Borrower) within such Conduit Lender’s commercial paper or other debt securities program.

“Pro Rata Share” shall mean (a) with respect to any particular Lender Group, a fraction (expressed as a percentage) the numerator of which is the aggregate of the Revolving Advances held by such Lender Group plus all unused Revolving Loan Availability of such Lender Group, and the denominator of which is the Maximum Loan Amount; (b) with respect to any Committed Lender, a fraction (expressed as a percentage) the numerator of which is such Committed Lender’s outstanding Revolving Advances plus all unused Revolving Loan Availability of such of such Committed Lender and the denominator of which is the Maximum Loan Amount; (c) with respect to any Lender within a Lender Group, the percentage of such Lender Group’s Pro Rata Share allocated to such Lender by its Managing Agent; and (d) with respect to any repayment of Advances with respect to any Lender, a fraction (expressed as a percentage) the numerator of which is the aggregate outstanding principal balance of Revolving Advances funded by such Lender, and the denominator of which is the aggregate outstanding principal balance of Advances funded by all Lenders.

“Protective Advance” shall have the meaning assigned to it Section 2.7(b).

“Purchase and Sale Agreement” shall mean that certain Receivables Purchase Agreement, dated as of the Closing Date, by and between Parent, as seller of Receivables from time to time and Borrower, as purchaser, as the same may be amended, modified, supplemented, restated, replaced or renewed in writing from time to time in accordance with this Agreement.

“PTI” shall mean the payment-to-income ratio of an Account Debtor.

“Receipt” shall have the meaning assigned to it in Section 12.5.

“Receivable” or “Receivables” shall mean all rights to receive receipts or proceeds from an Account Debtor in respect of a loan or loans or other financial accommodations made or extended to or for the benefit of such Account Debtor or other financial accommodations in accordance with this Agreement, the Underwriting Guidelines, the Purchase and Sale Agreement and the Transfer Agreement.  Each Receivable shall include, without limitation, all rights (including enforcement rights) under or pursuant to all related Portfolio Documents in respect thereof, and all supporting obligations in connection therewith.

“Receivable Balance” shall mean, at any specified time with respect to any Receivable, the then outstanding aggregate principal amount payable on a Receivable, minus any capitalized fees, closing costs and other expenses added to the outstanding principal balance of such Receivable.

“Recipient” shall have the meaning set forth in the definition of “Excluded Taxes”.

“Refinancing” shall mean, those occurrences when an Originator enters into (or acquires) a new consumer loan arrangement with an Account Debtor, and whereby a Receivable is paid in full with the proceeds of a new Receivable.

“Regulatory Event” shall mean:

(a)a “Level One Regulatory Event”, which shall comprise the commencement by any Governmental Authority of any formal inquiry or investigation, which, for the avoidance of doubt, shall not include any Routine Inquiry, any legal action or proceeding against any of Borrower, Servicer, Parent, any Originator or any of their respective Affiliates challenging its authority to originate, hold, own, service, collect, pledge or enforce any Receivable, or otherwise alleging any non-compliance by any of the Borrower, Servicer, Parent, any Originator or any of their respective Affiliates with any Applicable Laws related to originating, holding, collecting, pledging, servicing or enforcing such Receivable, which is not released or terminated in a manner acceptable to Agent within sixty (60) calendar days of commencement thereof; provided, that, in each case, upon the favorable resolution of such inquiry, investigation, action or proceeding as determined by Agent in its sole discretion and confirmed by written notice from Agent (whether by judgment, withdrawal of such action or proceeding or settlement of such action or proceeding), such Regulatory Event for such Governmental Authority shall cease to exist immediately upon such determination by Agent; or

(b)a “Level Two Regulatory Event”, which shall comprise the issuance or entering of any stay, order, judgment, cease and desist order, injunction, temporary restraining order, or other judicial or non-judicial sanction, order or ruling against any of the Borrower, Servicer, Parent, any Originator or any of their respective Affiliates challenging the legality of any such entity’s originating, holding, pledging, collecting, servicing or enforcing of any Receivable, or otherwise rendering any Portfolio Document unenforceable.

For the avoidance of doubt, the issuance of a civil investigative demand by the Consumer Financial Protection Bureau or any attorney general (or any other similar proceeding by any other Governmental Authority) shall not, on its own, constitute a Regulatory Event.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and such Person’s Affiliates.

“Request for Revolving Advance” shall have the meaning assigned in Section 4.2(a).

“Required Principal Payment” shall mean, as of any date of determination, the amount by which the principal balance of the Loan exceeds the then applicable Borrowing Base, or such greater amount as of any Payment Date as shall be specified by the Borrower.

“Requisite Lenders” shall mean, at any time, (i) Agent and (ii) Committed Lenders who together with the Conduit Lenders in their Lender Group hold Revolving Advances and unused Revolving Loan Availability representing more than fifty-one percent (51%) of the sum of the total Revolving Advances outstanding and unused Revolving Loan Availability at such time; provided that, the Revolving Advances and Revolving Loan Availability held by any Non-Funding Lender shall be disregarded in determining Requisite Lenders at any time.

“Required Principal Payment” shall mean, as of any date of determination, the amount by which the principal balance of the Loan exceeds the then applicable Borrowing Base, or such greater amount as of any Payment Date as shall be specified by the Borrower.

“Responsible Officer” shall mean the president, chief executive officer, chief operating officer, the chief financial officer, the secretary, or any vice president of Borrower, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer, the treasurer or the controller of Borrower, or any other officer having substantially the same authority and responsibility, and in all cases such person shall be listed on an incumbency certificate delivered to Agent, in form and substance acceptable to Agent in its sole discretion.

“Revolving Advance” shall have the meaning assigned to such term in Section 2.1(a).

“Revolving Loan Amount” shall mean (i) with respect to any Lender, the aggregate amount of Advances in excess of the Revolving Loan Availability such Lender is willing to consider making or funding hereunder as described on Schedule B, as such Schedule may be amended, restated or otherwise revised from time to time including by the Agent to reflect assignments, reallocations, decreases and increases of the Revolving Loan Amount permitted under this Agreement, and (ii) with respect to a Lender Group, the aggregate amount of Advances in excess of the Revolving Loan Availability such Lender Group is willing to consider making, in each case as such amount may be reduced or increased pursuant to the terms and conditions hereof.

“Revolving Loan Availability” shall mean (i) with respect to a Committed Lender, the obligation, if any, of such Committed Lender to fund Advances pursuant to this Agreement in the amount stated to be such Lender’s Commitment, as such Schedule may be amended, restated or otherwise revised from time to time including by the Agent to reflect assignments, reallocations, decreases and increases of the Revolving Loan Availability permitted under this Agreement and (ii) with respect to a Lender Group, the aggregate Commitment of the Committed Lenders within such Lender Group, in each case as such Commitment may be reduced or increased pursuant to terms and conditions hereof.  The aggregate amount of the Revolving Loan Availabilities for all Lenders as of the Closing Date is $150,000,000, provided, that, (i) in accordance with Section 2.1(b) hereof, the Revolving Loan Availabilities may be increased to an aggregate amount equal to $200,000,000 (or such lesser amount in accordance with Section 2.1(e) in Agent’s sole discretion) from time to time pursuant to a written amendment hereto, but shall never exceed the Maximum Loan Amount, (ii) in accordance with Section 2.1(e) hereof, the Revolving Loan Availabilities may be decreased to an amount equal to (x) two hundred percent (200%) multiplied by (y) the aggregate amount of Revolving Advances made on or after the Closing Date as of the date that is ninety (90) days after the Closing Date, and (iii) in accordance with Section 2.14, the obligation of the Lenders and Lender Groups to fund Advances may be terminated.

“Revolving Period” shall mean the period from and including the Closing Date through and including the earlier of (a) October 23, 2020, (b) the Termination Date, (c) unless otherwise determined by Agent in its sole discretion, the occurrence of any Early Wind-Down Trigger Event, or (d) unless otherwise determined by Agent in its sole discretion, the occurrence and continuance of a Default or an Event of Default.

“Routine Inquiry” shall mean any inquiry, written or otherwise, made by a Governmental Authority to any Person in connection with (i) the routine transmittal of a customer complaint, (ii) a formal or informal request for information regarding the Person’s business activities, licensing status and/or regulatory posture, other than a formal or informal inquiry that alleges any violation or wrongdoing by such Person, or (iii) a civil investigative demand, formal inquiry or investigation into acts or practices that would not be reasonably likely to render the applicable Receivables or the related Portfolio Documents invalid, illegal or unenforceable as a matter of law or in accordance with their terms.

“Scheduled Payment” shall mean the scheduled monthly payment of principal and interest by or on behalf of an Account Debtor on a Receivable.

“Seasoning” shall mean, with respect to a Receivable and any date of determination, the number of days (based on a 360 day year) elapsed from the Origination Date of such Receivable to such date of determination divided by 30.

“Secured Parties” shall mean the Agent, each Lender, each Managing Agent and each Program Support Provider, and any assignee or participant of any Lender or any Program Support Provider pursuant to the terms hereof.

“Security Documents” shall mean this Agreement, UCC financing statements, the Pledge Agreement, the Collection Account Control Agreement, any other agreements related to Deposit Accounts and all other documents or instruments necessary to create or perfect the Liens in the Collateral, as such may be modified, amended or supplemented from time to time.

“Senior Indebtedness” shall mean Indebtedness of the type described in clauses (a) and (b) of the definition thereof.

“Servicer” shall mean, individually and collectively, NCLS in its capacity as master servicer and asset servicer of the Receivables under the Servicing Agreement, the Backup Servicer and any other Person becoming a servicer of the Receivables (i) in accordance with the terms of the Servicing Agreement or (ii) upon termination of NCLS as a servicer in accordance with the terms of this Agreement or the Servicing Agreement.

“Servicer Default” shall mean a “Servicer Default” under (and as defined in) the Servicing Agreement.

“Servicing Agreement” shall mean that certain Servicing Agreement, dated as of the Closing Date, among Agent, Servicer, Verification Agent and Borrower, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

“Servicing Fee” shall mean the fee payable monthly to Servicer (solely as it relates to the Receivables owned by Borrower as of such date of determination) as set forth in the Servicing Agreement.  The aggregate amount of the Servicing Fee shall not exceed one-twelfth multiplied by an amount equal to two and three-fourths of one percent (2.75%) of the average daily Receivables Balance of the Receivables owned by Borrower, unless otherwise agreed to by Agent in its sole discretion and, in each case, payable monthly.

“Servicing Policy” shall mean, the collections policy and the payment plan policy of the Servicer, as such policies may be amended, modified or supplemented from time to time in compliance with the Servicing Agreement.

“Solvency Certificate” shall have the meaning assigned to it in Section 4.1(e).

“State Licensed Receivable” shall mean a Receivable originated by Enova or its Subsidiaries in compliance with a state license or permit described in Schedule E attached hereto.

“Subsidiary” shall mean, as to any Person, any other Person in which more than fifty percent (50%) of all Equity Interests are owned directly or indirectly by such Person.

“Tangible Net Worth” shall mean, as of any date of determination with respect to any Person, (a) consolidated shareholders’ equity (including retained earnings), minus (b) to the extent not already excluded, (i) the book value of all Intangible Assets, (ii) the cost of treasury shares and (iii) investments in and loans to any Subsidiary or Affiliate or to any equity holder, director or employee of such Person or any of its Subsidiaries, in the case of the foregoing clauses (a) and (b), all as determined under GAAP.

“Taxes” shall mean shall have the meaning assigned to it in Section 14.1(a) hereof.

“Termination Date” shall have the meaning assigned to it in Section 11.1.

“Think Finance Case” shall mean that certain civil action filed in by the Commonwealth of Pennsylvania against Think Finance, Inc. and certain other defendants in the United States District Court for the Eastern District of Pennsylvania and identified as Civil Action No. 14-CV-7139.

“Think Finance Decision Event” shall mean a decision or ruling (which may be subject to appeal) made by the United States District Court for the Eastern District of Pennsylvania in the Think Finance Case that impairs the validity of, or otherwise has the effect of impairing the ability of the defendants in the Think Finance Case from originating, holding, collecting, servicing or enforcing any of their respective rights with respect to the loans at issue in the Think Finance Case.

“Total Liabilities” shall mean, for any Person, as at any date of determination, the aggregate amount of all Indebtedness of such Person, as determined on a consolidated basis in accordance with GAAP.

“Transfer Agreement” shall mean the Transfer Agreement, dated as of the Closing Date by and between Parent, as purchaser of Receivables, and an Originator, as seller of Receivables, from time to time, as the same may be amended, modified, supplemented, restated, replaced or renewed in writing from time to time in accordance with this Agreement.

“Transferee” shall have the meaning assigned to it in Section 12.2(a).

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Underwriting Guidelines” shall mean Originator’s minimum credit criteria, as set forth on Exhibit G, as such exhibit may be updated from time to time pursuant to the terms of this Agreement.

“Unused Line Fee” shall have the meaning assigned to it in Section 3.5.

“U.S. Person” shall mean a “United States person” as defined in Section 7701(a)(30) of the Code.

“Vantage Score” shall mean, for each Account Debtor with respect to a Receivable, the credit score of such Account Debtor obtained from Vantage Score Solutions, LLC as of the Origination Date of such Receivable.

“Verification Agent” shall mean First Associates Loan Servicing, LLC, or such other Person as Agent and Borrower engage, or after the occurrence and continuance of an Event of Default, Agent in its sole discretion engages, from time to time, at Borrower’s sole cost and expense, to verify certain information with respect to the electronic copies of all Portfolio Documents and certain duplicate documents and instruments related thereto, and to take certain actions in connection therewith, including issuance to Agent of a tax certification with respect thereto.

“Verification Deliverables” shall mean, with respect to each Receivable, those certain Portfolio Documents to be delivered to Verification Agent pursuant to the terms of this Agreement and the Backup Servicing Agreement, as such list of Portfolio Documents may be supplemented from time to time by Agent and/or Borrower pursuant to the terms of the Backup Servicing Agreement.

“Verification Fee” shall mean the fee payable monthly to the Verification Agent, if any, as such fee is specified in the Backup Servicing Agreement.

“Vintage Quarter” shall mean, with respect to each Receivable, as applicable, the calendar quarter during which the Origination Date for such Receivable occurred.

“Vintage Quarter Cumulative Net Loss Ratio” shall mean, as of any date of determination, with respect to any Vintage Quarter Pool, the percentage calculated by dividing (a) the aggregate Receivable Balances of the Defaulted Receivables in such Vintage Quarter Pool (calculated as of the date each such Receivable became a Defaulted Receivable hereunder), minus all other Collections received on each such Defaulted Receivable from and after the date such Receivable became a Defaulted Receivable hereunder, divided by (b) the aggregate Receivable Balance (calculated as of the Origination Date of such Receivables) of all Receivables in such Vintage Quarter Pool.

“Vintage Quarter Pool” shall mean a group of Receivables owned at any time by the Borrower (whether or not such Receivables were subsequently transferred in connection with a Permitted Disposition) with Origination Dates in the same Vintage Quarter.

“Volcker Rule” shall mean the common rule entitled “Proprietary Trading and Certain Interests and Relationships with Covered Funds” published at 79 Fed. Reg. 5779 et seq.

“Voting Interests” shall mean securities, membership interests, partnership interests or any other equity interests of any class or classes of an entity, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the directors or managers (or Persons performing similar functions) and otherwise control the policies of such entity.

“Weighted Average Seasoning” shall mean, with respect to each Vintage Quarter Pool, the weighted average Seasoning of the Receivables included in such Vintage Quarter Pool as of the last day of the related calendar quarter in which such Vintage Quarter Pool is created, weighted on the basis of the Receivable Balance (calculated as of the Origination Dates of such Receivables) of each Receivable included in such Vintage Quarter Pool and rounded to the nearest integer.

“Wells Fargo Account” shall mean that certain lockbox account at Wells Fargo Bank, held in the name of Servicer, with account number 4123817173, and into which Servicer shall direct all check payments, if applicable, under its applicable Portfolio Documents.

II.LOANS, PAYMENTS, INTEREST AND COLLATERAL

2.1The Loans

(a)Subject to the provisions of this Agreement, including, without limitation Section 2.14 and satisfaction or waiver in writing by Agent of all conditions set forth in Article IV hereof, (i) each Committed Lender severally agrees to make Advances up to such Lender’s respective portion of the Revolving Loan Availability to Borrower under the Loan from time to time during the Revolving Period, (ii) each Conduit Lender may, in its sole discretion, make Advances to Borrower under the Loan from time to time during the Revolving Period, and (iii) each Lender may, in its sole and absolute discretion, after the then outstanding principal balance of the Revolving Advances is equal to or exceeds the then applicable Revolving Loan Availability, make Advances up to such Lender’s respective portion of the Revolving Loan Amount to Borrower under the Loan from time to time during the Revolving Period (collectively, the “Revolving Advances”); provided that on any date upon which the outstanding principal balance of the Revolving Advances is less than the Revolving Loan Availability, in the event that any Conduit Lender is either unwilling or unable to fund any Advance up to the then applicable Revolving Loan Availability, then the Committed Lenders will fund such Advance.  After giving effect to the making of any such Revolving Advance, the aggregate outstanding Revolving Advances shall not exceed the lesser of (i) an amount equal to the Borrowing Base or (ii) the aggregate amount of Revolving Loan Availability, plus, in each Lender’s sole and absolute discretion, such Lender’s Revolving Loan Amount (in the event the then outstanding principal balance of the Revolving Advances is then equal to or exceeds the then applicable Revolving Loan Availability); provided, that under no circumstances shall the cumulative amount of all Revolving Advances made hereunder exceed the Maximum Loan Amount, and provided, further, (i) no Committed Lender shall be obligated to provide funding for any Advance that would increase the aggregate of all outstanding amounts funded by such Committed Lender (including any Advances made by any predecessor in interest to such Committed Lender) and its related Conduit Lender (if any) to an amount in excess of or such Committed Lender’s Revolving Loan Availability, (ii) no Conduit Lender shall be obligated to provide funding for any Advance that would increase the aggregate of all outstanding amounts funded by such Conduit Lender (including any Advances made by any predecessor in interest to such Conduit Lender) and its related Committed Lender to an amount in excess of its related Committed Lender’s Revolving Loan Availability, (iii) no Committed Lender shall be responsible for the refusal of any other Committed Lender and any Conduit Lender in a Lender Group (other than such Committed Lender’s Lender Group) to fund any Advance and (iv) each Lender may, in its sole and absolute discretion, make Advances (subject to Borrowing Base compliance, compliance with Section 4.2 hereof and compliance with the other provisions of this

Agreement) to Borrower in excess of the Revolving Loan Availability up to such Lender’s Revolving Loan Amount.  Unless otherwise permitted by Agent, each Revolving Advance shall be in an amount of at least One Hundred Thousand Dollars ($100,000) and no more than two (2) Revolving Advances may be requested during any calendar week.  Revolving Advances may be made hereunder on any Business Day during the Revolving Period.  For the avoidance of doubt, no Lender shall be required to make any additional Advance to Borrower following the expiration or termination of the Revolving Period.  With respect to each Committed Lender, the failure of any other Committed Lender or Conduit Lender in another Lender Group to make any Advance required to be made by it shall not relieve such Committed Lender of its obligations hereunder; provided, that the Revolving Loan Availability of each Committed Lender is several and no Committed Lender shall be responsible for any other Committed Lender’s failure or the failure of any Conduit Lender in a Lender Group other than such Committed Lender’s Lender Group to make required Advances.

(b)Accordion Feature.  Borrower, Agent, Managing Agent and Committed Lenders will be permitted upon Borrower’s request, at any time prior to the expiration of the Revolving Period, to increase the then applicable Revolving Loan Availability to an aggregate amount equal to $200,000,000 (or (i) such higher amount as Agent and Committed Lenders agree to in each such Parties’ sole discretion or (ii) such lower amount in accordance with Section 2.1(e)) with additional Revolving Loan Availabilities from Committed Lenders or new Revolving Loan Availabilities from financial institutions approved by and acceptable to Agent in its sole discretion, provided, that: (i) at the time of any such increase, no Early Wind-Down Trigger Event, Default or Event of Default, or any condition that would (or with the passage of time would) constitute an Early Wind-Down Trigger Event, Default or an Event of Default under this Agreement or any other Loan Document, has occurred and is continuing; (ii) no Committed Lender shall be obligated to participate in any such increase by increasing the amount of its own Revolving Loan Availability, which decision shall be made in the sole discretion of each Committed Lender; (iii) the Revolving Loan Availabilities shall be in a maximum aggregate principal amount of $200,000,000 (or such lower amount in accordance with Section 2.1(e)) after giving effect to such increase; (iv) Borrower shall pay to Agent, for the benefit of the Lenders, a nonrefundable commitment fee equal to one-half of one percent (.50%) of the increased Revolving Loan Availabilities, which shall be deemed fully earned and non-refundable on any date of such increase; and (v) all documents and opinions reasonably required by Agent to evidence any such increase shall be executed and delivered to Agent on or before the effective date of such increase, including, without limitation, one or more new or replacement Notes.  For the avoidance of doubt, in the event the Revolving Loan Availabilities are not increased to an aggregate amount of $200,000,000 (after giving effect to such increase) pursuant to this Section 2.1(b) (or such lower amount in accordance with Section 2.1(e)), Lenders may still, in their sole discretion, fund Advances up to each Lender’s Revolving Loan Amount.

(c)Registry.

(i)Agent shall maintain, as a part of the Lender Register, a record of (A) the amount of each Loan made hereunder, (B) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder and (C) the amount of any sum received by Agent hereunder for the account of Lenders and each Lender’s share thereof.

(ii)The entries made in the accounts maintained pursuant to paragraph (i) above of this Section 2.1(c) shall be, absent manifest or obvious error, prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay the Loans in accordance with the terms of this Agreement.

(d)Payment of the Loans.  Borrower shall repay the Loans pursuant to and in accordance with the terms of this Agreement and any Notes evidencing the Loans.  The outstanding principal balance of all of the outstanding Revolving Advances shall be due and payable in full, if not earlier in accordance with this Agreement, on the Maturity Date.  All other amounts outstanding under the Loans and all other Obligations under the Loans shall be due and payable in full, if not earlier in accordance with this Agreement, on the Maturity Date.

(e)Revolving Loan Availability Reduction.  Notwithstanding anything herein to the contrary, if, on the date that is ninety (90) days after the Closing Date, the aggregate amount of Revolving Advances made on or after the Closing Date is less than $50,000,000, then Agent shall have the right in its sole discretion to decrease the Revolving Loan Availabilities to an amount equal to (x) two hundred percent (200%) multiplied by (y) the aggregate amount of Revolving Advances made on or after the Closing Date as of the date that is ninety (90) days after the Closing Date.  Upon any such reduction, the Maximum Loan Amount and the amount set forth in Section 2.1(b) shall each be automatically reduced by a corresponding amount.

2.2Interest on the Loan

(a)Borrower agrees to pay interest to the Agent (who will then pay such interest to each Managing Agent for the account of the Lenders in such Managing Agent’s Lender Group), which interest shall be calculated monthly in arrears, from the date the proceeds thereof are made available to Borrower until paid in full, at a rate per annum equal to the lesser of (i) the LIBOR Rate plus the Applicable Margin (the “Applicable Rate”), and (ii) the Maximum Rate.  All such payments of accrued interest shall be due and payable on each Payment Date for the immediately preceding Interest Period pursuant to Section 2.4(a), (b), or (c), as applicable.  If Lenders are prevented from charging or collecting interest at the Applicable Rate, then, to the extent permitted by law, the interest rate shall continue to be the Maximum Rate until such time as Lenders have charged and collected the full amount of interest that would be chargeable and collectable if interest at the Applicable Rate had always been lawfully chargeable and collectible.

(b)On each day upon which the LIBOR Rate is increased or decreased (as determined in accordance with the definition of “LIBOR Rate” as set forth herein), the Applicable Rate shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the LIBOR Rate.

(c)The monthly interest due on the principal balance of the Loan outstanding shall be computed for the actual number of days elapsed on the basis of a year consisting of 360 days and shall be calculated by determining the average daily principal balance of the Loans outstanding as of the close of business for each day of the applicable Interest Period (the “Average Daily Balance”).

2.3Loan Collections.

Borrower shall, or shall direct Servicer to, direct or otherwise cause the Account Debtor of each Receivable to pay all Collections (other than checks) directly to the Collection Receipt Accounts other than Collections that consist of ACH payments, which shall be directed to the Collection Account.  In the event that Borrower, any Affiliate of Borrower or Servicer receives any Collections directly from or on behalf of the Account Debtor thereof in a manner other than through a deposit into the Collection Receipt Accounts, the Collection Account or Wells Fargo Account, as applicable, Borrower shall receive all such Collections in trust for the benefit of Agent as secured party hereunder, and Borrower shall promptly (and in any event within two (2) Business Days of its receipt and identification thereof) deliver such Collections to the Collection Account unless Agent shall have notified Borrower to deliver directly to Agent all such Collections after the occurrence and during the continuance of an Event of Default, in which event all such Collections (in the form received) shall, if applicable, be endorsed by Borrower to Agent and delivered to Agent promptly upon Borrower’s receipt thereof.  Any checks received by Borrower or Servicer shall be deposited in the Wells Fargo Account within three (3) Business Days of receipt.  Servicer shall deliver all Collections deposited in the Collection Receipt Accounts or the Wells Fargo Account to the Collection Account in accordance with the Servicing Agreement and the Intercreditor Agreement, as applicable.  If the aggregate amount of Collections in the form of checks during any three (3) month period exceeds seven and one-half percent (7.5%) of the total Collections received during such period, Agent may require the Borrower or the Servicer, as applicable, to enter into a blocked account control agreement with respect to the Wells Fargo Account.  Neither Borrower nor Servicer will enter into an account control agreement with respect to the Wells Fargo Account without the prior written consent of Agent.

2.4Promise to Pay; Manner of Payment.

(a)On each Payment Date during the term of this Agreement, so long as no Event of Default is then continuing, payments shall be made by the Borrower from the Collection Account in the following order of priority and to the extent of the Available Amounts on deposit in the Collection Account:

(i)to Servicer, to pay the Servicing Fee to the extent accrued and unpaid through the last day of the immediately preceding calendar month until such accrued Servicing Fees are paid in full;

(ii)to Backup Servicer, to pay the Backup Servicer Fee and any applicable expenses and indemnities payable to Backup Servicer under the Backup Servicing Agreement, including any such fees, expenses and indemnities accrued and unpaid through the last day of the immediately preceding calendar month until such accrued fees, expenses and indemnities are paid in full;

(iii) to the Collection Account Bank, to pay any fees required to be paid to Collection Account Bank with respect to the Collection Account, including any fees accrued and unpaid through the last day of the immediately preceding calendar month until such accrued fees are paid in full;

(iv)to Verification Agent, to pay the Verification Fee and any applicable expenses and indemnities payable to Verification Agent under the Backup Servicing Agreement, including any such fees, expenses and indemnities accrued and unpaid through the last day of the immediately preceding calendar month until such accrued fees, expenses and indemnities are paid in full;

(v)to Agent (for further payment to each Managing Agent, for itself and the other Secured Parties in its Lender Group), first an amount equal to the outstanding principal balance of any Protective Advances, together with all interest owed with respect to all Protective Advances and second, any indemnities owed to Agent or any other Secured Party in such Managing Agent’s Lender Group, in each case, to the extent not previously reimbursed or paid

(vi)to Agent (for further payment to each Managing Agent, for itself and the other Secured Parties in its Lender Group), any accrued and unpaid interest, costs, fees and expenses relating to the Obligations, including any accrued and unpaid wire transfer fees or other banking fees;

(vii)to Agent (for further payment to each Managing Agent, for itself and the other Secured Parties in its Lender Group), the Required Principal Payment;

(viii)(x) at any time during the continuance of an Early Wind-Down Trigger Event, and (y) at all times during the Amortization Period, in each instance, to Agent (for further payment to each Managing Agent, for itself and the other Secured Parties in its Lender Group), to apply to the then outstanding principal amount of the Loan and other Obligations then due and owing, until all such amounts are paid in full; and

(ix)to Borrower, or as Borrower may otherwise direct, any remaining Available Amounts.

(b)In the event that amounts distributed under Sections 2.4(a) during any calendar month are insufficient for payment of the amounts set forth in Sections 2.4(a)(i)-(vii) for such calendar month, Borrower may, but shall not be obligated to, pay an amount equal to the extent of such insufficiency (i) through a Revolving Advance hereunder on such date of determination to the extent there is Revolving Loan Availability on such date. Agent shall distribute any such payment received by it for the account of any Secured Party to the appropriate Managing Agent, for the benefit of the applicable Secured Party, in accordance with the terms hereof, including Section 2.4(a).  Notwithstanding anything herein to the contrary and for the avoidance of doubt, Borrower shall be required to pay all amounts and Obligations when due and payable in accordance with Section 2.4(d).

(c)Notwithstanding anything to the contrary contained in this Section 2.4, following the occurrence and during the continuance of an Event of Default, at the election of Agent, Agent shall have the immediate right to direct and to apply all funds in the Collection Account, the Collection Receipt Accounts, and any other Scheduled Payments, interest, principal, prepayments and other amounts received of every description payable to Borrower with respect to the Collateral, to the Obligations in such order and in such manner as Agent shall elect in its sole discretion.

(d)Borrower absolutely and unconditionally promises to pay, when due and payable pursuant hereto, principal, interest and all other amounts and Obligations payable, hereunder or under any other Loan Document, without any right of rescission and without any deduction whatsoever, including any deduction for set-off, recoupment or counterclaim, notwithstanding any damage to, defects in or destruction of the Collateral or any other event, including obsolescence of any property or improvements.  Except as expressly provided for herein, Borrower hereby waives setoff, recoupment, demand, presentment, protest, and all notices and demands of any description, and the pleading of any statute of limitations as a defense to any demand under this Agreement and any other Loan Document, all to the extent permitted by law.

(e)Payment Date Reconciliation

(i)On the third (3rd) Business Day occurring immediately prior to each Payment Date, Borrower shall submit to Agent a notice via electronic mail indicating Borrower’s determination of how the Available Amounts should be applied on such Payment Date in accordance with Section 2.4(a) above (such notice, which shall be in substantially the form attached hereto as Exhibit H (the “Reconcilement E-mail”)).

(ii)Agent shall use commercially reasonable efforts to respond to each Reconcilement E-Mail by the end of the Business Day following Agent’s receipt thereof, which response shall state whether Agent agrees or disagrees with the Reconcilement E-Mail (such notice, the “Response E-Mail”).

(iii)If the Response E-Mail states Agent’s agreement with Borrower’s determination set forth in the Reconcilement E-mail, then Borrower shall apply such Available Amounts in accordance with the Reconcilement Email on the applicable Payment Date.

(iv)If Agent does not agree with the terms in the Reconcilement E-Mail, Agent will notify Borrower regarding its comments and the parties will then discuss the appropriate terms.  Once the Agent and Borrower have agreed to the terms regarding the application of such Available Amounts, Borrower shall submit a revised Reconcilement E-Mail with respect to the application of the Available Amounts, whereupon Borrower shall apply such Available Amounts in accordance with the Reconcilement Email on the applicable Payment Date.  Borrower shall be prohibited from disbursing such amounts unless any such dispute is resolved or waived in writing by Agent.

2.5Voluntary Prepayments

(a)Except as set forth in Section 2.5(b) and Section 2.5(d) below, the Loan may be prepaid only through the collection of Scheduled Payments and any other amounts received by or on behalf of Borrower from payments of or collections of proceeds derived from the Receivables.  Notwithstanding the above, Borrower shall be permitted to prepay the Obligations at any time (including during the Revolving Period) without any obligation to pay the Prepayment Fee if Borrower is charged any increased costs or other amounts pursuant to Section 3.3 hereof or if the Borrower has been charged the Default Rate for any portion of the Loan for a period of thirty (30) consecutive days or more.

(b)Borrower may voluntarily prepay, in whole but not in part, the entire principal balance of the Loan and all other Obligations in whole, but not in part, and terminate this Agreement, at any time after the expiration of the Revolving Period, so long as Borrower shall have identified such prepayment date (the “Prepayment Date”) and given Agent not less than thirty (30) calendar days prior written notice in advance of such proposed Prepayment Date.

(c)In the event of a voluntary prepayment in full of the Loans and termination of this Agreement and the Revolving Loan Availability by Borrower pursuant to Section 2.5(b), the applicable Obligations to be prepaid as provided in this Section 2.5 shall include, (i) all outstanding Loans made prior to such Prepayment Date, plus (ii) accrued and unpaid interest on all such outstanding Loans made prior to such Prepayment Date (including any interest accrued at the Default Rate), plus (iii) any unpaid fees or expenses required to be paid by Borrower under this Agreement and all other unpaid Obligations (other than indemnity obligations of Borrower under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) in relation to such Obligations to be prepaid on the Prepayment Date.

(d)Borrower may prepay the Loan in part, subject to the terms below upon the occurrence of a Permitted Securitization, upon not less than thirty (30) days’ prior written notice to Agent; provided that if such Permitted Securitization occurs prior to the end of the Revolving Period (1) Borrower shall not consummate more than three (3) Permitted Securitizations during the Revolving Period and (2) Borrower shall pay to Agent, for the benefit of Lenders, an amount equal to one percent (1.0%) of the aggregate principal amount of the Loan so prepaid (the “Prepayment Fee”); provided, further however, that to the extent Borrower or such Affiliate has offered to Agent or an Affiliate of Agent to be the lead manager or lead placement agent to the issuer thereof on reasonable market terms (for similar securitization transactions of comparable size and complexity) at the time of determination, the Prepayment Fee shall be applied towards underwriting or similar fees otherwise payable to Agent or its Affiliates in connection therewith.  Immediately upon Borrower’s or its Affiliates receipt of any proceeds from the Permitted Securitization, such Borrower or Affiliate shall deliver such proceeds to Agent in their original form for application to the Obligations and, pending delivery to Agent, such Borrower or Affiliate will hold such proceeds as agent for Agent and in trust for Agent.  For the avoidance of doubt, the limitations and requirements set forth above with respect to any Permitted Securitization shall not be applicable following the end of the Revolving Period.

2.6Mandatory Prepayments

In addition to and without limiting any provision of any Loan Document:

In no event shall the sum of the aggregate outstanding principal balance of the Revolving Advances exceed the lesser of (i) the Borrowing Base and (ii) the Maximum Loan

Amount.  If at any time and for any reason, the outstanding unpaid principal balance of the Revolving Advances exceeds the Maximum Loan Amount, Borrower shall promptly, and in any event within five (5) Business Days after a Responsible Officer’s discovery or receipt of written notice thereof (or in any case, within ten (10) Business Days after the occurrence thereof), whether or not a Default or Event of Default has occurred and is continuing, prepay the principal balance of the Revolving Advances in an amount equal to the difference between the then aggregate outstanding principal balance of the Revolving Advances and the Maximum Loan Amount.  If, at any time and for any reason (following application of any amounts in the Collection Account as of such date in accordance with Section 2.4) the outstanding unpaid principal balance of the Revolving Advances exceeds the Borrowing Base including due to any Receivable failing to meet the eligibility criteria and thus no longer constituting an Eligible Receivable (provided, however, that if such Receivable no longer constitutes an Eligible Receivable solely as a result of a Level Two Regulatory Event, Borrower shall have fifteen (15) Business Days after the earlier of a Responsible Officer’s discovery or receipt of written notice thereof to comply with this clause solely with respect to such Receivables), then Borrower shall promptly, and in any event within five (5) Business Days after a Responsible Officer’s discovery or receipt of written notice thereof (or in any case, within ten (10) Business Days after the occurrence thereof), whether or not a Default or Event of Default has occurred and is continuing, either (1) prepay the principal balance of the Revolving Advances in an amount equal to the difference between the then aggregate outstanding principal balance of the Revolving Advances and the Borrowing Base, (2) if during the Revolving Period, increase the aggregate principal amount of Eligible Receivables or cash, as applicable, pledged to Agent in accordance with this Agreement, or (3) effect some combination of clauses (1) and (2), so that the Borrowing Base is equal to or exceeds the then outstanding principal balance of the Revolving Advances.  The pledge and delivery to Agent of additional Eligible Receivables or cash, as applicable, shall comply with the document delivery requirements set forth in Section 4.2, as applicable, and shall be accompanied by a certification from Borrower that demonstrates that after giving effect to the pledge to Agent of such additional Eligible Receivables or cash and/or prepayment, as applicable, the outstanding unpaid principal balance of the Revolving Advances is equal to or less than the Borrowing Base.

2.7Payments by Agent; Protective Advances

(a)Should any amount required to be paid under any Loan Document be unpaid beyond any applicable cure period, such amount may be paid by Agent, for the account of Lenders, which payment shall be deemed a request for a Revolving Advance as of the date such payment is due, and Borrower irrevocably authorizes disbursement of any such funds to Agent, for the benefit of itself and the Lenders, by way of direct payment of the relevant amount, interest or Obligations in accordance with Section 2.4 without necessity of any demand whether or not a Default or Event of Default has occurred and is continuing.  No payment or prepayment of any amount by Agent, Lenders or any other Person shall entitle any Person to be subrogated to the rights of Agent and/or Lenders under any Loan Document unless and until the Obligations (other than indemnity obligations of Borrower under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) have been fully performed and paid in cash, the Revolving Loan Availability has been terminated and this Agreement has been terminated.  Any sums expended or amounts paid by Agent and/or Lenders as a result of Borrower’s failure to pay, perform or comply with any Loan

Document or any of the Obligations may be charged to Borrower’s account as a Revolving Advance and added to the Obligations.

Notwithstanding any provision of any Loan Document, Agent, in its sole discretion shall have the right, but not any obligation, at any time that Borrower fails to do so as required pursuant to this Agreement, upon not less than five (5) Business Days written notice, to: (i) discharge (at Borrower’s expense) Taxes or Liens affecting any of the Collateral that have not been paid in violation of any Loan Document or that jeopardize the Agent’s Lien priority in the Collateral, including any underlying collateral securing any Receivable; or (ii) during the continuance of an Event of Default, make any other payment (at Borrower’s expense) for the administration, servicing, maintenance, preservation or protection of the Collateral, including any underlying collateral securing any Receivable (each such advance or payment set forth in clauses (i) and (ii), a “Protective Advance”).  Agent shall be reimbursed for all Protective Advances pursuant to Section 2.4 (provided, however, Agent may, at its election, be reimbursed for Protective Advances from available funds in the Collection Account prior to the occurrence of any Payment Date, and for the avoidance of doubt, all Protective Advances are immediately payable by Borrower in connection with any acceleration of the Loan after an Event of Default in accordance with this Agreement), and any Protective Advances shall bear interest at the Applicable Rate plus, if applicable, the Default Rate from the date the Protective Advance is paid by Agent until it is repaid.  No Protective Advance by Agent shall be construed as a waiver by Agent, any Managing Agent or any Lender of any Default, Event of Default or any of the rights or remedies of Agent, any Managing Agent or any Lender.  Any such Protective Advances may be charged to Borrower’s account as a Loan and added to the Obligations.

2.8Grant of Security Interest; Collateral

(a)To secure the payment and performance of the Obligations, subject to Permitted Liens, Borrower hereby grants to Agent, for the benefit of itself and the other Secured Parties, a valid, perfected and continuing first priority Lien upon all of Borrower’s right, title, and interest, whether now owned or existing or hereafter from time to time acquired or coming into existence, in, to, and under all of Borrower’s assets (collectively, the “Collateral”), including, but not limited to: (i) all Receivables and all amounts due or to become due under the Receivables, (ii) all Portfolio Documents and all rights, remedies, powers, privileges, and claims under the Portfolio Documents, and (iii) the Collection Account, and subject to the Intercreditor Agreement, the Collection Receipt Accounts, and all funds and other property credited to the Collection Account, and subject to the Intercreditor Agreement, the Collection Receipt Accounts, (iv) the Purchase and Sale Agreement, the Transfer Agreement, the Servicing Agreement and the Backup Servicing Agreement and all rights, remedies, powers, privileges, and claims under those contracts, (v) all Accounts, General Intangibles, Chattel Paper, Instruments, Documents, Goods, money and any rights to the payment of money or other forms of consideration of any kind, Deposit Accounts, Investment Property, letters of credit, Letter-of-Credit Rights, Contract Rights, Supporting Obligations, Equipment, Inventory, Fixtures, computer hardware, Software, securities, Permits, and intellectual property (capitalized terms used in this clause (v) and not otherwise defined herein shall have the meaning set forth in Article 9 of the UCC), (vi) all other personal property and other types of property of Borrower and (vii) all Proceeds (as defined in Article 9 of the UCC) of all of the foregoing and all other types of property of Borrower; provided, however, that such Lien on any dividends or distributions made by Borrower permitted in Section 7.4 hereof shall be automatically released upon the making of such dividends and distributions.

(b)Borrower has full right and power to grant to Agent, for the benefit of itself and the other Secured Parties, a perfected, first priority Lien on the Collateral pursuant to this Agreement, subject to Permitted Liens.  Upon the execution and delivery of this Agreement, and upon the filing of the necessary financing statements and other documents and the taking of all other necessary action, Agent will have a valid and first priority perfected Lien on the Collateral, subject to no transfer or other restrictions or Liens of any kind in favor of any other Person other than Permitted Liens.  As of the Closing Date, no financing statement naming Borrower as debtor and describing any of the Collateral is on file in any public office except those naming Agent as secured party, those related to the Permitted Liens and a “back-up” financing statement naming Parent or Originator, as applicable, as debtor (seller) and the Borrower or Parent, as applicable, as secured party (buyer) pursuant to the Purchase and Sale Agreement or Transfer Agreement, as applicable.

(c)Borrower hereby authorizes Agent to prepare and file financing statements provided for by the UCC (which financing statements may describe the collateral covered thereby as “All assets of Debtor” or use a similar description) and to take such other action as may be required, in Agent’s sole judgment, in order to perfect and to continue the perfection of Agent’s Lien on the Collateral unless prohibited by law and subject to Permitted Liens.

2.9Collateral Administration

(a)All tangible Collateral, if any, (except tangible Collateral in the possession of Backup Servicer, Servicer, Verification Agent or Agent) will at all times be kept by Borrower at the locations set forth in Section 5.15 of Schedule A, and shall not, without thirty (30) calendar days prior written notice to Agent, be moved therefrom other than to another such location, and in any case shall not be moved outside the continental United States.  Borrower hereby agrees to deliver, on or prior to the date of each Revolving Advance, (i) the Verification Deliverables to the Verification Agent for each Receivable that is to be added to the Collateral in connection with such Revolving Advance and (ii) the Portfolio Documents to the Verification Agent for each Receivable that is to be added to the Collateral in connection with such Revolving Advance.  All Receivables constituting Collateral, shall, regardless of their location, be deemed to be under Agent’s dominion and control and deemed to be in Agent’s possession.  Borrower shall cooperate fully with Agent in an effort to facilitate and promptly conclude such verification process.  In addition to any provision of any Loan Document, Agent shall have the right at all times after the occurrence and during the continuance of an Event of Default (i) to notify Account Debtors and/or Servicer that all Receivables of Borrower including, if to Account Debtors, their Receivables have been assigned to Agent and that all collections from such Receivables shall be paid directly to Agent, for the benefit of itself and the other Secured Parties, and (ii) to charge Borrower for any collection costs and expenses, including reasonable attorney’s fees, incurred by Agent.

(b)As and when determined by Agent in its sole discretion, Agent will perform the searches described in clauses (i) and (ii) below against Borrower, Indemnitor, Parent and Originator: (i) UCC searches with the Secretary of State of the jurisdiction where such

Person is organized; and (ii) judgment, federal tax lien and corporate and partnership tax lien searches against the Borrower, in each jurisdiction where the Borrower maintains its executive office.

(c)Borrower shall, or shall cause Servicer to, keep accurate and complete records of the Collateral and all payments and collections thereon and shall submit to Agent such records on such periodic basis as Agent may request in its reasonable discretion.

(d)In respect of the portion of the Collateral consisting of any Receivable which is evidenced by an electronic record that is a “transferable record” as defined in Section 16 of the Uniform Electronic Transactions Act (as in effect in any relevant jurisdiction), if applicable, Borrower shall, or shall cause the Servicer and/or Verification Agent to, deliver to Agent the control of such transferable electronic record in accordance with Applicable Law, including the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction (to ensure, among other things, that, to the extent that control is required, Agent has a first priority perfected Lien in such Collateral), which shall be delivered, at Borrower’s expense, to Agent at its address as set forth herein or as otherwise specified by Agent and, except as otherwise expressly provided herein to the contrary, held in Agent’s possession, custody, and control until all of the Obligations have been fully satisfied or Agent expressly agrees to release such documents.  Alternatively, Agent, in its sole discretion, may elect for the Servicer, Verification Agent or any other agent to accept delivery of and maintain possession, custody, and control of all such documents and any instruments on behalf of Agent during such period of time.  Borrower shall identify (or shall cause Servicer to identify) on the related electronic record the pledge of such Receivable by Borrower to Agent.

(e)Subject to the limitations set forth in Section 6.7 of this Agreement and the Backup Servicing Agreement, as applicable, and other Loan Documents.  Agent at all times shall have the right to access and review any and all Portfolio Documents in Borrower’s, Parent’s, Backup Servicer’s, Verification Agent’s, Originator’s and/or Servicer’s possession and any and all data and other information relating to Portfolio Documents as may from time to time be input to or stored within Borrower’s, Parent’s, Backup Servicer’s, Verification Agent’s, Originator’s and/or Servicer’s computers and/or computer records including diskettes, tapes and other computer software and computer systems.

2.10Power of Attorney

Borrower hereby agrees and acknowledges that Agent is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrower (without requiring Agent to act as such) with full power of substitution to do the following: (i) after the occurrence and during the continuance of any Event of Default, indorse the name of Borrower upon any and all checks, drafts, money orders and other instruments for the payment of money that are payable to Borrower and constitute Collections on the Receivables; (ii) execute and/or file in the name of Borrower any financing statements, amendments to financing statements, schedules to financing statements, releases or terminations thereof, assignments, instruments or documents that it is obligated to execute and/or file under any of the Loan Documents (to the extent Borrower fails to so execute and/or file any of the foregoing within two (2) Business Days of Agent’s request or the time when Borrower is otherwise obligated to do so); (iii) execute and/or file in the name of

Borrower assignments, instruments, documents, schedules and statements that it is obligated to give Agent under any of the Loan Documents (to the extent Borrower fails to so execute and/or file any of the foregoing within two (2) Business Days of Agent’s request or the time when Borrower is otherwise obligated to do so) and (iv) do such other and further acts and deeds in the name of Borrower that Agent may deem necessary to make, create, maintain, continue, enforce or perfect the Secured Parties’ Lien on or rights in any Collateral.  In addition, if Borrower breaches its obligation hereunder to direct Collections to the Collection Account, Agent, as the irrevocably made, constituted and appointed true and lawful attorney for such Person pursuant to this paragraph, may, by the signature or other act of any of Agent’s officers or authorized signatories (without requiring any of them to do so), direct any federal, state or private payor or fiscal intermediary to pay Collections to the Collection Account or another account designated in writing by Agent.

2.11Collection Account

(a)Collection Account.  Deposits made into the Collection Account shall be limited to amounts deposited therein by Borrower, Servicer or any Account Debtor in accordance with this Agreement and the other Loan Documents.

(b)Withdrawals from the Collection Account.  Except as set forth in Section 2.4(a), and subject to Section 2.4(e), Agent shall have the sole and exclusive right to withdraw or order a transfer of funds from the Collection Account, in all events in accordance with the terms and provisions of this Agreement.  Notwithstanding anything in the foregoing to the contrary, Agent shall comply with any request of Borrower or Servicer to withdraw or order transfers of funds from the Collection Account, to the extent such funds either (i) have been mistakenly deposited into the Collection Account or (ii) relate to items subsequently returned for insufficient funds or as a result of stop payments.  In the case of any withdrawal or transfer pursuant to the foregoing sentence, Borrower shall, or shall cause Servicer to, provide Agent with notice of such request of withdrawal or transfer, together with reasonable supporting details, three (3) Business Days prior to the date on which such requested withdrawal or transfer will occur.  Borrower shall require Servicer to deposit all proceeds of the Collateral to the Collection Account in accordance with the Servicing Agreement and this Agreement.  Agent shall, subject to customary and standard customer diligence and Agent’s treasury management process and procedures, provide Borrower and Servicer with on-line access to view account related activity such as deposits to and withdrawals from the Collection Account.

(c)Irrevocable Deposit.  Any deposit made into the Collection Account hereunder shall, except as otherwise provided herein, be irrevocable, and the amount of such deposit and any money, instruments, investment property or other property on deposit in, carried in or credited to the Collection Account hereunder and all interest thereon shall be held in trust by Agent and applied solely as provided herein.

2.12Inability to Determine Rates

If any Managing Agent determines, for any reason in connection with a LIBOR Advance, that (a) dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such LIBOR Advance or (b) adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Advance, such Managing Agent will promptly so notify the Agent and the Borrower.  Thereafter, the obligation of the Lenders in such Lender Group to make or maintain a LIBOR Advance at the LIBOR Rate shall be suspended until such Managing Agent (upon the instruction of the Committed Lenders in such Managing Agent’s Lender Group) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for an Advance, or failing that, the applicable Interest Rate for each LIBOR Advance of the Lenders in such Lender Group shall be the Base Rate.

2.13Minimum Purchase

(a)Beginning ninety (90) days after the Closing Date and on the last day of each month thereafter during the Revolving Period, so long as no Trigger Event or Event of Default has occurred and is continuing, Borrower acknowledges and agrees it shall purchase from Parent pursuant to the Purchase and Sale Agreement at least fifty percent (50%) of all Receivables that have been originated by an Originator (which, for the avoidance of doubt, shall be transferred to Parent by Originator pursuant to the Transfer Agreement) during the prior ninety (90) day period, that meet the criteria to be Eligible Receivables hereunder (i) until such time as the Loan equals the Maximum Loan Amount and (ii) at all times thereafter that the balance of the Loan is less than eighty percent (80%) of the Maximum Loan Amount.  Notwithstanding the foregoing, Parent shall not be required to sell Receivables to Borrower under this Section 2.13 to the extent that after giving credit to such Receivables, the Financed Portfolio would exceed any Excess Concentration Limit.  In addition, and notwithstanding the foregoing, Parent shall not be required to sell Receivables to Borrower under this Section 2.13 if any Lender transfers any portion of its Revolving Loan Commitment pursuant to Section 12.2(a) without the consent of Borrower.

(b)Borrower shall cause the aggregate amount of Revolving Advances made from the Closing Date to December 31, 2018 to be at least $25,000,000.

2.14Uncommitted Facility

If, at any time, Borrower is not in compliance with all of its obligations under Section 2.13, at Agent’s sole discretion, Agent may elect at any time thereafter that the credit facility evidenced by this Agreement become an uncommitted revolving credit facility (the “Commitment Expiration Event”).  After the occurrence of the Commitment Expiration Event, all Commitments of the Lenders (including the Committed Lenders) and Lender Groups shall immediately terminate.  Notwithstanding anything to the contrary in this Agreement, Borrower agrees and acknowledges that after the Commitment Expiration Event, each Lender or Lender Group may in its sole and absolute discretion elect at any time to not fund any requested Advance.

III.FEES AND OTHER CHARGES

3.1Computation of Fees; Lawful Limits

All fees hereunder shall be computed on the basis of a 360-day year and shall be payable for the actual number of days elapsed.  In no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the interest and other charges paid or agreed to be paid to Agent, for the benefit of itself and the other Lenders, for the use, forbearance or detention of money hereunder exceed the Maximum Rate.  If, due to any circumstance whatsoever, fulfillment of any provision hereof, at the time performance of such provision shall be due, shall exceed any such limit, then the obligation to be so fulfilled shall be reduced to such lawful limit, and, if Agent or Lenders shall have received interest or any other charges of any kind which might be deemed to be interest under Applicable Law in excess of the Maximum Rate, then such excess shall be applied first to any unpaid fees and charges hereunder, then to unpaid principal balance owed by Borrower hereunder, and if the then remaining excess interest is greater than the previously unpaid principal balance, Agent and Lenders shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate.  The terms and provisions of this Section 3.1 shall control to the extent any other provision of any Loan Document is inconsistent herewith.

3.2Default Rate of Interest

Upon the occurrence and during the continuation of an Event of Default, at the election of Agent, the Applicable Rate of interest then in effect at such time with respect to the Obligations shall be increased by five percent (5.0%) per annum (subject to the Maximum Rate) (the “Default Rate”).  Interest at the Default Rate shall accrue from the initial date of such Event of Default until such Event of Default is waived or ceases to continue, and shall be payable upon demand.

3.3Increased Costs; Capital Adequacy

(a)If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Secured Party;

(ii)impose on any Secured Party or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by such Secured Party or participation therein; or

(iii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Secured Party or such other Recipient of making or maintaining any Loan or of maintaining its obligation to make any such Loan or to reduce the amount of any sum received or receivable by such Secured Party or such other Recipient hereunder, whether of principal, interest or otherwise, then Borrower will pay to such Secured Party or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Secured Party or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)If any Secured Party determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Secured Party’s capital or on the capital of such Secured Party’s holding company, if any, as a consequence of this Agreement or the Loan made by to a level below that which such Secured Party or such Secured Party’s holding company could have achieved but for such Change in Law (taking into consideration such Secured Party’s policies and the policies of such Secured Party’s holding company with respect to capital adequacy and liquidity), then from time to time Borrower will pay to such Secured Party’s such additional amount or amounts as will compensate such Secured Party’s or such Secured Party’s holding company for any such reduction suffered.

(c)A certificate of a Secured Party’s related Managing Agent setting forth the amount or amounts necessary to compensate such Secured Party or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to Borrower and shall be conclusive absent manifest error.  Borrower shall pay the applicable Secured Party the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)Failure or delay on the part of any Secured Party to demand compensation pursuant to this Section shall not constitute a waiver of such Secured Party’s right to demand such compensation; provided that Borrower shall not be required to compensate a Secured Party pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Secured Party notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Secured Party’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)If any Lender requests compensation under this Section 3.3, or Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 14.1, then such Lender shall (at the request of Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 3.3 or Section 14.1, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.4Commitment Fee

Borrower shall pay to Agent, for the benefit of the Lenders, a nonrefundable commitment fee (the “Commitment Fee”) equal to one-half of one percent (.50%) of the aggregate Revolving Loan Availabilities of the Committed Lenders as of the Closing Date.  The Commitment Fee shall be deemed fully earned and non-refundable on the Closing Date.  For the avoidance of doubt, should the Revolving Loan Availabilities be reduced at any time pursuant to Section 2.1(e) of this Agreement, Borrower shall not be entitled to any refund or discount of the Commitment Fee paid on the Closing Date.

3.5Unused Line Fee

On each Payment Date during the Revolving Period, Borrower shall pay to Agent, for the benefit of the Lenders, an unused line fee (the “Unused Line Fee”) equal to the product of an amount equal to (a) one half of one percent (0.50%) multiplied by (b) the difference (if any) of (i) the daily average aggregate Revolving Loan Availabilities of the Committed Lenders during the immediately preceding Interest Period and (ii) the daily average outstanding principal balance of the Revolving Advances for such immediately preceding Interest Period, which shall be deemed fully earned and non-refundable on the date paid.

IV.CONDITIONS PRECEDENT

4.1Conditions to Closing

The obligations of Agent, Managing Agents and Lenders to consummate the transactions contemplated herein are subject to the satisfaction (or waiver), in the sole judgment of Agent, of the following:

(a)(i) Borrower shall have delivered to Agent the Loan Documents to which it or any Affiliate of Borrower is a party, each duly executed by a Responsible Officer of Borrower and the other parties thereto, and (ii) each other Person shall have delivered to Agent the Loan Documents to which it is a party, each duly executed and delivered by such Person and the other parties thereto;

(b)all in form and substance satisfactory to Agent in its sole discretion, Agent shall have received (i) a report of UCC financing statement, tax and judgment lien searches performed with respect to Borrower, Indemnitor, Parent and Originator in each jurisdiction determined by Agent in its sole discretion, and such report shall show no Liens on the Collateral (other than Permitted Liens), (ii) each document (including any UCC financing statement) required by any Loan Document or under law or reasonably requested by Agent to be filed, registered or recorded to create, in favor of Agent, for the benefit of itself and the other Secured Parties, a first priority and perfected security interest upon the Collateral, and (iii) evidence of each such filing, registration or recordation and of the payment by Borrower of any necessary fee, tax or expense relating thereto;

(c)Agent shall have received (i) the Charter and Good Standing Documents of Borrower and Indemnitor, all in form and substance acceptable to Agent in its reasonable discretion, (ii) a certificate of the secretary or assistant secretary of each of Borrower and Indemnitor in his or her capacity as such and not in his or her individual capacity dated the Closing Date, as to the incumbency and signature of the Persons executing the Loan Documents on behalf of such Person in form and substance acceptable to Agent in its sole discretion, and (iii) a certificate executed by an authorized officer of Borrower, which shall constitute a representation and warranty by Borrower as of the Closing Date that the conditions contained in this Agreement have been satisfied;

(d)Agent shall have received the written legal opinions of Borrower’s outside legal counsel including true sale, non-consolidation, covered fund matters under the Volcker Rule, Investment Company Act, enforceability, authority (as to Borrower, Parent and Enova) and other closing matters and outside or inside counsel with respect to authority as to the Originators, all in form and substance satisfactory to Agent and its counsel;

(e)Agent shall have received a certificate of the chief financial officer (or, in the absence of a chief financial officer, the chief executive officer) of Borrower, in his or her capacity as such and not in his or her individual capacity, in form and substance satisfactory to Agent in its sole discretion (each, a “Solvency Certificate”), certifying (i) the solvency of Borrower, after giving effect to the transactions and the Indebtedness contemplated by the Loan Documents, and (ii) as to Borrower’s financial resources and anticipated ability to meet its obligations and liabilities as they become due, to the effect that as of the Closing Date, and after giving effect to such transaction and Indebtedness: (A) the assets of Borrower, individually and on a consolidated basis, at a Fair Valuation, exceed the Total Liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of Borrower, and (B) no unreasonably small capital base with which to engage in its anticipated business exists with respect to Borrower;

(f)Agent shall have completed examinations, the results of which shall be satisfactory in form and substance to Agent, of Borrower, including (i) an examination of background checks with respect to the managers, officers and owners of Borrower, Indemnitor and Servicer and (ii) an examination of the Collateral, and Borrower shall have demonstrated to Agent’s satisfaction, in its sole discretion, that (x) the forms of Portfolio Documents used by Originator or acquired by Borrower comply, in all respects deemed material by Agent, in its sole discretion, with all Applicable Law and (y) no operations of Borrower, Indemnitor, Originator, Parent or Servicer are the subject of any governmental investigation, evaluation or any remedial action which reasonably could be expected to result in it being unable to perform its obligations in connection with these transactions, and (z) Borrower has no other liabilities or obligations (whether contingent or otherwise) that are deemed material by Agent, in its sole discretion;

(g)Agent shall have received (or is satisfied that it will receive simultaneously with the funding of the initial Revolving Advance) all fees, charges and expenses due and payable to Agent, Managing Agents and Lenders on or prior to the Closing Date pursuant to the Loan Documents, including the Commitment Fee;

(h)all corporate and other proceedings, documents, instruments and other legal matters in connection with the transactions contemplated by the Loan Documents

(including those relating to corporate and capital structures of Borrower) shall be satisfactory to Agent in its sole discretion;

(i)(i) no default (after any applicable grace or cure period has expired or been cancelled) shall exist pursuant to any obligations of Borrower, if any, under any material contract, and Borrower shall be in compliance in all material respects with all Applicable Laws, (ii) no Event of Default shall exist and be continuing under this Agreement or any other Loan Document and (iii) there shall exist no fact, condition or circumstance which, with the passage of time, the giving of notice or both, could reasonably be expected to result in a Material Adverse Effect;

(j)none of Borrower, Indemnitor, or Parent or any of their respective Affiliates nor any of their officers or key management personnel shall have been indicted or be under active investigation for a felony crime;

(k)Agent shall have received evidence of release and termination of, or Agent’s authority to release and terminate, any and all Liens and/or UCC financing statements in, on, against or with respect to any of the Collateral (other than Permitted Liens);

(l)the Liens in favor of the Agent, for the benefit of itself and the other Secured Parties, shall have been duly perfected and shall constitute first priority Liens, and the Collateral shall be free and clear of all Liens other than Liens in favor of the Agent, for the benefit of itself and the other Secured Parties, in all cases subject to Permitted Liens;

(m)Borrower and Agent shall have established the Collection Account and Agent shall have received a duly executed account control agreement in favor of Agent, and in form and substance acceptable to Agent, in relation to the same;

(n)[reserved];

(o)Agent shall have received a fully executed Accession Agreement with respect to the Intercreditor Agreement, in form and substance reasonably satisfactory to Agent; and

(p)Agent shall have received such other documents and items as Agent deems necessary, in its reasonable discretion.

4.2Conditions to Revolving Advances and Funding of Borrowings

(a)The consideration of Lenders to make any Revolving Advances, including the initial Revolving Advance, during the Revolving Period are subject, at a minimum, to the satisfaction (or waiver), in the sole judgment of Agent, of the following:

(i)Borrower shall have delivered to Agent, each Managing Agent and Lenders, not later than 12:59 p.m. (New York City time) on the date that is two (2) Business Days prior to the proposed date for such requested Revolving Advance, an irrevocable request for advance in the form of Exhibit E (a “Request for Revolving Advance”), and a Borrowing Base Certificate for such Revolving Advance with necessary supporting documentation executed by a Responsible Officer of Borrower, which shall constitute a representation and warranty by Borrower as of the date of such Advance that the conditions contained in this Section 4.2, have been satisfied;

(ii)each of the representations and warranties made by Borrower in or pursuant to the Loan Documents shall be accurate in all material respects before and after giving effect to the making of such Revolving Advance (except for those representations and warranties made as of a specific date), and Borrower shall be in compliance with all covenants, agreements and obligations under the Loan Documents;

(iii)no Default, Event of Default or Early Wind-Down Trigger Event shall have occurred or be continuing or would exist after giving effect to the requested Revolving Advance on such date;

(iv)immediately after giving effect to the requested Revolving Advance, the aggregate outstanding principal amount of the Revolving Advances shall not exceed the lesser of (i) the Maximum Loan Amount and (ii) the Borrowing Base;

(v)Agent shall have received all fees, charges and expenses to the extent due and payable to Agent, Managing Agents and Lenders on or prior to such date pursuant to the Loan Documents;

(vi)there shall not have occurred any Material Adverse Effect;

(vii)no Level Two Regulatory Event shall have occurred or be continuing on such date; notwithstanding anything set forth herein, and for the avoidance of doubt, the condition precedent to each Revolving Advance set forth in this clause (vii) shall in no way restrict, limit or have any effect whatsoever on the requirements set forth in this Agreement that each Receivable at all times comply with each and every requirement set forth in the definition of Eligible Receivables for such Receivable to constitute an Eligible Receivable hereunder;

(viii)Verification Agent shall have received the Verification Deliverables and delivered to Agent a certification pursuant to the Verification Agreement without exceptions with respect to each Receivable included in the calculation of the Borrowing Base in relation to such Revolving Advance;

(ix)the initial Revolving Advance shall be in an amount no less than $10,000,000;

(x)no Receivable proposed to be pledged as Collateral for the first time (i.e. not already included in a Borrowing Base calculation as of the date of the proposed Revolving Advance) shall, at the time of the proposed Revolving Advance, be subject to a Regulatory Event on or after giving effect to the requested Revolving Advance on such date (for the avoidance of doubt, any Receivable that Borrower purchases that is otherwise subject to a Regulatory Event will not violate the condition precedent in this Section 4.2(a)(x) unless such Receivable is included in the calculation of the Borrowing Base); and

(xi)all other documents requested by Agent and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, execute, or recorded and shall be in form and substance reasonably satisfactory to Agent;

(b)Promptly following receipt of a Request for Revolving Advance in accordance with Section 4.2(a) and all other deliverables described therein, each Managing Agent shall advise each Lender in such Managing Agent’s Lender Group of the details thereof and such Lender Group’s Pro Rata Share of such requested Advance.  No later than 2:00 p.m. (New York City time) on the date of a requested Advance, each Conduit Lender may, in its sole discretion, and each Committed Lender in a Lender Group that does include any Conduit Lenders shall (if such Conduit Lender elects not to make such requested Advance and the then outstanding principal balance of the Revolving Advances is less than the then applicable Revolving Loan Availability), make each Advance to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m. (New York City time) to the account of Agent most recently designated by it for such purpose by notice to Lenders.  If a Conduit Lender elects not to fund its Lender Group’s respective Pro Rata Share of the Request for Revolving Advance, such Conduit Lender’s related Committed Lender (if the then outstanding principal balance of the Revolving Advances is less than the then applicable Revolving Loan Availability) shall make each Advance to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m. (New York City time) to the account of Agent most recently designated by it for such purpose by notice to Lenders and each Managing Agent.  Agent shall not, on behalf of any Lender, make Advances hereunder prior to receipt of funds from such Lender.  No Committed Lender shall be obligated to make an Advance on behalf of another Committed Lender or Conduit Lender in a Lender Group other than such Committed Lender’s Lender Group.

(c)Notwithstanding the foregoing, however, the Lenders shall not be required to fund more than two (2) Revolving Advances per calendar week.  Agent, Lenders and Borrower hereby agree that upon funding of any Revolving Advance, the Borrowing Base Certificate prepared by Borrower and approved by Agent shall automatically supplement and add the Receivables described therein to any Receivables described in any previously-delivered Borrowing Base Certificate and shall constitute Collateral for purposes of this Agreement.

V.REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as of the Closing Date and as of the date of each Revolving Advance as follows:

5.1Organization and Authority

Borrower is a limited liability company, duly organized, validly existing and in good standing under the laws of its state of organization.  Borrower (a) has all requisite power and authority to own its properties and assets (including the Collateral) and to carry on its business as now being conducted and as contemplated in the Loan Documents, and (b) is duly qualified to do business in the jurisdictions set forth in Section 5.1 of Schedule A attached hereto, which are all of the jurisdictions in which failure to so qualify could reasonably be likely to have or result in a

Material Adverse Effect.  Borrower has all requisite power and authority (i) to execute, deliver and perform the Loan Documents to which it is a party, (ii) to acquire the Receivables and related Collateral under the Purchase and Sale Agreement, (iii) to consummate the transactions contemplated under the Loan Documents to which it is a party, and (iv) to grant the Liens with regard to the Collateral pursuant to the Security Documents to which it is a party.  Borrower has no other operations or business other than owning the Receivables.  Borrower has all requisite power and authority to borrow hereunder.  Borrower is not an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), nor controlled by such an “investment company.”  The Loan made by Agent and Lenders hereunder does not constitute an “ownership interest” in a covered fund as such terms are defined under the Volcker Rule.  Although other statutory or regulatory exemptions under the Investment Company Act may be available, the Borrower has relied on an exclusion or exemption from registration set forth in Section 3(c)(1) or 3(c)(7) under the Investment Company Act.  The interest of the Lenders and the Agent hereunder does not constitute an “ownership interest” in a “covered fund” for purposes of Dodd-Frank.  No transaction contemplated in this Agreement or the other Loan Documents requires compliance with any bulk sales act or similar law.

5.2Loan Documents

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party, and the consummation by Borrower of the transactions contemplated thereby, (a) have been duly authorized by all requisite limited liability company action of Borrower and have been duly executed and delivered to Agent by Borrower; (b) do not violate any material provisions of (i) any Applicable Law or, order of any Governmental Authority binding on Borrower or any of its properties, or (ii) the operating agreement (or any other equivalent governing agreement or document) of Borrower, or any agreement between Borrower and its equity owners or among any such equity owners; (c) are not in conflict with, and do not result in a breach or default of or constitute an event of default, or, to the knowledge of Borrower, an event, fact, condition or circumstance which, with notice or passage of time, or both, could reasonably be expected to constitute or result in a conflict, breach, default, or event of default under, any indenture, agreement or other instrument to which Borrower is a party, or by which the properties or assets of Borrower is bound; (d) except as set forth herein or therein, will not result in the creation or imposition of any Lien of any nature upon any of the properties or assets of Borrower (other than Permitted Liens), and (e) except for filings in connection with the perfection of Agent’s Liens, do not require the consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person that has not been obtained except where the failure to so obtain could reasonably be expected to result in a Material Adverse Effect.  When executed and delivered, each of the Loan Documents will constitute the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity (whether in a proceeding at law or in equity). The Purchase and Sale Agreement is the only agreement pursuant to which Borrower purchases the Receivables and the related Collateral, unless otherwise mutually agreed to in writing by Borrower and Agent.  Borrower has furnished to the Agent true, correct and complete copies of the Purchase and Sale Agreement and the Transfer Agreement as of the date hereof.  Each purchase by Borrower and

Parent under the Purchase and Sale Agreement and the Transfer Agreement, as applicable, constitutes a sale enforceable against creditors of Parent and Originator, as applicable.  Each of the Purchase and Sale Agreement and the Transfer Agreement constitutes the legal, valid and binding obligation of the parties thereto, enforceable against such parties in accordance with their respective terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law the enforceability of creditors’ rights generally and to the effect of general principles of equity (whether in a proceeding at law or in equity).  There is no provision in the Purchase and Sale Agreement that would restrict the ability of Borrower to collaterally assign its rights thereunder to Agent, for the benefit of the Secured Parties.

5.3Subsidiaries, Capitalization and Ownership Interests

Borrower has no Subsidiaries as of the Closing Date, and one hundred percent (100%) of the outstanding Equity Interests in Borrower are directly owned (in the aggregate and both beneficially and of record) by Parent.  The outstanding ownership or voting interests of Borrower have been duly authorized and validly issued.  Section 5.3 of Schedule A attached hereto, as updated from time to time after the Closing Date subject to compliance to Agent’s satisfaction with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, lists all administrators, managers or managing members or directors of Indemnitors as of the Closing Date.  Except as disclosed pursuant to Section 5.16, Borrower does not (i) own any Investment Property (as defined in Article 9 of the UCC) or (ii) own any interest or participate or engage in any joint venture, partnership or similar arrangements with any Person.  Except as set forth in Section 5.3 of Schedule A attached hereto, no Person directly or indirectly owns greater than twenty percent (20%) of the outstanding Equity Interests of Enova on the Closing Date.

5.4Receivables

Borrower is the lawful owner of, and has good title to, each Receivable, free and clear of any Liens (other than the Lien of this Agreement and any Permitted Liens).

5.5Other Agreements

Borrower is not (a) a party to any judgment, order or decree or any agreement, document or instrument, or subject to any restriction, which is reasonably expected to have a Material Adverse Effect on its ability to execute and deliver, or perform under, any Loan Document or to pay the Obligations or (b) in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any agreement, document or instrument to which it is a party or to which any of its properties or assets are subject, which default, if not remedied within any applicable grace or cure period, could reasonably be expected to be, have or result in a Material Adverse Effect, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under, any of the foregoing which, if not remedied within any applicable grace or cure period could reasonably be expected to be, have or result in a Material Adverse Effect.

5.6Litigation

Except as set forth in Section 5.6 of Schedule A and Routine Inquiries, (a) none of Borrower, Indemnitor, nor Parent is a party to any material pending or, to its knowledge, threatened action, suit, proceeding or investigation related to the business of Borrower (b) there is no pending or, to the knowledge of Borrower, threatened action, suit, proceeding or investigation involving Borrower or any Collateral, and, to Borrower’s actual knowledge, there is no pending or, to its knowledge, threatened action, suit, proceeding or investigation involving Servicer or their respective businesses, in any case that could reasonably be expected to prevent or materially delay the consummation by Borrower or Servicer of the transactions contemplated herein, (c) Borrower is not a party or subject to any order, writ, injunction, judgment or decree of any Governmental Authority, nor is there any action, suit, proceeding, inquiry or investigation by any Governmental Authority, in either case, that could reasonably be expected to prevent or materially delay the consummation by Borrower or Indemnitor of the transactions contemplated herein, and (d) Borrower has had no existing accrued and/or unpaid penalties, fines or sanctions imposed by and owing to any Governmental Authority or any other governmental payor which have not been paid in full.

5.7Financial Statements and Reports

Any financial statements and financial information relating to Borrower or Indemnitor that may hereafter be delivered to Agent by Borrower (a) are consistent with the books of account and records of Borrower or Indemnitor, as applicable, (b) have been prepared in accordance with GAAP, on a consistent basis throughout the indicated periods, except that the unaudited financial statements contain no footnotes or year-end adjustments, and (c) present fairly in all material respects the financial condition, assets and liabilities and results of operations of Borrower or Indemnitor, as applicable, at the dates and for the relevant periods indicated in accordance with GAAP on a basis consistently applied.  Borrower does not have any material obligations or liabilities of any kind required to be disclosed therein that are not disclosed in such financial statements, and since the date of the most recent financial statements submitted to Agent pursuant to Section 6.1, there has not occurred any Material Adverse Effect or, to Borrower’s knowledge, any other event or condition that could reasonably be expected to be, have or result in a Material Adverse Effect.

5.8Compliance with Law

Except as set forth in Section 5.8 of Schedule A attached hereto, each of Borrower, Indemnitor, Parent and, to Borrower’s knowledge, Servicer and Originator (in the case of Servicer and Originator, solely with respect to the Receivables or the sale, purchase or origination thereof, as applicable) (a) are in compliance in all material respects with all Applicable Laws, and (b) are not in violation of any order of any Governmental Authority or other board or tribunal.  None of Borrower, Indemnitor nor Parent has received any notice that any such Person is not in material compliance in any respect with any of the requirements of any of the foregoing.  Borrower has not established and does not maintain or contribute to any “benefit plan” that is covered by Title IV of ERISA.  Borrower, Indemnitor and Parent (or their respective agents or service providers on their behalf) have maintained in all material respects all records required to be maintained by any applicable Governmental Authority.  Since its formation, Borrower has not engaged, directly or indirectly, in any business other than the activities set forth herein and in the Purchase and Sale Agreement, the Servicing Agreement, the Backup Servicing Agreement and the other Loan Documents.

5.9Licenses and Permits

Borrower, Originator, Parent and, to Borrower’s knowledge, Servicer and Originator (in the case of Servicer and Originator, solely with respect to the Receivables or the sale, purchase or origination thereof, as applicable) are in compliance with and have all Permits necessary or required by Applicable Law or any Governmental Authority for the operation of their respective businesses as presently conducted and as proposed to be conducted except where noncompliance, violation or lack thereof is not reasonably expected to have or result in a Material Adverse Effect.  All Permits necessary or required by Applicable Law or Governmental Authority for the operation of Borrower’s, Indemnitors’ and, to the knowledge of Borrower, Servicer’s and Originator’s businesses are not in known conflict with the rights of others, except where such conflict or lack of being in full force and effect is not reasonably expected to have or result in a Material Adverse Effect.

5.10No Default; Solvency

There does not exist any Default or Event of Default.  Borrower is and, after giving effect to the transactions and the incurrence of Indebtedness contemplated by the Loan Documents, will be solvent and able to meet its obligations and liabilities as they become due, and the assets of Borrower, at a Fair Valuation, exceed the Total Liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of Borrower, and no unreasonably small capital base exists with respect to Borrower.

5.11Disclosure

No Loan Document nor any other schedule, agreement, document, certificate, or written statement (excluding projections, pro formas, budgets and other forward looking information) furnished to Agent, Managing Agents and Lenders and prepared by or on behalf of Borrower in connection with the transactions contemplated by the Loan Documents, nor any representation or warranty made by Borrower in any Loan Document, in each case, except to the extent subsequently updated, contains any untrue statement of material fact or omits to state any fact necessary to make the factual statements therein, taken as a whole, not materially misleading in light of the circumstances under which it was furnished.  There is no fact known to Borrower which has not been disclosed to Agent in writing which could reasonably be expected to be, have or result in a Material Adverse Effect.

5.12Existing Indebtedness; Investments, Guarantees and Certain Contracts

Borrower does not (a) have any outstanding Indebtedness, except Indebtedness under the Loan Documents, or (b) own or hold any equity investments in, or have any outstanding guarantees for, the obligations of any other Person, except as permitted under Section 7.1.

5.13Affiliated Agreements

Except as set forth in Section 5.13 of Schedule A there are no existing or proposed agreements or transactions between Borrower, on the one hand, and Borrower’s members, managers, administrators, trustees, managing members, investors, officers, directors, stockholders, other equity holders, employees, or Affiliates or any members of their respective families, on the other hand.

5.14Insurance

As of the Closing Date, Borrower has in full force and effect such insurance policies as are listed in Section 5.14 of Schedule A.

5.15Names; Location of Offices, Records and Collateral

Neither Borrower nor any of its predecessors has conducted business under or used any name (whether corporate, partnership or assumed) other than as shown in Section 5.15 of Schedule A attached hereto.  Borrower is (or Borrower’s predecessors were) the sole owner(s) of all of its names listed in Section 5.15 of Schedule A, and any and all business done in such names are Borrower’s (or any such predecessors’) business.  Borrower maintains, and since its inception, its predecessors maintained, respective places of business and chief executive office only at the locations set forth in Section 5.15 of Schedule A or, after the Closing Date, as additionally disclosed to Agent in writing, and all copies of the Portfolio Documents and all books and records in connection therewith or in any way relating thereto are located and shall be only, in and at the locations set forth in Section 5.15 of Schedule A (other than (i) Deposit Accounts, and (ii) Collateral in the possession or control of Agent, Servicer, Backup Servicer or Verification Agent).  All of the Portfolio Documents are located only in the continental United States.

5.16Deposit Accounts

Section 5.16 of Schedule A, lists all of Borrower’s Deposit Accounts and Investment Property as of the Closing Date.

5.17Non-Subordination

The Obligations are not subordinated in any way to any other obligations of Borrower or to the rights of any other Person.

5.18Receivables

(a)With respect to each Receivable designated as an Eligible Receivable on any Borrowing Base Certificate, Borrower warrants and represents to Agent, Managing Agents and Lenders as of the date of delivery of each such Borrowing Base Certificate (or such other date as set forth in the definition of “Eligible Receivables”, as applicable) that: (i) such Receivable constitutes an Eligible Receivable, and (ii) in determining which Receivables are “Eligible Receivables,” Lender may rely upon all statements or representations made by Borrower.

(b)To Borrower’s knowledge, all Receivables selected by Parent and offered to be sold to Borrower pursuant to the Purchase and Sale Agreement from all other similar Receivables that are included in Enova’s and its Subsidiaries’ pipeline of loans for acquisition from Originator were selected by Parent at random and with no intention to select Receivables that would be more adverse to the Secured Parties than those similar receivables; provided that selection procedures that merely reflect differing eligibility criteria and excess concentration limits between this facility and other credit facilities shall not be deemed to violate this provision.

5.19Servicing

The Servicing Agreement is in full force and effect.

5.20Legal Investments; Use of Proceeds

Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying any “margin stock” or “margin security” (within the meaning of Regulations T, U or X issued by the Board of Governors of the Federal Reserve System), and no proceeds of the Loan will be used to purchase or carry any margin stock or margin security or to extend credit to others for the purpose of purchasing or carrying any margin stock or margin security.

5.21Broker’s or Finder’s Commissions

No broker’s, finder’s or placement fee or commission will be payable to any broker or agent engaged by Borrower or any of its officers, directors or agents with respect to the Loan or the transactions contemplated by this Agreement except for fees payable to Agent, Managing Agents and Lenders.  Borrower agrees to indemnify Agent and hold each harmless from and against any claim, demand or liability for broker’s, finder’s or placement fees or similar commissions, whether or not payable by Borrower, alleged to have been incurred in connection with such transactions, other than any broker’s or finder’s fees payable to Persons engaged by Agent, Managing Agents and/or Lenders without the knowledge of Borrower.

5.22Anti-Terrorism; OFAC

(a)(i) Neither Enova nor any of its Subsidiaries, nor any Person for whom Borrower is acting as agent or nominee in connection with this transaction (“Transaction Persons”) (1) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (2) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of Section 2 of such executive order, or (3) is a Person on the list of Specially Designated Nationals and Blocked Persons or is in violation of the limitations or prohibitions under any other OFAC regulation or executive order.

(b)No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(c)Borrower undertakes not to use the funds advanced under this Agreement for business activities relating to Cuba, Iran, North Korea, Sudan, Syria and the region of Crimea and/or any other country or region that is the subject to economic and/or trade sanctions as notified in writing by Agent to the Borrower from time to time (“Restricted Countries”).  The Borrower also undertakes not to use the funds advanced under this Agreement for business activities that are subject to sanctions, restrictions or embargoes administered by the United Nations (“UN”), the European Union (“EU”), the State Secretariat for Economic Affairs of Switzerland (“SECO”) or the Swiss Directorate of International Law (“DIL”), the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”), Her Majesty’s Treasury of the United Kingdom (“HMT”), the Hong Kong Monetary Authority (“HKMA”), the Monetary Authority of Singapore (“MAS”) and/or any other Governmental Authority notified in writing by Agent to Borrower from time to time. This includes, in particular, business activities involving or providing benefits to persons, entities or other parties (“Restricted Parties”) that are (i) governments of Restricted Countries, (ii) located, domiciled, resident or incorporated in a Restricted Country, (iii) subject to any sanctions or named on any sanctions lists administered by one of the aforementioned bodies, or (iv) owned or controlled by persons, entities or other parties referred to in (i) to (iii).

(d)Borrower acknowledges by executing this Agreement that each Lender has notified Borrower that, pursuant to the requirements of the Patriot Act, such Lender is required to obtain, verify and record such information as may be necessary to identify Borrower, Parent or any Person owning twenty percent (20.00%) or more of the direct or indirect Equity Interests of Borrower or Parent (including the name and address of such Person) in accordance with the Patriot Act.  Borrower shall cooperate, and shall cause its Affiliates to cooperate, with Agent in connection with its compliance with the Patriot Act including providing such evidence as Agent may reasonable request to verify Borrower’s representations set forth in this Section 5.22.  Additionally, Borrower shall provide Agent not less than thirty (30) days advance written notice of any transfer of the direct or indirect Equity Interests in Borrower after the Closing Date resulting in any Person owning, directly or indirectly, more than twenty percent (20%) of the direct or indirect Equity Interests in Borrower, and Agent shall have successfully completed its standard “Know Your Customer” diligence in relation to such Person(s) prior to any such transfer.

(e)Borrower represents that it is in compliance, and will continue to be in compliance, with all applicable anti-money laundering laws and regulations, including the Bank Secrecy Act, as amended by the PATRIOT Act, and the regulations thereunder, and FINRA Conduct Rule 3011.  Borrower represents that Enova and its Subsidiaries shall have established an Anti-Money Laundering Program (“AML Program”) that is designed to comply with applicable U.S. laws, regulations, and guidance, including rules of self-regulatory organizations, relating to the prevention of money laundering, terrorist financing, and related financial crimes.

(f)Borrower represents that Enova and its Subsidiaries shall have an anti-money laundering program in place to comply with all applicable United States laws and regulations relating to anti-money laundering, including the Uniting and Strengthening America by Providing Appropriate Tools to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”) and the Bank Secrecy Act, as amended by the USA PATRIOT Act, where applicable.  Borrower represents that Enova and its Subsidiaries shall have in place written policies, procedures and controls designed to detect, prevent and report money laundering or other suspicious activity as well as a written customer identification program.  The written customer identification program shall require the identification and verification of the identities of Borrower’s customers and, if required by applicable anti-money laundering laws and regulations, the underlying beneficial owner(s).  In addition, Borrower shall have a designated anti-money laundering compliance officer, and provide anti-money laundering training to its staff.  Finally, any such anti-money laundering program shall provide for an independent audit of such anti-money laundering program.  Borrower will promptly inform Agent in writing, to the extent not prohibited by Applicable Law, if Borrower becomes aware of any violations of the USA Patriot Act, any regulation implementing the USA Patriot Act or its anti-money laundering program.

(g)Neither Enova nor any of its direct or indirect Subsidiaries nor any director, officer, or employee of Enova or any of its direct or indirect Subsidiaries nor any agent or other person associated with or acting on behalf Parent nor any of its direct or indirect Subsidiaries has (i) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government or regulatory official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom, or any other applicable anti-bribery or anticorruption laws; or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit. Enova and its direct or indirect Subsidiaries have instituted, maintain and enforce, and will continue to maintain and enforce policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws.

5.23Reserved.

5.24Security Interest

Borrower has full right and power to grant to Agent, for the benefit of itself and the other Lenders, a first priority security interest and Lien on the Collateral pursuant to this Agreement, subject to the following sentence.  Upon the execution and delivery of this Agreement, and upon the filing of the necessary financing statements and/or appropriate filings and/or delivery of the necessary certificates evidencing an equity interest, control and/or possession, as applicable, without any further action, Agent will have a good, valid and first priority (other than with respect to property or assets covered by Permitted Liens) perfected Lien and security interest in the Collateral, subject to no transfer or other restrictions or Liens of any kind in favor of any other Person (other than Permitted Liens).  As of the Closing Date, no financing statement naming Borrower as “Debtor” and relating to any of the Collateral is on file in any public office except those on behalf of Agent, and those related to the Permitted Liens and a “back-up” financing statement naming Parent or Originator, as applicable, as debtor (seller) and the Borrower or Parent, as applicable, as secured party (buyer) pursuant to the Purchase and Sale Agreement or Transfer Agreement, as applicable.  As of the Closing Date, Borrower is not party to any agreement, document or instrument that conflicts with this Section 5.24.

5.25Survival

Borrower hereby makes the representations and warranties contained herein with the knowledge and intention that Agent, Managing Agents and Lenders are relying and will rely thereon.  All such representations and warranties will survive the execution and delivery of this Agreement, the Closing and the making of any and all Advances.

VI.AFFIRMATIVE COVENANTS

Borrower hereby covenants and agrees that, unless otherwise consented to by Agent in writing in its sole discretion, until the full performance and satisfaction, and payment in full in cash, of all the Obligations (other than indemnity obligations of Borrower under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending), the termination of the Revolving Loan Availability and termination of this Agreement:

6.1Financial Statements, Reports and Other Information

(a)Financial Reports.  Borrower shall furnish to Agent each of the following:

(i)as soon as available and in any event within thirty (30) calendar days after the end of each calendar month, the unaudited financial statements of Borrower, consisting of a balance sheet and statements of income as of the end of the immediately preceding calendar month; provided, however, to the extent such financial statements are publicly filed with the United States Securities and Exchange Commission or otherwise made publicly available within such time period, then the foregoing requirement shall be deemed to be satisfied;

(ii)as soon as available and in any event within forty five (45) calendar days after the end of each calendar quarter, the unaudited financial statements of Enova, consisting of a balance sheet and statements of income as of the end of the immediately preceding calendar month; provided, however, to the extent such financial statements are publicly filed with the United States Securities and Exchange Commission or otherwise made publicly available within such time period, then the foregoing requirement shall be deemed to be satisfied;

(iii)as soon as available and in any event within one hundred twenty (120) calendar days after the end of each fiscal year commencing with the fiscal year ending December 31, 2018, the audited financial statements of Enova and its subsidiaries, on a consolidated and consolidating basis, including the notes thereto, consisting of a balance sheet at the end of such completed fiscal year and the related statements of income, retained earnings, cash flows and owners’ equity for such completed fiscal year, which financial statements shall be prepared and certified without any “going concern” or like qualification or exception (other than solely as a result of the final maturity date of any Loans being scheduled to occur within twelve (12) months from the date of such opinion) by an independent certified public accounting firm acceptable to Agent in its reasonable discretion and accompanied by related management letters, if available; provided, however, to the extent such financial statements are publicly filed with the United States Securities and Exchange Commission or otherwise made publicly available within such time period, then the foregoing requirement shall be deemed to be satisfied; and

(iv)within fifteen (15) calendar days after the end of each calendar month, Borrower shall also deliver a compliance certificate (each, being a “Compliance Certificate”) in the form attached hereto as Exhibit F executed by a Responsible Officer stating that (1) such Person has reviewed the relevant terms of the Loan Documents and the condition of Borrower, (2) no Default, Event of Default or Early Wind-Down Trigger Event has occurred or is continuing or, if any of the foregoing has occurred or is continuing, specifying the nature and status and period of existence thereof and the steps taken or proposed to be taken with respect thereto, and (3) that Borrower is in compliance with all of the financial covenants set forth in Section 6.15 hereof, with supporting calculations.

(v)All such financial statements shall be prepared in accordance with GAAP consistently applied with prior periods (subject, as to interim statements, to lack of footnotes and year-end adjustments and booking the Receivables at cost).

(b)Monthly Collateral and Servicing Report.  As soon as available, and in any event not later than three calendar days prior to each Payment Date, Borrower shall furnish to Agent and Backup Servicer, or shall cause Servicer to furnish to Agent and Backup Servicer, a report, in computer file form reasonably accessible and usable by Agent and Backup Servicer, with respect to the Receivables pledged as Collateral, which report shall include, as of the end of the immediately preceding calendar month, (i) the information contained in the form of Monthly Collateral and Servicing Report attached hereto as Exhibit C, (ii) a summary of any third party fees and expenses to be paid from the Available Amounts during the current calendar month, (iii) an up-to-date Borrowing Base Certificate, and (iv) any other information with respect to the Collateral as Agent may reasonably request, all prepared by Borrower or Servicer, as applicable, and certified as to being true, correct and complete in all material respects by Borrower.

(c)Additional Reports.  No later than seven (7) Business Days after receipt thereof by Borrower, Borrower shall deliver to Agent any correspondence, reports, certificate or other document received by Borrower from Servicer, Backup Servicer or any other Person which could reasonably be expected to have a Material Adverse Effect in Borrower’s reasonable discretion.  In addition to the forgoing, Borrower shall provide such additional information as

Agent may reasonably request in relation to the financial condition and/or operations of Borrower, the Collateral the Indemnitor within fifteen (15) days of such request by Agent.

(d)Notices.  Borrower shall promptly, and in any event within ten (10) Business Days after the occurrence and knowledge thereof, notify Agent in writing of (i) any pending legal action, litigation, suit, investigation, arbitration, dispute resolution proceeding or administrative or regulatory proceeding brought, initiated or threatened in writing (x) by or against Borrower or otherwise affecting or involving or relating to Borrower or (y) affecting or involving or relating to any material portion of the Collateral (ii) any Regulatory Event, Early Wind-Down Trigger Event, Default or Event of Default, which notice shall specify the nature and status thereof, the period of existence thereof and what action is proposed to be taken with respect thereto, (iii) any other development, event, fact, circumstance or condition that is reasonably expected to have or result in a Material Adverse Effect, in each case describing the nature and status thereof and the action proposed to be taken with respect thereto, (iv) any matter(s) in existence that Borrower becomes aware of affecting in any material respect the value, enforceability or collectability of Collateral taken as a whole, (v) receipt of any material notice or request from any Governmental Authority affecting Borrower or Servicer (other than any Routine Inquiry), (vi) the filing, recording or assessment of any federal, state, local or foreign tax lien against the Collateral or Borrower in excess of $20,000 except to the extent the same are being contested in good faith by the Borrower, (vii) any action taken or threatened in writing to be taken by any Governmental Authority (or any written notice of any of the foregoing) with respect to Borrower or any Collateral which is reasonably expected to have or result in a Material Adverse Effect, (viii) any change in the corporate name of Borrower, and/or (ix) the loss, termination or expiration of any contract to which Borrower is a party or by which its properties or assets are subject or bound that is reasonably expected to have or result in a Material Adverse Effect.

(e)Quarterly Review Meeting.  If requested by Agent, Borrower and Indemnitor shall be available in person or via teleconference as and when requested by Agent for a quarterly review meeting regarding the status of Borrower, the Collateral and performance of the same as well as to discuss competitive market conditions, changes in business strategy and other topics pertaining to the business of the company.

6.2Payment of Obligations

Borrower shall make full and timely indefeasible payment in cash of the principal of and interest on the Loan and all other Obligations when due and payable.

6.3Conduct of Business and Maintenance of Existence and Assets

Borrower shall (a) collect (or shall require Servicer to collect) all Receivables in the ordinary course of business, (b) maintain and keep in full force and effect its existence and all material Permits and qualifications to do business and remain in good standing in its jurisdiction of formation and each other jurisdiction in which the ownership or lease of property or the nature of its business makes such Permits or qualification necessary and in which failure to maintain such Permits or qualification is reasonably expected to have or result in a Material Adverse Effect and (c) remain in good standing and maintain operations in all jurisdictions in which currently located, except where the failure to remain in good standing or maintain operations could not reasonably be expected to be, have or result in a Material Adverse Effect.

6.4Compliance with Legal and Other Obligations

Borrower shall (a) comply with all state and federal laws, statutes, rules, regulations, ordinances and tariffs of all Governmental Authorities applicable to it or its business, assets or operations, (b) pay all Taxes, assessments, fees, governmental charges, claims for labor, supplies, rent and all other obligations or liabilities of any kind for which it is liable when due and payable, except liabilities being contested in good faith and against which adequate reserves have been established in accordance with GAAP consistently applied, (c) perform in accordance with its terms each contract, agreement or other arrangement to which it is a party or by which it or any of the Collateral is bound, and (d) properly file all reports required to be filed by Borrower with any Governmental Authority, except under clauses (b), (c), and/or (d) where the failure to comply, pay, file or perform could not reasonably be expected to be, have or result in a Material Adverse Effect.

6.5Insurance

Borrower shall keep all of its insurable properties and assets adequately insured in all material respects against losses, damages and hazards as are customarily insured against by businesses of similar size engaging in similar activities or lines of business or owning similar assets or properties and at least the minimum amount required by this Agreement, Applicable Law and any agreement to which any such Person is a party or pursuant to which such Person provides any services; all such insurance policies and coverage levels shall (a) be satisfactory in form and substance to Agent in its sole discretion, and (b) upon the reasonable request of Agent, use commercially reasonable efforts to name Agent, for the benefit of itself and the other Secured Parties, as a loss payee or additional insured thereunder, as applicable; provided, that Borrower shall use commercially reasonable efforts to provide such endorsements within sixty (60) days after the Closing Date.  In addition to the foregoing, Borrower shall provide Agent with not less than thirty (30) days written notice prior to cancelling, terminating or otherwise materially modifying any such policies after the Closing Date.

6.6True Books

Borrower shall (a) keep true, complete and accurate (in accordance with GAAP, except for the omission of footnotes and year-end adjustments in interim financial statements) books of record and account in accordance with commercially reasonable business practices in which true and correct entries are made of all of its dealings and transactions in all material respects; (b) set up and maintain on its books such reserves as may be required by GAAP with respect to doubtful accounts and all Taxes, assessments, charges, levies and claims and with respect to its business and (c) maintain a revenue recognition method in accordance with GAAP.

6.7Inspection; Periodic Audits

Borrower shall permit the representatives of Agent, Managing Agents and each Lender (including any third-party auditors or consultants), at the expense of Borrower, from time to time during normal business hours upon reasonable advance notice (provided, that, prior to the occurrence and continuance of an Event of Default or Early Wind-Down Trigger Event, (i) Borrower shall not be responsible for the costs associated with more than one (1) such inspection or audit of Agent, Managing Agent or Lender or their representatives described below during any calendar year) to (a) visit and inspect Borrower’s offices or properties or any other place where Collateral is located to inspect the Collateral and/or to examine and/or audit all of Borrower’s books of account, records, reports and other papers, (b) make copies and extracts therefrom, and (c) discuss Borrower’s business operations, prospects, properties, assets, liabilities and financial condition and/or Receivables with its officers (and by this provision, such officers are authorized to discuss the foregoing); provided, that (i) so long as an Event of Default has occurred and is continuing, no such notice shall be required with respect to inspections of Borrower.  In addition to the forgoing, Agent shall have the right, at the expense of Borrower, to conduct a legal review regarding the compliance of Borrower and Servicer, as well as the forms of Portfolio Documents, with all Applicable Laws, and Borrower shall, and shall require Servicer to, cooperate with Agent and its internal and/or outside legal counsel in such legal review.

So long as no Event of Default or Early Wind-Down Trigger Event has occurred and is continuing, Borrower’s expenses for the inspections and legal reviews described in the above paragraph shall not exceed $100,000 in the aggregate in any calendar year.

6.8Further Assurances; Post Closing

At Borrower’s cost and expense, Borrower shall (a) within five (5) Business Days (or such longer period in the case of actions involving third parties as determined by Agent in its sole discretion) after Agent’s reasonable demand, take such further actions, obtain such consents and approvals and shall duly execute and deliver such further agreements, assignments, instructions or documents as Agent may reasonably request in its sole discretion in order to effectuate the purposes, terms and conditions of the Loan Documents and the consummation of the transactions contemplated thereby, whether before, at or after the performance and/or consummation of the transactions contemplated hereby or the occurrence and during the continuation of a Default or Event of Default, and (b) without limiting and notwithstanding any other provision of any Loan Document, execute and deliver, or cause to be executed and delivered, such agreements and documents, and take or cause to be taken such actions, and otherwise perform, observe and comply with such obligations, as are set forth in any agreement regarding post-closing matters executed by Agent and Borrower.

6.9Other Liens

If Liens other than Permitted Liens exist on the Collateral, as soon as reasonably practicable Borrower shall take all actions, and execute and deliver all documents and instruments necessary to promptly release and terminate such Liens.  As soon as reasonably practicable upon discovery of any Lien other than a Permitted Lien, Borrower shall notify Agent.

6.10Use of Proceeds

Borrower shall use the proceeds from each Revolving Advance only for the purposes set forth in the recitals to this Agreement.

6.11Collateral Documents; Security Interest in Collateral

On demand of Agent, Borrower shall make available to Agent copies of any and all documents, instruments, materials and other items that relate to, secure, evidence, give rise to or generate or otherwise involve Collateral, including the Receivables, in each case to the extent Borrower has access to such documents, instruments, materials and other items.  Borrower shall (a) execute, obtain, deliver, file, register and/or record any and all financing statements, continuation statements, stock powers, instruments and other documents, or cause the execution, filing, registration, recording or delivery of any and all of the foregoing, that are necessary or required under law or otherwise requested by Agent, in its sole discretion, to be executed, filed, registered, obtained, delivered or recorded to create, maintain, perfect, preserve, validate or otherwise protect Borrower’s interest in the Collateral and Agent’s perfected first priority (other than with respect to property or assets covered by Permitted Liens) Lien on the Collateral (and Borrower irrevocably grants Agent the right, at Agent’s option, to file any or all of the foregoing), (b) maintain, or cause to be maintained, at all times, Agent’s perfected first priority (other than with respect to property or assets covered by Permitted Liens) Lien on the Collateral, and (c) defend the Collateral and Agent’s first priority (other than with respect to property or assets covered by Permitted Liens) and perfected Lien thereon against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to Agent (other than Permitted Liens), and pay all costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such defense, which may, at Agent’s discretion, be added to the Obligations, in any event as necessary pursuant to this Agreement.

6.12Servicing Agreement; Backup Servicer

(a)Upon Agent’s request, Borrower shall promptly provide (or require the Servicer to promptly provide) Agent with true and complete copies of all notices, reports, statements and other documents sent or received by Servicer to the Borrower under the Servicing Agreement.  Borrower shall require Servicer to service all Receivables in accordance with the terms of the Servicing Agreement.  Borrower shall comply with all provisions, terms and conditions set forth in the Servicing Agreement, as applicable, and Borrower shall not modify, amend, or terminate the Servicing Agreement without Agent’s prior written consent.  Borrower shall promptly request from the Servicer any information or document requested by Agent relating to such Receivables, which such information or document Borrower has the right to request from Servicer pursuant to the Servicing Agreement, and Borrower shall promptly deliver to Agent such information or document upon receipt from Servicer.

(b)Borrower shall be required to provide the Monthly Collateral and Servicing Report in such form and in a manner reasonably acceptable to Agent as described in Section 6.1(b) hereof.  Borrower agrees not to, and will use commercially reasonably efforts to cause Servicer not to, interfere with Backup Servicer’s performance of its duties under any Backup Servicing Agreement or to take any action that would be inconsistent in any way with the terms of such Backup Servicing Agreement.  Borrower covenants and agrees to, and will cause Servicer to, provide any and all information and data reasonably requested by Agent to be provided promptly to Backup Servicer in the manner and form reasonably requested by Agent.  Upon the occurrence and continuance of any Event of Default, Agent shall have the right to immediately substitute Agent, Backup Servicer or another third-party servicer acceptable to

Agent for Servicer in all of Servicer’s roles and functions as contemplated by the Loan Documents and the Servicing Agreement as it relates to Receivables owned by the Borrower and upon and after such substitution, Agent of the Backup Servicer as a substituted Servicer, or such other third party servicer acceptable to Agent, shall be entitled to receive the applicable Servicing Fee.

6.13Special Purpose Entity

Borrower has not, and shall not:

(a)engage in any business or activity other than the ownership, operation and maintenance of the Receivables and activities incidental thereto;

(b)acquire or own any material assets other than the Receivables (or such similar loan assets as Agent may reasonably approve), and such incidental personal property as may be necessary for the operation of the Receivables;

(c)merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without in each case Agent’s consent;

(d)own any Subsidiary or make any equity investment in any Person without the consent of Agent;

(e)commingle its assets with the assets of any of its members, general partners, shareholders, Affiliates, principals or of any other Person;

(f)incur any Indebtedness for borrowed money, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the Obligations;

(g)fail to maintain its records, books of accounts and bank accounts separate and apart from those of the members, partners, shareholders, principals and Affiliates of Borrower or any other Person;

(h)other than its operating agreement, any Loan Documents or as otherwise required by the Loan Documents, enter into any contract or agreement with any member, general partner, shareholder, principal or Affiliate of Borrower or any member, general partner, shareholder, principal or Affiliate of any of the foregoing, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any member, general partner, shareholder, principal or Affiliate of Borrower, or any member, general partner, shareholder or Affiliate of any of the foregoing;

(i)seek the dissolution or winding up in whole, or in part, of Borrower;

(j)fail to correct any known misunderstandings regarding the separate identity of Borrower, as applicable;

(k)hold itself out to be responsible for the debts of another Person;

(l)other than owning the Receivables purchased from Parent pursuant to the Purchase and Sale Agreement, make any loans or advances to any third party, including any member, general partner, shareholder, principal or Affiliate of Borrower or Servicer, or any member, general partner, shareholder, principal or Affiliate of any of the foregoing;

(m)fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name in order not (i) to mislead others as to the identity with which such other party is transacting business, or (ii) to suggest that Borrower is responsible for the debts of any third party (including any member, general partner, shareholder, principal or Affiliate of Borrower or Servicer, or any member, general partner, shareholder, principal or Affiliate of any of the foregoing);

(n)fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; or

(o)except for invoicing for collections and servicing of Receivables, share any common logo with or hold itself out as or be considered as a department or division of (i) any general partner, shareholder, principal, member or Affiliate of Borrower, (ii) any Affiliate of a general partner, shareholder, principal or member of Borrower, or (iii) any other Person.

(p)without the unanimous written consent of its directors, managers or managing members, or general or limited partners, as the case may be, and the consent of any independent directors or independent managers required herein, file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors; or (q) failed at any time to have at least one (1) of its directors or managers, being independent directors or managers that is not and has not been for at least five (5) years a director, manager, officer, employee, trade creditor, supplier or shareholder (or spouse, parent, sibling or child of the foregoing) of (or a Person who directly or indirectly controls) (i) Borrower, (ii) any general or limited partner, shareholder, principal, member or Affiliate of Borrower, or (iii) any Affiliate of any general or limited partner, shareholder, principal or member of Borrower.

6.14Collections.

Borrower agrees and covenants that it shall:

(a)at all times comply, and require Servicer to comply, with the terms of Section 2.3; and

(b)prevent the deposit into any Deposit Account of any funds other than Collections, cash capital contributions from the Parent or other funds to be deposited into such Deposit Accounts under this Agreement, the Intercreditor Agreement or the other Loan Documents (provided that, this covenant shall not be breached to the extent that funds are inadvertently deposited into any Deposit Account and upon discovery are promptly segregated and removed from such Deposit Account).

6.15Financial Covenants and Collateral Performance

(a)Debt Service Coverage Ratio.  Borrower shall ensure the Debt Service Coverage Ratio of Enova, together with its subsidiaries on a consolidated basis, shall be at least 1.25 to 1.00, measured as of the last day of each calendar quarter.

(b)Tangible Net Worth (Enova).  Borrower shall ensure Enova, together with its Subsidiaries on a consolidated basis, maintains a Tangible Net Worth of at least the sum of (x) $25,000,000 plus (y) 25% of the cumulative positive Net Income (if any) of Enova occurring after the Closing Date, measured as of the last day of each calendar quarter.

(c)Leverage Ratio.  Borrower shall ensure the Leverage Ratio of Enova, together with its subsidiaries on a consolidated basis, shall not exceed 3.00 to 1.00, measured as of the last day of each calendar quarter.

(d)Liquidity.  Borrower shall ensure Enova, together with its subsidiaries on a consolidated basis, maintains (i) Liquidity of at least $3,000,000 and (ii) Liquidity consisting solely of unrestricted Cash Equivalents and cash reserves on hand of at least $1,500,000, in each case measured as of the last day of each calendar quarter.

(e)Minimum Interest Coverage Ratio.  As of the end of any calendar month, beginning with the sixth calendar month following the Closing Date, the Interest Coverage Ratio shall not be less than 3.00 to 1.00 for the six-month period ending on the last day of such calendar month;

(f)Maximum Vintage Quarter Cumulative Net Loss Ratio. As of the end of any calendar month, beginning with the end of the first calendar month in which the first Vintage Quarter Pool is created, with respect to each Vintage Quarter Pool, the Vintage Quarter Cumulative Net Loss Ratio shall not be greater than the applicable percentage corresponding to the Weighted Average Seasoning of such Vintage Quarter Pool increased by one for each month since the creation of the related Vintage Quarter Pool set forth below:

Weighted Average Seasoning of Vintage Quarter Pool	Net Charge-Off Ratio
1	5.0%
2	6.0%
3	7.0%
4	10.0%
5	13.0%
6	17.0%
7	20.5%
8	25.0%
9	28.0%
10	30.5%
11	32.5%
12	34.5%
13	36.0%
14	37.5%
15	39.0%
16	40.5%
17	42.0%
18	43.0%
19	44.0%
20	45.0%
21	46.0%
22	47.0%
23	47.5%
24	48.0%
25 - 36	48.0%

6.16Changes to Underwriting Guidelines

None of Enova, Parent, Originator, Servicer or Borrower shall make any material changes, amendments or modifications to the Underwriting Guidelines unless and until any such changes are consented to by Agent.  Notwithstanding the foregoing, Agent shall be provided thirty (30) days’ written notice of and shall approve any material changes or material proposed changes to the Underwriting Guidelines in order for any Receivables originated pursuant to such materially amended Underwriting Guidelines to constitute Eligible Receivables.

VII.NEGATIVE COVENANTS

Borrower covenants and agrees that, unless otherwise consented to by Agent in writing in its sole discretion, until full performance and satisfaction, and payment in full in cash, of all the Obligations (other than indemnity obligations of Borrower under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) and termination of this Agreement.

7.1Indebtedness

Borrower shall not create, incur, assume or suffer to exist any Indebtedness, except Indebtedness under the Loan Documents.

7.2Liens

Borrower shall not create, incur, assume, or suffer to exist, any Lien upon, in or against, or pledge of, any of the Collateral, whether now owned or hereafter acquired, except the following (collectively, “Permitted Liens”): (a) Liens under the Loan Documents or otherwise arising in favor of Agent, for the benefit of itself and the other Secured Parties, (b) any right of set-off granted in favor of any financial institution in respect of Deposit Accounts opened and maintained in the ordinary course of business or pursuant to the requirements of this Agreement; provided, that any such Deposit Account is subject to an account control agreement in form and substance reasonably satisfactory to the Agent and (c) Liens imposed by law for Taxes that are not yet due or are being contested in good faith.

7.3Investments; Investment Property; New Facilities or Collateral; Subsidiaries

Borrower shall not, directly or indirectly, (a) merge with, purchase, own, hold, invest in or otherwise acquire any Equity Interests of, or any other interest in, all or substantially all of the assets of, any Person or any joint venture, (b) purchase, own, hold, invest in or otherwise acquire any Investment Property (except (i) Investment Property set forth in Section 5.16 of Schedule A as of the Closing Date, and (ii) Deposit Accounts with financial institutions and investments in the ordinary course of business or as required by this Agreement; provided, that any such Deposit Account is subject to an account control agreement in form and substance reasonably satisfactory to the Agent and (iii) the indorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business) or (c) other than in connection with its ownership of Receivables and all activities necessary or incidental thereto, make or permit to exist any loan, advances or guarantees to or for the benefit of any Person or assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any obligation of any Person except as provided in clause (b).  Borrower shall not purchase, lease, own, operate, hold, invest in or otherwise acquire any property or asset or any Collateral that is located outside of the continental United States except as provided in clause (b).  Borrower shall not have any Subsidiaries.

7.4Dividends; Redemptions; Equity

Except as otherwise agreed to by Agent in its sole discretion, Borrower shall not (i) declare, pay or make any dividend or distribution on any Equity Interests or other securities or ownership interests, (ii) apply any of its funds, property or assets to the acquisition, redemption or other retirement of any Equity Interests or other securities or interests or of any options to purchase or acquire any of the foregoing, (iii) otherwise make any payments, dividends or distributions to any member, manager, managing member, stockholder, director or other equity owner in such Person’s capacity as such, (iv) make any payment of any management, service or related or similar fee to any Affiliate or holder of Equity Interests of Borrower, or (v) issue, sell or create any Equity Interests other than those issued on or prior to the Closing Date; provided, however, that so long as no Default, Event of Default or Early Wind Down Trigger Event has occurred and is continuing, or would be caused by such dividend or distribution, Borrower may make distributions and/or dividends from time to time without the consent of Agent using amounts distributed to or on behalf of Borrower in accordance with Section 2.4(a)(vii).

7.5Transactions with Affiliates

Borrower shall not enter into or consummate any transaction of any kind with any of its Affiliates other than (a) the transactions contemplated hereby and by the other Loan Documents, and (b) to the extent not otherwise prohibited under this Agreement, other transactions upon fair and reasonable terms materially no less favorable to Borrower than would be obtained in a comparable arms-length transaction with a Person not an Affiliate.

7.6Charter Documents; Fiscal Year; Dissolution; Use of Proceeds; Insurance Policies; Disposition of Collateral; Trade Names

Borrower shall not (a) amend, modify, restate or change its certificate of formation, operating agreement or similar charter or governance documents in a manner that would be adverse to Agent or any other Secured Party, (b) change its state of organization or change its corporate name without thirty (30) calendar days prior written notice to Agent, (c) change its fiscal year, (d) amend, alter, suspend, terminate or make provisional in any material way, any Permit, the suspension, amendment, alteration or termination of which could reasonably be expected to be, have or result in a Material Adverse Effect without the prior written consent of Agent, which consent shall not be unreasonably withheld, (e) wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking or that would result in any of the foregoing, (f) use any proceeds of any Loan for “purchasing” or “carrying” “margin stock” as defined in Regulations T, U or X of the Board of Governors of the Federal Reserve System for any use not contemplated or permitted by this Agreement, (g) amend, modify, restate or change any insurance policy in a manner adverse to Agent or any other Secured Party in any material respect, (h) engage, directly or indirectly, in any business other than as set forth herein or (i) establish new or additional trade names without providing not less than thirty (30) days advance written notice to Agent.

7.7Transfer of Collateral; Amendment of Receivables

(a)Other than pursuant to Permitted Dispositions and Permitted Liens, Borrower shall not sell, lease, transfer, pledge, encumber, assign or otherwise dispose of any Collateral (including all or a portion of any Receivable) without the prior consent of Agent.

(b)Borrower shall not extend, amend, waive or otherwise modify the terms of any Receivable or permit the rescission or cancellation of any Receivable, whether for any reason relating to a negative change in the related Account Debtor’s creditworthiness or inability to make any payment under the Receivable or otherwise, except as permitted by the Underwriting Guidelines or the Servicing Policy or as otherwise permitted in the Servicing Agreement.

(c)Except as required by Applicable Law, Borrower shall not terminate or cancel any Receivable prior to the end of the term of such Receivable, whether such early termination or cancellation is made pursuant to any Applicable Law, unless prior to such termination or cancellation, such Receivable and any related Collateral have been released from the Lien created by this Agreement.

7.8Guaranty Obligations and Risks

Except as otherwise expressly permitted by this Agreement, Borrower shall not enter into any Guaranty Obligations or assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any obligation of any Person (other than indemnities to officers and directors of such Person to the extent permitted by Applicable Law); provided, however, that nothing contained in this Section 7.8 shall prohibit Borrower from indorsing checks in the ordinary course of its business.

7.9[Reserved]

7.10Modifications of Agreements

Borrower shall not make, or agree to make, any modification, amendment or waiver of any of the terms or provisions of the Purchase and Sale Agreement or the Transfer Agreement without the prior written consent of Agent (such consent not to be unreasonably withheld, conditioned or delayed).

7.11Anti-Terrorism; OFAC

Borrower shall not (a) be or become a Person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079 (2001)), (b) engage in any dealings or transactions prohibited by Section 2 of such executive order, or otherwise be associated with any such Person in any manner violative of Section 2 of such executive order, or (c) otherwise become a Person on the list of Specially Designated Nationals and Blocked Persons in violation of the limitations or prohibitions under any other OFAC regulation or executive order.

7.12Deposit Accounts and Payment Instructions

(a)Borrower shall not open a Deposit Account (other than those listed in Section 5.16 of Schedule A as of the Closing Date) without the prior written consent of Agent.

(b)Borrower shall not make any change in the instructions to Servicer with respect to the deposits of collections regarding Receivables to the Collection Account in accordance with this Agreement and the Servicing Agreement.

(c)Borrower shall not, and shall require Servicer to not, make any change in the instructions to any Account Debtor on any Receivable that is Collateral with respect to any instructions to such Account Debtors regarding payment to be made to the Collection Account.

7.13Servicing Agreement

Borrower shall not, without the prior written consent of Agent in its sole discretion:

(a)with respect to the Servicing Agreement, terminate, amend or modify the Servicing Agreement in any manner or consent to any request from the Servicer or any other party thereto to do the same;

(b)except in connection with the replacement of the Servicer by the Backup Servicer or a third party servicer acceptable to Agent in accordance with Section 6.12(b), allow Servicer to transfer, assign or delegate any of its duties or functions under the Servicing Agreement, as applicable, to any Person, or otherwise engage any such Person to perform any such duties or functions for or on behalf of Servicer, or Borrower, in each case, other than in accordance with the Servicing Agreement; and

(c)except in connection with the replacement of the Servicer by the Backup Servicer or a third party servicer acceptable to Agent and in accordance with Section 6.12(b), transfer the duties and functions of Servicer under the Servicing Agreement to any other Persons.

7.14No Adverse Selection

Borrower covenants and agrees that all Receivables selected to be purchased by Borrower pursuant to the Purchase and Sale Agreement from all other similar receivables originated or owned by Parent shall, at all times, be selected at random and with no intention to select receivables that would be more adverse to Agent or any other Secured Party than those similar receivables provided further, that selection procedures that merely reflect differing eligibility criteria and excess concentration limits between this facility and other credit facilities shall not be deemed to violate this provision.

VIII.EVENTS OF DEFAULT

The occurrence of any one or more of the following shall constitute an “Event of Default”:

(a)Borrower shall fail to pay (i) any principal payment with respect to any Obligation provided for in any Loan Document when due (in all cases, whether on a specific due date, pursuant to Section 2.6, at maturity, by reason of acceleration, by notice of intention to prepay, by required prepayment or otherwise) or (ii) any interest or other Obligation provided for in any Loan Document when due (in all cases, whether on a specific due date, pursuant to Section 2.6(b), at maturity, by reason of acceleration, by notice of intention to prepay, by required prepayment or otherwise) and such failure continues for three (3) Business Days;

(b)any representation, statement or warranty made or deemed made by Borrower in any Loan Document or in any other certificate, document or report delivered in conjunction with any Loan Document to which it is a party (other than representations or warranties with respect to whether a Receivable was an Eligible Receivable), shall not be true and correct in all material respects or shall have been false or misleading in any material respect on the date when made or deemed to have been made (except to the extent already qualified by materiality, in which case it shall be true and correct in all respects and shall not be false or misleading in any respect) except those made as of a specific date;

(c)Borrower shall be in violation, breach or default of, or shall fail to perform, observe or comply with any covenant, obligation or agreement of it set forth in this Agreement (other than (i) any violation, breach or default in the covenants set forth in Sections 2.11, 6.15 or 7 or the misappropriation of any funds to be delivered to the Collection Account pursuant to Section 2.3 and applied pursuant to Section 2.4, for which there shall be no cure period) or any other Loan Document and such violation, breach or failure shall continue or not be cured within a period of thirty (30) days after such violation, breach or default (or such other applicable period set forth in this Agreement), unless such Loan Document specifies a different cure period; provided, that notwithstanding anything to the contrary herein, the failure of Borrower to comply with Section 2.13 shall not constitute an Event of Default.

(d)Borrower, Parent, Originator or Indemnitors shall be in violation, breach or default or of, or shall fail to perform, observe or comply with any covenant, obligation or agreement set forth in, or any event of default occurs under, any Loan Document other than this Agreement or any other material contract and such violation, breach, default, event of default or failure shall not be cured within the applicable period set forth in the applicable Loan Document or, if no cure period is provided for therein, within a period of thirty (30) days;

(e)(i) any of the Loan Documents ceases to be in full force and effect (other than in accordance with its terms); (ii) the obligations of Indemnitor under the Indemnity Agreement are limited or terminated by operation of law or by Indemnitor or (iii) any Lien created under any Loan Document ceases to constitute a valid first priority (other than with respect to property or assets covered by Permitted Liens) perfected Lien on the Collateral in accordance with the terms thereof, except with respect to Collateral that is released from the Lien of Agent as permitted under the Loan Documents or the Security Documents;

(f)one or more judgments or decrees is rendered against Borrower in an amount in excess of $250,000 individually or $500,000 in the aggregate (excluding judgments to the extent covered by insurance of such Person), which is/are not bonded pending appeal, satisfied, stayed, vacated or discharged of record within forty-five (45) calendar days of being rendered;

(g)(i) any default or breach occurs, which is not cured within any applicable grace period or waived, in the payment of any amount with respect to any Indebtedness (other than the Obligations) of (A) Borrower for borrowed money where such default or breach is an aggregate principal amount in excess of $250,000 individually or $500,000 in the aggregate, or (B) Enova for borrowed money where such default or breach is an aggregate principal amount in excess of $5,000,000 individually or $10,000,000 in the aggregate, or (ii) any Indebtedness of Borrower or any Indemnitor for borrowed money having an aggregate principal amount in excess of $250,000 individually or $500,000 in the aggregate or of Enova for borrowed money having an aggregate principal amount in excess of $5,000,000 individually or $10,000,000 in the aggregate, in either case, is declared to be due and payable or is required to be prepaid (other than by a regularly Scheduled Payment or a payment due on the voluntary termination of a capital lease) prior to the stated maturity thereof, or any obligation of such Person for the payment of Indebtedness for such borrowed money (other than the Obligations) is not paid when due or within any applicable grace period, or any such obligation becomes or is declared to be due and payable before the expressed maturity thereof, or there occurs any event which would cause any such obligation to become, or allow any such obligation to be declared, due and payable;

(h)Any of Borrower or Indemnitor shall (i) be unable to pay its debts generally as they become due, (ii) file a petition under any insolvency statute, (iii) make a general assignment for the benefit of its creditors, (iv) commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property or shall otherwise be dissolved or liquidated, or (v) file a petition seeking reorganization or liquidation or similar relief under any Debtor Relief Law or any other Applicable Law;

(i)(i) a court of competent jurisdiction shall (A) enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of any of Borrower or Indemnitor or the whole or any substantial part of the properties of Borrower or Indemnitor, which shall continue un-stayed and in effect for a period of ninety (90) calendar days, (B) approve a petition filed against Borrower or Indemnitor seeking reorganization, liquidation or similar relief under the any Debtor Relief Law or any other Applicable Law, which is not dismissed within ninety (90) calendar days or, (C) under the provisions of any Debtor Relief Law or other Applicable Law, assume custody or control of Borrower or Indemnitor or of the whole or any substantial part of the properties of Borrower or Indemnitor, which is not irrevocably relinquished within ninety (90) calendar days, or (ii) there is commenced against Borrower or Indemnitor any proceeding or petition seeking reorganization, liquidation or similar relief under any Debtor Relief Law or any other Applicable Law or statute, which (A) is not unconditionally dismissed within ninety (90) calendar days after the date of commencement, or (B) with respect to which Borrower or Indemnitor takes any formal action to indicate its approval of or consent;

(j)any Change of Control occurs;

(k)the suspension, loss, revocation, or failure to renew or file for renewal of any legally required registration, approval, license, permit, or franchise required for the collection of the Receivables now held or hereafter acquired by Borrower or the issuance of any stay order, cease and desist order or similar judicial or non-judicial sanction prohibiting the collection of the Receivables;

(l)at any time, both of the following are true:  (i) Borrower is a “covered fund” under the Volcker Rule and (ii) the interests of the Lenders or the Agent hereunder (including, without limitation, the Loan) is an “ownership interest” under the Volcker Rule;

(m)any Level Two Regulatory Event shall have occurred impacting greater than twenty percent (20%) of all Receivables pledged hereunder; or

(n)the occurrence of any Servicer Default.

In any such event, notwithstanding any other provision of any Loan Document, (a) Agent may (and at the request of Requisite Lenders, shall), by notice to Borrower (i) terminate its obligations hereunder and/or the Revolving Loan Availability of each of the Lenders, whereupon the same shall immediately terminate, (ii) substitute immediately Backup Servicer or any other third party servicer acceptable to Agent, in its sole discretion, for Servicer in all of Servicer’s roles and functions as contemplated by the Loan Documents and the Servicing Agreement and any fees, costs and expenses of, for or payable to Backup Servicer or other third party servicer acceptable to Agent, in its sole discretion, and reasonably acceptable to Borrower shall be at Borrower’s sole cost and expense, (iii) with respect to the Collateral, (1) terminate the Servicing Agreement and service the Collateral, including the right to institute collection, foreclosure and other enforcement actions against the Collateral; (2) enter into modification agreements and make extension agreements with respect to payments and other performances; (3) release Account Debtors and other Persons liable for performance; (4) settle and compromise disputes with respect to payments and performances claimed due, all without notice to Borrower, and all in Agent’s sole discretion and without relieving Borrower from performance of the obligations hereunder or under any other Loan Document; (5) receive, collect, open and read all mail of Borrower for the purpose of obtaining all items pertaining to the Collateral and any collateral described in any Loan Document; (6) collect all interest, principal, prepayments (both voluntary and mandatory), and other amounts of any and every description payable by or on behalf of any Account Debtor pursuant to any Receivable, the related Portfolio Documents, or any other related documents or instruments directly from such Account Debtor; and (7) subject to the Intercreditor Agreement, apply all amounts in or subsequently deposited in any Deposit Account to the payment of the unpaid Obligations or otherwise as Agent in its sole discretion shall determine; and (iv) declare all or any of the Loan and/or Notes, all interest thereon and all other Obligations to be due and payable immediately (except in the case of an Event of Default under Section 8(h), (i) (other than an Event of Default under Section 8(h) or (i) with respect to Indemnitor)), in which event all of the foregoing shall automatically and without further act by Agent, Managing Agents or Lenders be due and payable and Agent, Managing Agents or Lenders’ obligations hereunder shall terminate, in each case without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower and (b) effective immediately upon receipt of notice from Agent (unless specifically prohibited and provided for in Article VII, in which case effective immediately upon an Event of Default without any action of Agent, any Managing Agent or any Lender), no action permitted to be taken under Article VII hereof may be taken.

IX.RIGHTS AND REMEDIES AFTER DEFAULT

9.1Rights and Remedies

(a)In addition to the acceleration provisions set forth in Article VIII above, upon the occurrence and during the continuation of an Event of Default, Agent shall have the right to (and at the request of Requisite Lenders, shall) exercise any and all rights, options and remedies provided for in any Loan Document, under the UCC or at law or in equity, including the right to (i) apply any property of Borrower held by Agent to reduce the Obligations, (ii) foreclose the Liens created under the Loan Documents, (iii) realize upon, take possession of and/or sell any Collateral, with or without judicial process, (iv) exercise all rights and powers with respect to the Collateral as Borrower might exercise, (v) collect and send notices regarding the Collateral, with or without judicial process, (vi) by its own means or with judicial assistance, enter any premises at which Collateral is located or dispose of the Collateral on such premises without any liability for rent, storage, utilities, or other sums, and Borrower shall not resist or interfere with such action, (vii) at Borrower’s expense, require that all or any part of the Collateral be assembled and made available to Agent at any place designated by Agent in its sole discretion, (viii) reduce or otherwise change the Borrowing Base and/or the Maximum Loan Amount and/or any component of the Maximum Loan Amount and/or (ix) relinquish or abandon any Collateral or any Lien thereon.  Notwithstanding any provision of any Loan Document, Agent, in its sole discretion, shall have the right, at any time that Borrower fails to do so after an Event of Default, without prior notice, to: (A) obtain insurance covering any of the Collateral to the extent required hereunder; and (B) discharge Taxes, levies and/or Liens on any of the Collateral that are in violation of any Loan Document unless Borrower is in good faith with due diligence by appropriate proceedings contesting those items.  Such expenses and advances shall be deemed Protective Advances hereunder and shall be added to the Obligations until reimbursed to Agent, for its own account and for the benefit of the other Secured Parties, and shall be secured by the Collateral, and such payments by Agent, for its own account and for the benefit of any other Secured Party, shall not be construed as a waiver by Agent or any other Secured Party of any Event of Default or any other rights or remedies of Agent or any other Secured Party.

(b)Borrower agrees that notice received at least ten (10) calendar days before the time of any intended public sale, private sale or other disposition of Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition.  At any sale or disposition of Collateral, Agent may (to the extent permitted by Applicable Law) purchase all or any part thereof free from any right of redemption by Borrower, which right is hereby waived and released, to the extent permitted by law.  Borrower covenants and agrees not to interfere with or impose any obstacle to Agent’s exercise of its rights and remedies with respect to the Collateral.  In dealing with or disposing of the Collateral or any part thereof, Agent shall not be required to give priority or preference to any item of Collateral or otherwise to marshal assets or to take possession or sell any Collateral with judicial process.

(c)For the avoidance of doubt, in the event Agent accelerates the Obligations in accordance with this Agreement and intends to conduct a public sale, private sale or other disposition of Collateral under Applicable Law, Borrower shall have the right to pay the Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) in full at all times prior to the completion of any such public sale, private sale or other disposition of Collateral

9.2Application of Proceeds

Notwithstanding any other provision of this Agreement (including Section 2.4), in addition to any other rights, options and remedies Agent and the other Secured Parties, have under the Loan Documents, the UCC, at law or in equity, all dividends, interest, rents, issues, profits, fees, revenues, income and other proceeds collected or received from collecting, holding, managing, renting, selling, or otherwise disposing of all or any part of the Collateral or any proceeds thereof upon exercise of its remedies hereunder upon the occurrence and continuation of an Event of Default shall be applied as set forth in Section 2.4(c); provided, that Borrower shall be liable for any deficiency if such proceeds are insufficient to satisfy the Obligations (other than indemnity obligations of Borrower under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) or any of the other items referred to in this Section to the extent the Obligations (other than indemnity obligations of Borrower under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) have not been paid in full in cash.

9.3Right to Appoint Receiver

Without limiting and in addition to any other rights, options and remedies Agent and the other Secured Parties have under the Loan Documents, the UCC, at law or in equity, upon the occurrence and continuation of an Event of Default, Agent shall have the right to apply for and have a receiver appointed by a court of competent jurisdiction in any action taken by Agent and/or any other Secured Party to enforce its rights and remedies in order to manage, protect and preserve the Collateral and continue the operation of the business of Borrower and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership including the compensation of the receiver and to the payments as aforesaid until a sale or other disposition of such Collateral shall be finally made and consummated.

9.4Attorney-in-Fact

Borrower hereby irrevocably appoints Agent as its attorney-in-fact for the limited purpose of taking any action permitted under the Loan Documents that Agent deems necessary or desirable (in Agent’s sole discretion) upon the occurrence and continuation of an Event of Default to protect and realize upon Agent’s Lien in the Collateral, including the execution and delivery of any and all documents or instruments related to the Collateral in Borrower’s name, and said appointment shall create in Agent a power coupled with an interest.

9.5Rights and Remedies not Exclusive

Agent shall have the right in its sole discretion to determine which rights, Liens and/or remedies Agent and the other Secured Parties may at any time pursue, relinquish, subordinate or modify, and such determination will not in any way modify or affect any of Agent or any other Secured Party’s rights, Liens or remedies under any Loan Document, Applicable Law or equity.  The enumeration of any rights and remedies in any Loan Document is not intended to be exhaustive, and all rights and remedies of Agent and the other Secured Parties described in any Loan Document are cumulative and are not alternative to or exclusive of any other rights or remedies which Agent and the other Secured Parties otherwise may have.  The partial or complete exercise of any right or remedy shall not preclude any other further exercise of such or any other right or remedy.

X.WAIVERS AND JUDICIAL PROCEEDINGS

10.1Waivers

Except as expressly provided for herein, Borrower hereby waives set off, counterclaim, demand, presentment, protest, all defenses (other than payment or satisfaction in full) with respect to any and all instruments and all notices and demands of any description, and the pleading of any statute of limitations as a defense to any demand under any Loan Document.  Borrower hereby waives any and all defenses (other than payment or satisfaction in full) and counterclaims it may have or could interpose in any action or procedure brought by Agent to obtain an order of court recognizing the assignment of, or Lien of Agent in and to, any Collateral.

10.2Delay; No Waiver of Defaults

No course of action or delay or omission of the Agent or any other Secured Party to exercise any right or remedy hereunder or under any other Loan Document shall impair any such right or operate as a waiver thereof.  No single or partial exercise by the Agent or any other Secured Party of any right or remedy shall preclude any other or further exercise thereof, or preclude any other right or remedy.  No waiver by any party to any Loan Document of any one or more defaults by any other party in the performance of any of the provisions of any Loan Document shall operate or be construed as a waiver of any future default, whether of a like or different nature, and each such waiver shall be limited solely to the express terms and provisions of such waiver.  Notwithstanding any other provision of any Loan Document, by completing the Closing under this Agreement and/or by making Advances, no Secured Party waives any breach of any representation or warranty of under any Loan Document, and all of Agent’s or any other Secured Party’s claims and rights resulting from any such breach or misrepresentation are specifically reserved.

10.3Jury Waiver

EACH PARTY HEREBY (i) EXPRESSLY, KNOWINGLY AND VOLUNTARILY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR INCIDENTAL TO THE DEALINGS OF THE PARTIES WITH RESPECT TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND (ii) AGREES AND CONSENTS THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.

10.4Amendment and Waivers

(a)No amendment or waiver of any provision of this Agreement or any other Loan Document, or consent to any departure by Borrower or Indemnitor therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower and the Requisite Lenders (or by Agent on their behalf) without taking into account the Loans held by Non-Funding Lenders, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, without the consent of all Lenders:  (i) change the number of Lenders required for the Lenders or any of them to take any action hereunder; (ii) amend any of the provisions of Sections 9.2 or this Section 10.4; (iii) amend the sharing of payments by Lenders according to their Pro Rata Shares pursuant to Section 13.3 or the definitions of “Pro Rata Share” or “Requisite Lenders”; (iv) release all or substantially all of the value of guaranties delivered by the Indemnitor or all or substantially all of the Collateral; (v) release Borrower from all of the Obligations other than upon payment in full of the Obligations; (vi) consent to the assignment or other transfer by Borrower or any other party to any Loan Documents (other than Agent or any Lender) of any of their rights and obligations under any Loan Document; or (vii) extend the scheduled due date, or reduce the amount due on any scheduled due date, of any installment of principal, interest (other than a waiver of the incurring of or payment of interest at the Default Rate pursuant to Section 3.2), or fees payable with respect to any portion of the Loan, or waive, forgive, extend, defer or postpone the payment thereof; provided, further, that no amendment, waiver or consent shall, without the consent of each Lender directly affected thereby: (i) reduce the amount of principal of, or interest on (other than a waiver of the incurring of or payment of interest at the Default Rate pursuant to Section 3.2), or the interest rate (other than a waiver of the incurring of or payment of interest at the Default Rate pursuant to Section 3.2) applicable to, the Loans or any fees or other amounts payable hereunder; (ii) postpone any date on which any payment of principal of, or interest on (other than a waiver of the incurring of or payment of interest at the Default Rate pursuant to Section 3.2), the Loans or any fees or other amounts payable hereunder is required to be made; (iii) increase or extend the Revolving Loan Availability of any Lender; or (iv) reduce the principal of, rate of interest on (other than a waiver of the incurring of or payment of interest at the Default Rate pursuant to Section 3.2) or fees payable with respect to any portion of the Loan.

Notwithstanding the foregoing, the Agent and the Borrower shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Agent and the Borrower shall have jointly identified an obvious error or any error, ambiguity, defect or inconsistency or omission of a technical or immaterial nature in any such provision.

(b)Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.  No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document.

(c)Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.4 shall be binding upon Agent, Managing Agents, Lenders and Borrower.

(d)No consent or agreement by Borrower shall be required to amend, modify, change, restate, waive, supplement, discharge, cancel or terminate any provision of Article XII, so long as no additional duties are required to be assumed by Borrower.

XI.EFFECTIVE DATE AND TERMINATION

11.1Effectiveness and Termination

Subject to Agent’s right to accelerate the Loan and terminate the Revolving Loan Availability and cease making and funding Advances upon the occurrence and during the continuation of any Event of Default, this Agreement shall continue in full force and effect until the Maturity Date, unless terminated sooner as provided in Sections 2.5 or 2.6.  All of the Obligations shall be immediately due and payable upon the earlier of the Maturity Date, the Prepayment Date (only in the case of a prepayment in full of the Loans) or the date upon which Agent declares all or any of the Loan and/or Note, all interest thereon and all other Obligations to be due and payable pursuant to the terms of Article VIII, as applicable (the “Termination Date”).  Notwithstanding any other provision of any Loan Document, no termination of this Agreement shall affect Agent’s or any other Secured Party’s rights or any of the Obligations existing as of the effective date of such termination, and the provisions of the Loan Documents shall continue to be fully operative until the Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) have been fully performed and paid in cash in full.  The Liens granted to Agent, under the Security Documents and the financing statements filed pursuant thereto and the rights and powers of Agent shall continue in full force and effect until all of the Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) have been fully performed and paid in full in cash.

11.2Survival

All obligations, covenants, agreements, representations, warranties, waivers and indemnities made by Borrower in any Loan Document shall survive the execution and delivery of the Loan Documents, the Closing, the making and funding of the Loan and any termination of this Agreement until all Obligations (other than indemnity obligations of Borrower under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) are fully performed and paid in full in cash.  The obligations and provisions of Sections 3.1, 3.3, 3.4, 6.17, 10.1, 10.3, 11.1, 11.2, 12.1, 12.3, 12.4, 12.7, 12.9, 12.10, 12.13, 12.19, 12.20 and 14.1 shall survive termination of the Loan Documents and any payment in full of the Obligations, until the applicable date, if any, set forth in such Sections.

XII.MISCELLANEOUS

12.1Governing Law; Jurisdiction; Service of Process; Venue

(a)THE LOAN DOCUMENTS ARE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK IN RELIANCE ON NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW PROVISIONS THAT WOULD RESULT IN APPLICATION OF THE LAWS OF A DIFFERENT JURISDICTION.  TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO

ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

(b)BY EXECUTION and delivery of each Loan Document to which it is a party, each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that Agent, ANY MANAGING AGENT or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against Borrower or its properties in the courts of any jurisdiction.

(c)EACH OF the PARTIES HERETO hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (a) of this Section 12.1.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)EACH of the parties hereto waives personal service of process and irrevocably consents to service of process in the manner provided for notices in Section 12.5. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

12.2Successors and Assigns; Assignments and Participations

(a)Subject to Sections 12.2(f) and (h), a Lender may at any time, with the consent of the Agent and such Lender’s Managing Agent (such consent not to be unreasonably withheld), assign all or a portion of its rights and delegate all or a portion of its Loans and/or, in the case of any Committed Lender, its Revolving Loan Availability, under this Agreement and the other Loan Documents (including all its rights and obligations with respect to the Loan) to one or more Eligible Assignees (a “Transferee”).  The Transferee and such Lender shall execute and deliver for acceptance and recording in the Lender Register, a Lender Addition Agreement, which shall be in form and substance reasonably acceptable to Agent in its sole discretion (“Lender Addition Agreement”).  Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Lender Addition Agreement, (i) the Transferee thereunder shall be a party hereto and, to the extent provided in such Lender Addition Agreement, have the same rights, benefits and obligations as it would if it were a Lender hereunder, (ii) the assigning Lender shall be relieved of its obligations hereunder with respect to its Loans or assigned portion thereof, as the case may be, to the extent that such obligations shall have been expressly assumed by the Transferee pursuant to such Lender Addition Agreement (and, in the case of a Lender Addition Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto but, with respect to matters occurring before such assignment, shall nevertheless continue to be entitled to the benefits of Sections 12.4 and 12.7).  Borrower hereby acknowledges and agrees that any such permitted assignment will give rise to a direct obligation of Borrower to the Transferee and that the Transferee shall be considered to be a “Lender” hereunder.  Borrower may not sell, assign or transfer any interest in this Agreement, any of the other Loan Documents, or any of the Obligations, or any portion thereof, including Borrower’s rights, title, interests, remedies, powers, and duties hereunder or thereunder.

(b)Lenders may at any time sell participations in all or any part of its rights and obligations under this Agreement and the other Loan Documents (including all its rights and obligations with respect to the Loan) to one or more Persons (other than, so long as no Default, Event of Default or Early Wind-Down Trigger Event has occurred and is continuing, a Competitor) with the prior written consent of Agent (each, a “Participant”).  In the event of any such sale by Lender of a participation to a Participant, (i) such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible for the performance thereof, (iii) such Lender shall remain the holder of the participated portion of the Loan (and any Note evidencing the Loan) for all purposes under this Agreement and the other Loan Documents, (iv) Borrower and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents, and (v) all amounts payable pursuant to Section 6.2 by Borrower hereunder shall be determined as if such Lender had not sold such participation.  Any agreement pursuant to which any Lender shall sell any such participation shall provide that such Lender shall retain the sole right and responsibility to exercise such Lender’s rights hereunder, including the right to consent to any amendment, supplement, modification or waiver of any provision of this Agreement or any of the other Loan Documents; provided, that such participation agreement may provide that such Lender will not agree, without the consent of the Participant, to any amendment, supplement, modification or waiver of: (A) any reduction in the principal amount, interest rate or fees payable with respect to the Loan in which such holder participates; (B) any extension of the Termination Date of this Agreement or the date fixed for any payment of principal, interest or fees payable with respect to the Loan in which such holder participates; and (C) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement or the Loan Documents).  Borrower hereby acknowledges and agrees that the Participant under each participation shall, solely for the purposes of Sections 12.4 and 12.7 of this Agreement be considered to be a “Lender” hereunder.

(c)Agent, on behalf of Borrower, shall maintain at its address referred to in Section 12.5 a copy of each Lender Addition Agreement delivered to it and a written or electronic register (the “Lender Register”) for the recordation of the names and addresses of the Lenders and the Loans made by, and the principal amount (and stated interest) of the Loan owing to, and the Revolving Loan Availability of, and any Notes evidencing the Loan owned by, each Lender and each Participant from time to time.  Notwithstanding anything in this Agreement to the contrary, Borrower and the Agent shall treat each Person whose name is recorded in the Lender Register as the owner of the Loan, any Notes, the Revolving Loan Availability and the Loans recorded therein for all purposes of this Agreement.  The Lender Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.  The foregoing language is intended to cause the Loan, and any assignments and participation thereof, to be in “registered form” as defined in Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and shall be interpreted and applied consistently therewith.

(d)Notwithstanding anything in this Agreement to the contrary, no assignment under Section 12.2(a) of any rights or obligations under or in respect of the Loan or any Notes evidencing the Loan shall be effective unless and until Agent shall have recorded the assignment pursuant to Section 12.2(c).  Upon its receipt of a Lender Addition Agreement executed by an assigning Lender and a Transferee, Agent shall (i) promptly accept such Lender Addition Agreement and (ii) on the effective date determined pursuant thereto record the information contained therein in the Lender Register and give prompt notice of such acceptance and recordation to the Lender and Borrower.  On or prior to such effective date, the assigning Lender shall surrender any outstanding Notes held by it, all or a portion of which are being assigned, and Borrower, at its own expense, shall, upon the request of Agent by the assigning Lender or the Transferee, as applicable, execute and deliver to Agent, within five (5) Business Days of any request, new Notes to reflect the interest held by the assigning Lender and its Transferee.

(e)Except as otherwise provided in this Section 12.2 Agent shall not, as between Borrower and Agent, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loan or other Obligations owed to Agent and Lenders.  Agent may furnish any information concerning Borrower in the possession of Agent from time to time to assignees and participants (including prospective assignees and participants), subject to confidentiality requirements hereunder.

(f)Notwithstanding any other provision set forth in this Agreement, Agent may at any time create a security interest in all or any portion of its rights under this Agreement, including the Loan owing to it and the Notes held by it and the other Loan Documents and Collateral.

(g)Borrower agrees to use commercially reasonable efforts to assist Agent in assigning or selling participations in all or any part of the Loan made by any Lender to another Person identified by such Lender.

(h)Notwithstanding anything in the Loan Documents to the contrary, (i) Agent and its Affiliates shall not be required to execute and deliver a Lender Addition

Agreement in connection with any transaction involving its Affiliates or lenders, (ii) no lender to or funding or financing source of Agent or its Affiliates shall be considered a Transferee, (iii)  other than, so long as an Event of Default or Early Wind-Down Trigger Event has not occurred and is not continuing, with respect to any transaction involving a Competitor, there shall be no limitation or restriction on Agent’s ability to assign or otherwise transfer any Loan Document to any such Affiliate or lender or funding or financing source, and (iv) other than, so long as an Event of Default or Early Wind-Down Trigger Event has not occurred and is not continuing, with respect to any transaction involving a Competitor, there shall be no limitation or restriction on such Affiliates’ or lenders’ or financing or funding sources’ ability to assign or otherwise transfer any Loan Document, Loan, Note or Obligation (or any of its rights thereunder or interest therein); provided, however, Agent shall continue to be liable as a “Lender” under the Loan Documents unless such Affiliate or lender or funding or financing source executes a Lender Addition Agreement and thereby becomes a “Lender.”

(i)The Loan Documents shall inure to the benefit of Agent, Managing Agent, Lenders, Transferee, Participant (to the extent expressly provided herein only) and all future holders of any Notes, the Obligations and/or any of the Collateral, and each of their respective successors and permitted assigns.  Each Loan Document shall be binding upon the Persons other than Agent that are parties thereto and their respective successors and assigns, and no such Person may assign, delegate or transfer any Loan Document or any of its rights or obligations thereunder without the prior written consent of Agent.  No rights are intended to be created under any Loan Document for the benefit of any third party donee, creditor or incidental beneficiary of Borrower.  Nothing contained in any Loan Document shall be construed as a delegation to Agent of any other Person’s duty of performance.  BORROWER ACKNOWLEDGES AND AGREES THAT AGENT AT ANY TIME AND FROM TIME TO TIME MAY (I) DIVIDE AND REISSUE (WITHOUT SUBSTANTIVE CHANGES OTHER THAN THOSE RESULTING FROM SUCH DIVISION) ANY NOTES, AND/OR (II) SELL, ASSIGN OR GRANT PARTICIPATING INTERESTS IN OR TRANSFER ALL OR ANY PART OF ITS RIGHTS OR OBLIGATIONS UNDER ANY LOAN DOCUMENT, NOTE, THE OBLIGATIONS AND/OR THE COLLATERAL TO OTHER PERSONS, IN EACH CASE ON THE TERMS AND CONDITIONS PROVIDED HEREIN.  Each Transferee and Participant shall have all of the rights, obligations and benefits with respect to the Obligations, Notes, Collateral and/or Loan Documents held by it as fully as if the original holder thereof; provided, that, notwithstanding anything to the contrary in any Loan Document, Borrower shall not be obligated to pay under this Agreement to any Transferee or Participant any sum in excess of the sum which it would have been obligated to pay to Agent had such participation not been effected.  Agent may disclose to any Transferee or Participant all information, reports, financial statements, certificates and documents obtained under any provision of any Loan Document; provided, that Transferees and Participants shall be subject to the confidentiality provisions contained herein that are applicable to Agent.

(j)Any Lender may assign or pledge all or any portion of the Loans or Notes held by it to any Federal Reserve Bank or the United States Treasury as collateral security to secure obligations of such Lender, including any assignment or pledge pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank, provided, that any payment in respect of such assigned Loans or Notes made by Borrower to or for the account of the assigning or pledging Lender in accordance with the terms of this Agreement shall satisfy Borrower’s obligations hereunder in respect to such assigned Loans or Notes to the extent of such payment.  No such assignment shall release the assigning Lender from its obligations hereunder.  Notwithstanding anything to the contrary herein, without prior notice or consent from the Borrower or the Agent or such Conduit Lender’s Managing Agent and without any expense payment obligation from such Conduit Lender, each Conduit Lender may assign or pledge from time to time all of or any part of its rights under, interest in and title to the Loan, Advances, the Collateral, this Agreement, and the other Loan Documents to any Program Support Provider, Agent, Managing Agent or other Lender in its Lender Group or any Affiliate supported by any Program Support Provider or to any collateral agent or trustee of a Conduit Lender pursuant to which any Conduit Lender is pledging or assigning any interest in the Loan, Advances, the Collateral, this Agreement, and the other Loan Documents hereunder to such collateral agent or trustee.

12.3Application of Payments

To the extent that any payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside, defeased or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other Person under any Debtor Relief Law, common law or equitable cause or any other law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by Agent and the Liens created hereby shall be revived automatically without any action on the part of any party hereto and shall continue as if such payment had not been received by Agent.  Except as specifically provided in this Agreement, any payments with respect to the Obligations received shall be credited and applied in such manner and order as Agent shall decide in its sole discretion.

12.4Indemnity

(a)Borrower hereby agrees that it will indemnify, defend and hold harmless (on an after tax basis) the Agent and the other Secured Parties, and their respective successors and permitted assigns and their respective directors, officers, agents, employees, advisors, shareholders, attorneys and Affiliates (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities, deficiencies, obligations, fines, penalties, actions (whether threatened or existing), judgments, suits (whether threatened or existing) or expenses (including reasonable fees and disbursements of counsel, experts, consultants and other professionals) incurred by any of them (collectively, “Claims”), except, in the case of each Indemnified Person, to the extent that any Claim (a) is determined in a final and non-appealable judgment by a court of competent jurisdiction to have directly resulted from such Indemnified Person’s gross negligence or willful misconduct.  Without limiting or being limited by the foregoing, Borrower shall indemnify each Indemnified Person arising out of or related to any of the following: of (i) any litigation, investigation, claim or proceeding related to (1) this Agreement, any other Loan Document or the transactions contemplated hereby or thereby, (2) any actual or proposed use by Borrower of the proceeds of the Revolving Advances, (3) the Agent’s or any Lender’s entering into this Agreement, or the other Loan Documents (other than consequential damages and loss of anticipated profits or earnings), including amounts paid in settlement, court costs and the reasonable fees and disbursements of counsel incurred in connection with any such litigation, investigation, claim or proceeding, (ii) any remedial or other action taken or required to be taken by Borrower or Servicer or Indemnitor in connection with compliance by such party, or any of its properties, with any Applicable Law, (iii) any pending, threatened or actual action, claim, proceeding or suit by any shareholder or director of Borrower or Servicer or Indemnitor or any actual or purported violation of Borrower’s or Indemnitor’s governing documents or any other agreement or instrument to which Borrower or Indemnitor is a party or by which any of its properties is bound, (iv) any breach of a representation or warranty with respect to Borrower or the Collateral, (v) any acts of fraud by Borrower or Indemnitor related to the Loan or made in connection with the Loan Agreement or any Loan Document, (vi) any Change of Control not approved in writing by Agent, (vii) any material waste, transfer, sale, encumbrance or other disposal of the Collateral not permitted by the Loan Agreement or the other Loan Document or (viii) any failure to comply with the special purpose entity covenants set forth in Section 6.13 hereof.  If and to the extent that the obligations of Borrower or Indemnitor hereunder or any other Loan Document are unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations that is permissible under Applicable Law.  Without limiting any of the foregoing, Borrower indemnifies the Indemnified Person for all claims for brokerage fees or commissions (other than claims of a broker with whom such Indemnified Person has directly contracted in writing) which may be made in connection with respect to any aspect of, or any transaction contemplated by or referred to in, or any matter related to, any Loan Document or any agreement, document or transaction contemplated thereby.

(b)Borrower’s obligations under Sections 3.3 and 14.1 and this Section 12.4 shall survive any termination of this Agreement and the other Loan Documents and the payment in full of the Obligations, and are in addition to, and not in substitution of, any of the other Obligations.

(c)All payments due under this Section 12.4 are payable promptly (and in any event within three (3) Business Days) after written demand therefor.

12.5Notice

Any notice or request under any Loan Document shall be given to any party to this Agreement at such party’s address set forth beneath its signature on the signature page to this Agreement, or at such other address as such party may hereafter specify in a notice given in the manner required under this Section 12.5.  Any notice or request hereunder shall be given only by, and shall be deemed to have been received upon (each, a “Receipt”):  (i) registered or certified mail, return receipt requested, on the date on which such received as indicated in such return receipt, (ii) delivery by a nationally recognized overnight courier, one (1) Business Day after deposit with such courier, or (iii) Electronic Transmission, in each case upon telephone or further electronic communication from the recipient acknowledging receipt.

12.6Severability; Captions; Counterparts; Facsimile Signatures

In case any provision in or obligation under this Agreement, any Notes or any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.  The captions in the Loan Documents are intended for convenience and reference only and shall not affect the meaning or interpretation of the Loan Documents.  This Agreement and any waiver or amendment hereto may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  This Agreement and each of the other Loan Documents may be executed and delivered by telecopier, facsimile transmission or Electronic Transmission all with the same force and effect as if the same was a fully executed and delivered original manual counterpart.  Delivery of an executed signature page of this Agreement and each of the other Loan Documents by telecopier, facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

12.7Expenses

Borrower shall pay, whether or not the Closing occurs, all fees, costs and expenses incurred or earned by Agent, any other Secured Party, and/or its Affiliates, including portfolio management, documentation and diligence fees and expenses, all search, audit, appraisal, recording, professional and filing fees and expenses and all other charges and expenses (including UCC and judgment and tax lien searches and UCC filings and fees for post-closing UCC and judgment and tax lien searches and wire transfer fees and audit expenses), and all reasonable attorneys’ fees and expenses, (a) in any effort to enforce, protect or collect payment of any Obligation or to enforce any Loan Document or any related agreement, document or instrument, (b) in connection with entering into, negotiating, preparing, reviewing and executing the Loan Documents and/or any related agreements, documents or instruments (subject to an aggregate cap of $125,000 for the legal fees of counsel to the Lenders), (c) arising in any way out of the administration of the Obligations or the taking or refraining from taking by Agent of any action requested by Borrower, (d) in connection with instituting, maintaining, preserving, enforcing and/or foreclosing on Agent’s Liens on any of the Collateral under the Loan Documents, whether through judicial proceedings or otherwise, (e) in defending or prosecuting any actions, claims or proceedings arising out of or relating to Agent’s or any other Secured Party’s transactions with Borrower, (f) in seeking, obtaining or receiving any advice with respect to its rights and obligations under any Loan Document and any related agreement, document or instrument, (g) arising out of or relating to any Default or Event of Default or occurring thereafter or as a result thereof, (h) subject to the limitations set forth in Section 6.7, in connection with all actions, visits, audits and inspections undertaken by Agent or its Affiliates pursuant to the Loan Documents, and/or (i) the fees, costs and expenses of Collection Bank, Backup Servicer, Verification Agent and any other amounts not set forth in any other Loan Document, (j) in connection with any modification, restatement, supplement, amendment, waiver or extension of any Loan Document and/or any related agreement, document or instrument.  All of the foregoing shall be charged to Borrower’s account and shall be part of the Obligations.  Without limiting the foregoing, Borrower shall pay all Taxes (other than Taxes based upon or measured by Agent’s income or revenues or any personal property tax), if any, in connection with the issuance of any Note and the filing and/or recording of any documents and/or financing statements.

12.8Entire Agreement

This Agreement and the other Loan Documents to which Borrower is a party constitute the entire agreement between Borrower, Agent, Managing Agents and Lenders with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings (including the term sheet dated on or about June 25, 2018), if any, relating to the subject matter hereof or thereof.  Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing signed by Borrower, Agent and Requisite Lenders, as appropriate.  Except as set forth in and subject to Section 10.4, no provision of any Loan Document may be changed, modified, amended, restated, waived, supplemented, discharged, canceled or terminated orally or by any course of dealing or in any other manner other than by an agreement in writing signed by Borrower, Agent, Requisite Lenders and the other parties thereto, provided, that no consent or agreement by Borrower shall be required to amend, modify, change, restate, waive, supplement, discharge, cancel or terminate any provision of Article XIII, so long as no additional duties are required to be assumed by Borrower.  Each party hereto acknowledges that it has been advised by counsel in connection with the negotiation and execution of this Agreement and is not relying upon oral representations or statements inconsistent with the terms and provisions hereof.  The schedules attached hereto may be amended or supplemented by Borrower upon delivery to Agent of such amendments or supplements and, except as expressly provided otherwise in this Agreement, the written approval thereof by Agent.  The preparation of this Agreement has been a joint effort of the parties hereto and their counsel.  The resulting document shall not as matter of judicial construction be construed more severely against one of the parties or against any particular draftsman.

12.9Approvals and Duties

Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Agent with respect to any matter that is subject of any Loan Document may be granted or withheld by Agent in its sole and absolute discretion.  Except as otherwise required by law, Agent shall have no responsibility for or obligation or duty with respect to any of the Collateral or any matter or proceeding arising out of or relating thereto, including any obligation or duty to collect any sums due in respect thereof or to protect or preserve any rights pertaining thereto.

12.10Release of Collateral

(a)So long as no Default, Event of Default or Early Wind-Down Trigger Event has occurred and is continuing, upon request of Borrower, Agent shall release any Lien granted to or held by Agent upon any Collateral being sold or disposed of in compliance with the provisions of the Loan Documents, as determined by Agent in its sole discretion, subject to compliance with Sections 2.5 and 2.6 hereof, as applicable.  Upon receipt of the proceeds of such sale or disposition in accordance with this Agreement, Agent shall execute and deliver such documents, at Borrower’s expense, as are necessary to release Agent’s Liens on the applicable Collateral and shall return the applicable Collateral to Borrower; provided, however, that the parties agree that, notwithstanding any such termination or release or the execution, delivery or filing of any such documents or the return of any Collateral, if and to the extent that any such payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside, defeased or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other Person under any Debtor Relief Law, common law or equitable cause or any other law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by Agent and the Liens created hereby shall be revived automatically without any action on the part of any party hereto and shall continue as if such payment had not been received by Agent.  Agent shall not be deemed to have made any representation or warranty with respect to any Collateral so delivered except that such Collateral is free and clear, on the date of such delivery, of any and all Liens arising from such Person’s own acts.

(b)Notwithstanding anything in the foregoing Section 12.10(a) to the contrary, in order to give effect to a Permitted Disposition (as described in clause (a) of the definition thereof), the relevant Receivable(s) may be sold without the prior consent of Agent or any of the Lenders; provided that Borrower shall, or shall cause the Servicer to, immediately deposit all proceeds from such sale or repurchase into the Collection Account.  Provided that no Early Wind-Down Trigger Event, Default or Event of Default has occurred and is continuing, if such amounts described in the prior sentence are deposited in the Collection Account, then, (i) Agent’s Lien on such Defaulted Receivables that are subject to such Permitted Disposition shall be automatically released without any further action and (ii) Agent shall execute such documents, releases and instruments of transfer or assignment, reasonably requested and prepared by Borrower and take such other actions as shall reasonably be requested by Borrower to effect the release of such Defaulted Receivables removed pursuant to a Permitted Disposition, in each case at Borrower’s sole cost and expense.  Borrower shall deliver, or cause the Servicer to deliver, a schedule of any Receivables released as provided in this Section 12.10(b) to Agent in connection with the Monthly Collateral and Servicing Report and shall update all other reports and schedules accordingly.

(c)Subject to Section 12.3, promptly following full performance and satisfaction and payment in full in cash of all Obligations (other than indemnity obligations of Borrower under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) and the termination of this Agreement, the Liens created hereby shall terminate and Agent shall execute and deliver such documents, at Borrower’s expense, as are necessary to release Agent’s Liens on the Collateral and shall return the Collateral to Borrower; provided, however, that the parties agree that, notwithstanding any such termination or release or the execution, delivery or filing of any such documents or the return of any Collateral, if and to the extent that any such payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside, defeased or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other Person under any Debtor Relief Law, common law or equitable cause or any other law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by Agent and the Liens created hereby shall be revived automatically without any action on the part of any party hereto and shall continue as if such payment had not been received by Agent.  Agent shall not be deemed to have made any representation or warranty with respect to any Collateral so delivered except that such Collateral is free and clear, on the date of such delivery, of any and all Liens arising from such Person’s own acts.

12.11Times of Day

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

12.12Rounding

Any ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

12.13No Advisory or Fiduciary Responsibility

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower acknowledges and agrees that:  (i) (A) the arranging and other services regarding this Agreement provided by the Managing Agents and Lenders are arm’s-length commercial transactions between Borrower and its Affiliates, on the one hand, and the Managing Agents and Lenders and their Affiliates, on the other hand, (B) Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Managing Agents and Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower or any of its Affiliates, or any other Person and (B) no Managing Agents or Lender or any of their Affiliates has any obligation to Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Managing Agent and a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Managing Agents and Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and no Managing Agent or Lender or any of their Affiliates has any obligation to disclose any of such interests to Borrower or its Affiliates.  To the fullest extent permitted by law, Borrower hereby waives and releases any claims that it may have against each of the Managing Agents and Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

12.14Independent Effect of Covenants

Borrower expressly acknowledges and agrees that each covenant contained in Articles VI or VII hereof shall be given independent effect.  Accordingly, Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VI or VII, if, before or after giving effect to such transaction or act, Borrower shall or would be in breach of any other covenant contained in Articles VI or VII.

12.15Right of Setoff

If an Event of Default shall have occurred and be continuing, each Secured Party and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Secured Party or Affiliate to or for the credit or the account of Borrower against any of and all of the Obligations held by such Secured Party, irrespective of whether or not such Secured Party shall have made any demand under the Loan Documents and although such obligations may be unmatured; provided that, in the event that any Non-Funding Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to Agent for further application in accordance with the provisions of Section 13.3 and, pending such payment, shall be segregated by such Non-Funding Lender from its other funds and deemed held in trust for the benefit of Agent and the other Secured Parties, and (ii) the Non-Funding Lender shall provide promptly to Agent a statement describing in reasonable detail the Obligations owing to such Non-Funding Lender as to which it exercised such right of setoff.  The rights of each Secured Party under this Section are in addition to other rights and remedies (including other rights of setoff) which such Secured Party may have.  Each Secured Party agrees to notify Borrower and Agent promptly after any such setoff and application by such Secured Party; provided that, the failure to give such notice shall not affect the validity of such setoff and application.

12.16Confidentiality and Publicity

(a)Borrower agrees, and agrees to cause each of its Affiliates, (i) not to transmit or disclose any provision of any Loan Document to any Person, other than to any Governmental Authority described in clause (c)(ix) below to which Borrower is subject or to any Person described in clause (c)(x) below, without Agent’s prior written consent.  Borrower agrees to submit to Agent and Agent reserves the right to review and approve all materials that Borrower or any of its Affiliates prepare that contain Agent’s name or describe or refer to any Loan Document, any of the terms thereof or any of the transactions contemplated thereby; provided that Agent’s approval of materials shall not be required in connection with any disclosure to any Governmental Authority as described in clause (c)(ix) below to which Borrower is subject or to any Person described in clause (c)(x) below.  Borrower shall not, and shall not permit any of its Affiliates to, use Agent’s name (or the name of any of Agent’s affiliates) in connection with any public advertising, marketing or press releases or such other similar purposes, without Agent’s prior written consent, other than as required by any Governmental Authority or as required by Applicable Law.  Nothing contained in any Loan Document is intended to permit or authorize Borrower or any of its Affiliates to contract on behalf of Agent, any Managing Agent or any Lender.

(b)Any Secured Party may, with the prior written consent of the Borrower, (i) disclose a general description of transactions arising under the Loan Documents for advertising, marketing or other similar purposes and (ii) use Borrower’s name, logo or other indicia germane to such party in connection with such advertising, marketing or other similar purposes.  Borrower or any Affiliate of Borrower may, with the prior written consent of Agent, (x) disclose a general description of transactions arising under the Loan Documents for advertising, marketing or other similar purposes and (y) use Agent’s name, logo or other indicia germane to such party in connection with such advertising, marketing or other similar purposes.

(c)Agent and Lenders shall exercise commercially reasonable efforts to maintain in confidence, in accordance with its customary procedures for handling confidential information and in accordance with safe and sound practices of comparable financial institutions, all non-public information of Borrower and Indemnitor that Borrower and/or Indemnitor furnishes on a confidential basis (“Confidential Information”) and not to disclose such Confidential Information to any Person, other than any such Confidential Information that becomes generally available to the public, individually developed by or obtained by Agent or a Lender from a source other than Borrower or Indemnitor other than as a result of a disclosure by an Agent or Lender in violation of this Section 12.16; provided, that Agent and its Affiliates and Lenders and their Affiliates shall have the right to disclose Confidential Information to (and in each case, other than with respect to clauses (v), (vii), (viii), (ix) and (x) below, only in connection with its execution, delivery, administration, assignment or enforcement of this Agreement):

(i)Borrower, Indemnitor or their Affiliates;

(ii)such Person’s Affiliates;

(iii)such Person’s or such Person’s Affiliates’ lenders, funding or financing sources;

(iv)such Person’s or such Person’s Affiliates’ directors, officers, trustees, partners, members, managers, employees, agents, advisors, representatives, attorneys, equity owners, dealers, investors, professional consultants, portfolio management services who, in each case, are obligated, or instructed, to keep such information confidential;

(v)to credit enhancers and dealers and investors in respect of CP of any Conduit Lender in accordance with the customary practices of such Conduit Lender for disclosures to credit enhancers, dealers or investors, as the case may be, it being understood that any such disclosure to dealers or investors will not identify the Borrower or any of its Affiliates by name;

(vi)any Person that is a potential interest rate hedge provider of a Lender or any Person to whom Agent or a Lender offers or proposes to offer to sell, assign or transfer the Loan or any part thereof or any interest or participation therein and any such Person’s Program Support Providers (provided that such Person shall enter into a confidentiality agreement or similar agreement to keep such information confidential);

(vii)any rating agency;

(viii)any Person that provides statistical analysis and/or information services to Agent or its Affiliates (provided, that such Person shall enter into a confidentiality agreement or similar agreement to keep such information confidential);

(ix)any Governmental Authority to which Agent or a Lender is subject at the request or pursuant to any requirement of such Governmental Authority, or in connection with an examination of Agent by any such Governmental Authority; and

(x)any Person (A) to the extent required by Applicable Law, (B) in response to any subpoena or other legal process or informal investigative demand, (C) in connection with any litigation, or (D) in connection with the actual or potential exercise or enforcement of any right or remedy under any Loan Document.

(d)The obligations of Agent and its Affiliates under this Section 12.16 shall supersede and replace any other confidentiality obligations agreed to by Agent or its Affiliates.

12.17Inconsistencies with Other Documents

In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Collateral Documents which imposes additional burdens on Borrower or any of its Subsidiaries or further restricts the rights of Borrower or any of its Subsidiaries or gives Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

12.18Patriot Act

Each Lender that is subject to the requirements of the Patriot Act and Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Agent and each Lender to identify Borrower in accordance with the Patriot Act.  Borrower shall, promptly following a request by Agent or any Lender, provide all documentation and other information that Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Patriot Act.

12.19Bankruptcy Petition

Each of the parties hereto hereby covenants and agrees with respect to each Conduit Lender that, prior to the date which is one year and one day (or, if longer, any applicable preference period plus one day) after the payment in full of all outstanding indebtedness of such Conduit Lender (or its related issuer), it will not institute against or join any other Person in instituting against such Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States, any state of the United States or any other jurisdiction.  The provisions of this Section shall survive the termination of this Agreement.

12.20Limitation on Liability

Notwithstanding anything to the contrary contained in this Agreement, no Conduit Lender shall have any monetary liability or payment obligation hereunder unless and until such

Conduit Lender has received such amounts pursuant to this Agreement (provided the foregoing shall not be interpreted to relieve any Conduit Lender of any of its non-payment obligations hereunder in its capacity as a Conduit Lender).  In addition, the parties hereto hereby agree that no Conduit Lender shall have any obligation to pay any amounts constituting fees, reimbursement for expenses or indemnities (collectively, “Expense Claims”) and such Expense Claims shall not constitute a claim (as defined in Section 101 of Title 11 of the United States Bankruptcy Code or similar law in another jurisdiction) against such Conduit Lender, unless or until such Conduit Lender has received amounts sufficient to pay such Expense Claims pursuant to this Agreement and such amounts are not required to pay the outstanding indebtedness of such Conduit Lender.  The provisions of this Section shall survive the termination of this Agreement.

XIII.AGENT PROVISIONS; SETTLEMENT

13.1Agent

(a)Appointment.  Each Lender and each Managing Agent hereby designates and appoints Credit Suisse as the administrative agent, payment agent and collateral agent under this Agreement and the other Loan Documents, and each Lender and each Managing Agent hereby irrevocably authorizes Credit Suisse, as Agent for such Lender and such Managing Agent, to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are delegated to Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Agent agrees to act as such on the conditions contained in this Article XIII.  The provisions of this Article XIII are solely for the benefit of Agent, Managing Agents and Lenders, and Borrower shall have no rights as a third-party beneficiary of any of the provisions of this Article XIII other than the second sentence of Section 13.1(h)(iii).  Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents, employees or sub-agents.

(b)Nature of Duties.  In performing its functions and duties under this Agreement, Agent is acting solely on behalf of Lenders and Managing Agents, and its duties are administrative in nature, and does not assume and shall not be deemed to have assumed, any obligation toward or relationship of agency or trust with or for Lenders and Managing Agents, other than as expressly set forth herein and in the other Loan Documents, or Borrower.  Agent shall have no duties, obligations or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents.  Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender or any Managing Agents.  Each Lender and each Managing Agent shall make its own independent investigation of the financial condition and affairs of Borrower in connection with the extension of credit hereunder and shall make its own appraisal of the creditworthiness of Borrower.  Except for information, notices, reports and other documents expressly required to be furnished to Lenders and Managing Agents by Agent hereunder or given to Agent for the account of or with copies for Lenders and Managing Agents, Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender or any Managing Agent with any credit or other information with respect thereto, whether coming into its possession before the Closing Date or at any time or times thereafter.  If Agent seeks the consent or approval of any Lenders or any

Managing Agents to the taking or refraining from taking any action hereunder, then Agent shall send prior written notice thereof to each Lender and Managing Agents.  Agent shall promptly notify each Lender and each Managing Agent in writing any time that the applicable percentage of Lenders have instructed Agent to act or refrain from acting pursuant hereto.

(c)Rights, Exculpation, Etc.  Neither Agent nor any of its officers, directors, managers, members, equity owners, employees, attorneys or agents shall be liable to any Lender or any Managing Agent for any action lawfully taken or omitted by them hereunder or under any of the other Loan Documents, or in connection herewith or therewith; provided that the foregoing shall not prevent Agent from being liable to the extent of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction on a final and nonappealable basis.  Notwithstanding the foregoing, Agent shall be obligated on the terms set forth herein for performance of its express duties and obligations hereunder.  Agent shall not be liable for any apportionment or distribution of payments made by it in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender and any Managing Agent to whom payment was due but not made shall be to recover from the other Lenders or other Managing Agents any payment in excess of the amount to which they are determined to be entitled (and such other Lenders and Managing Agents hereby agree promptly to return to such Lender or such Managing Agent any such erroneous payments received by them).  In performing its functions and duties hereunder, Agent shall exercise the same care which it would in dealing with loans for its own account.  Agent shall not be responsible to any Lender or any Managing Agent for any recitals, statements, representations or warranties made by Borrower herein or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any of the other Loan Documents or the transactions contemplated thereby, or for the financial condition of Borrower.  Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions, or conditions of this Agreement or any of the Loan Documents or the financial condition of Borrower, or the existence or possible existence of any Early Wind-Down Trigger Event, Default or Event of Default.  Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents Agent is permitted or required to take or to grant, and Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from taking any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the applicable percentage of Lenders.  Without limiting the foregoing, no Lender or any Managing Agent shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the applicable percentage of Lenders and, notwithstanding the instructions of Lenders, Agent shall have no obligation to take any action if it, in good faith, believes that such action exposes Agent or any of its officers, directors, managers, members, equity owners, employees, attorneys or agents to any personal liability unless Agent receives an indemnification satisfactory to it from Lenders with respect to such action.

(d)Reliance.  Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, telecopy or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of legal counsel, independent accountants and other experts selected by Agent in its sole discretion.

(e)Indemnification.  Each Committed Lender, severally and not (i) jointly or (ii) jointly and severally, agrees to reimburse and indemnify and hold harmless Agent and its officers, directors, managers, members, equity owners, employees, attorneys and agents (to the extent not reimbursed by Borrower), ratably according to its respective Pro Rata Share in effect on the date on which indemnification is sought under this subsection of the total outstanding Obligations (or, if indemnification is sought after the date upon which the Loans shall have been paid in full, ratably in accordance with its Pro Rata Share immediately prior to such date of the total outstanding Obligations), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent or any of its officers, directors, managers, members, equity owners, employees, attorneys or agents in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by Agent under this Agreement or any of the other Loan Documents; provided, however, that no Committed Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements to the extent resulting from Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction on a final and non-appealable basis.  The obligations of Lenders and Managing Agents under this Article XIII shall survive the payment in full of the Obligations and the termination of this Agreement.

(f)Agent in its Individual Capacity.  With respect to the Loans made by it, if any, Credit Suisse and its successors as the Agent shall have, and may exercise, the same rights and powers under the Loan Documents, and is subject to the same obligations and liabilities, as and to the extent set forth in the Loan Documents, as any other Lender.  The terms “Lenders” or “Requisite Lenders” or any similar terms shall include Agent in its individual capacity as a Lender.  Agent and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of lending, banking, trust, financial advisory or other business with, Borrower or any Subsidiary or Affiliate of Borrower as if it were not acting as Agent pursuant hereto.

(g)Successor Agent.

(i)Resignation.  Agent may resign from the performance of all or part of its functions and duties hereunder at any time by giving at least thirty (30) calendar days’ prior written notice to Borrower, Managing Agents and Lenders.  Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clause (ii) below or as otherwise provided below.

(ii)Appointment of Successor.  Upon any such notice of resignation pursuant to clause (g)(i) of this Section 13.1, Requisite Lenders shall appoint a successor Agent with the consent of Borrower, which consent shall not be unreasonably withheld, delayed or conditioned (or required if any Early Wind-Down Trigger Event, Default or

Event of Default exists).  If a successor Agent shall not have been so appointed within said thirty (30) calendar day period referenced in clause (g)(i) above, the retiring Agent, upon notice to Borrower, may, on behalf of Lenders and Managing Agents, appoint a successor Agent with the consent of Borrower, which consent shall not be unreasonably withheld, delayed or conditioned (or required if any Default or Event of Default exists), who shall serve as Agent until such time as Requisite Lenders appoint a successor Agent as provided above.  If no successor Agent has been appointed pursuant to the foregoing within said thirty (30) calendar day period, the resignation shall become effective and Requisite Lenders thereafter shall perform all the duties of Agent hereunder, until such time, if any, as Requisite Lenders appoint a successor Agent as provided above.

(iii)Successor Agent.  Upon the acceptance of any appointment as Agent under the Loan Documents by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and, upon the earlier of such acceptance or the effective date of the retiring Agent’s resignation, the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, provided that any indemnity rights or other rights in favor of such retiring Agent shall continue after and survive such resignation and succession.  After any retiring Agent’s resignation as Agent under the Loan Documents, the provisions of this Article XIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.

(h)Collateral Matters.

(i)Collateral.  Each Lender and each Managing Agent agrees that any action taken by Agent or the Requisite Lenders (or, where required by the express terms of this Agreement, a greater number of Lenders) in accordance with the provisions of this Agreement or of the other Loan Documents relating to the Collateral, and the exercise by Agent or the Requisite Lenders (or, where so required, such greater number of Lenders) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Lenders, Managing Agents and Agent.  Without limiting the generality of the foregoing, Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for Lenders and Managing Agents with respect to all payments and collections arising in connection herewith and with the Loan Documents in connection with the Collateral; (ii) execute and deliver each Loan Document relating to the Collateral and accept delivery of each such agreement delivered by Borrower; (iii) act as collateral agent for Secured Parties for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein; (iv) manage, supervise and otherwise deal with the Collateral; (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Loan Documents relating to the Collateral; and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all right and remedies given to such Agent and the other Secured Parties with respect to the Collateral under the Loan Documents relating thereto, Applicable Law or otherwise.

(ii)Release of Collateral.  Lenders and Managing Agents hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent, for the benefit the of Secured Parties, upon any Collateral covered by the Loan Documents (A) upon termination of this Agreement, the termination of the Revolving Loan Availability and the payment and satisfaction in full in cash of all Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted); (B) constituting Collateral being sold or disposed of if Borrower certifies to Agent that the sale or disposition is made in compliance with the provisions of the Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry); or (C) constituting Collateral leased to Borrower under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by Borrower to be, renewed or extended.

(iii)Confirmation of Authority; Execution of Releases.  Without in any manner limiting Agent’s authority to act without any specific or further authorization or consent by Lenders or Managing Agents (as set forth in Section 13.1(h)(i) and (ii)), each Lender and each Managing Agent agrees to confirm in writing, upon request by Borrower, the authority to release any property covered by this Agreement or the Loan Documents conferred upon Agent under Section 13.1(h)(ii).  So long as no Event of Default exists, upon receipt by Agent of confirmation from the requisite percentage of Lenders of its authority to release any particular item or types of Collateral covered by this Agreement or the other Loan Documents, and upon at least five (5) Business Days’ prior written request by Borrower, Agent shall (and hereby is irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent, for the benefit itself and the other Secured Parties, herein or pursuant hereto upon such Collateral; provided, however, that (A) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty (other than that such Collateral is free and clear, on the date of such delivery, of any and all Liens arising from such Person’s own acts), and (B) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrower or any Subsidiary of Borrower in respect of) all interests retained by Borrower or any Subsidiary of Borrower, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral covered by this Agreement or the Loan Documents.

(iv)Absence of Duty.  Agent shall have no obligation whatsoever to any Lender, any Managing Agent or any other Person to assure that the Collateral covered by this Agreement or the other Loan Documents exists or is owned by Borrower or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent, on behalf of the Secured Parties, herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected, enforced or maintained or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Section 13.1(h) or in any of the Loan Documents; it being understood and agreed that in respect of the Collateral covered by this Agreement or the other Loan Documents, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in Collateral covered by this Agreement or the Loan Documents as one of Lenders, Managing Agents and Agent shall have no duty or liability whatsoever to any of the other Secured Parties; provided, that Agent shall exercise the same care which it would in dealing with loans for its own account.

(i)Agency for Perfection.  Each Lender and each Managing Agent hereby appoints Agent as agent for the purpose of perfecting its security interest, on behalf of all Secured Parties, in Collateral which, in accordance with Article 9 of the UCC in any applicable jurisdiction, can be perfected only by possession.  Should any Secured Party (other than Agent) obtain possession of any such Collateral, such Secured Party shall hold such Collateral for purposes of perfecting a security interest therein for the benefit of the Secured Parties, notify Agent thereof and, promptly upon Agent’s request therefor, deliver such Collateral to Agent or otherwise act in respect thereof in accordance with Agent’s instructions.

(j)Exercise of Remedies.  Except as set forth in Section 13.4, each Lender and each Managing Agent agrees that it will not have any right individually to enforce or seek to enforce this Agreement or any other Loan Document or to realize upon any Collateral security for the Loans or other Obligations; it being understood and agreed that such rights and remedies may be exercised only by Agent in accordance with the terms of the Loan Documents.

13.2Lender Consent

(a)In the event Agent requests the consent of a Lender and does not receive a written denial thereof within five (5) Business Days after such Lender’s receipt of such request, then such Lender will be deemed to have given such consent so long as such request contained a notice stating that such failure to respond within five (5) Business Days would be deemed to be a consent by such Lender.

(b)In the event Agent requests the consent of a Lender in a situation where such Lender’s consent would be required and such consent is denied, then Agent may, at its option, require such Lender to assign its interest in the Loans and Revolving Loan Availability to Agent for a price equal to the then outstanding principal amount thereof due such Lender and each other Lender in such Lender’s Lender Group plus accrued and unpaid interest and fees due such Lender and each other Lender in such Lender’s Lender Group, which principal, interest and fees will be paid to the Lenders in such Lender Group when collected from Borrower.  In the event that Agent elects to require any Lender to assign its interest to Agent pursuant to this Section 13.2 Agent will so notify such Lender and such Lender’s Managing Agent in writing within forty-five (45) days following such Lender’s denial, and such Lender and the other Lender’s in such Lender’s Lender Group will assign its interest to Agent no later than five (5) calendar days following receipt of such notice.

13.3Sharing of Payments

Any Lender that has exercised its right to set-off pursuant to Section 12.5 or otherwise has received any payment on account of the Obligations shall, to the extent the amount of any such set off or payment exceeds its Pro Rata Share of payments obtained by all of the Lenders on account of such Obligations, purchase for cash (and the other Lenders or holders of the Loans shall sell) participations in each such other Lender’s or holder’s Pro Rata Share of Obligations as would be necessary to cause such Lender to share such excess with each other Lenders or holders in accordance with their respective Pro Rata Shares; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such purchasing Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery.  Borrower agrees, to the fullest extent permitted by law, that (y) any Lender or holder may exercise its right to set-off with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such excess to other Lenders and holders, and (z) any Lender so purchasing a participation in the Loans made or other Obligations held by other Lenders may exercise all rights of set-off, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans and other Obligations in the amount of such participation.

13.4Reserved

13.5Payments; and Information

(a)Advances; Payments; Interest and Fee Payments.

(i)The amount of the outstanding Loan may fluctuate from day to day through Agent’s disbursement of funds to or on account of, and receipt of funds from, Borrower.  In order to minimize the frequency of transfers of funds between Agent and each Lender, notwithstanding terms to the contrary set forth in Section 13.4, Loans and repayments thereof may be settled according to the procedures described in Sections 13.5(a)(ii) and 13.5(a)(iii).  Notwithstanding these procedures, each Lender’s obligation to fund its Pro Rata Share of any Loan made by Agent to or on account of Borrower will commence on the date such Loans are made by Agent.  Nothing contained in this Agreement shall obligate a Lender to make an Advance at any time any Early Wind-Down Trigger Event, Default or Event of Default exists.  All such payments will be made by such Lender without set-off, counterclaim or deduction of any kind.

(ii)Once each week, or more frequently (including daily), if Agent so elects (each such day being a “Settlement Date”), Agent will advise each Lender by 1:00 p.m. (New York City time) on a Business Day by telephone, telex or telecopy of the amount of each such Lender’s Pro Rata Share of the outstanding Loans.  In the event payments are necessary to adjust the amount of such Lender’s share of the Loans to such Lender’s Pro Rata Share of the Loans, the party from which such payment is due will pay the other party, in same day funds, by wire transfer to the other’s account not later than 2:00 p.m. (New York City time) on the Business Day following the Settlement Date.

(iii)On the twentieth (20th) Business Day of each month (“Interest Settlement Date”), Agent will advise each Lender by telephone or facsimile of the amount of interest and fees charged to and collected from Borrower for the preceding month in respect of the Loans.  Provided that such Lender has made all payments required to be made by it under this Agreement and provided that Lender has not received its Pro Rata Share of interest and fees directly from Borrower, Agent will pay to such Lender, by wire transfer to such Lender’s account (as specified by such Lender from time to time after the date hereof pursuant to the notice provisions contained herein or in the applicable Lender Addition Agreement) not later than 2:00 p.m. (New York City time) on the next Business Day following the Interest Settlement Date, such Lender’s share of such interest and fees.

(b)Lenders’ Pro Rata Share.

(i)Unless Agent has been notified by a Committed Lender prior to any proposed funding date of such Committed Lender’s intention not to fund its Pro Rata Share of a Loan, Agent may assume that such Committed Lender or its related Conduit Lender will make such amount available to Agent on the proposed funding date; provided, however, nothing contained in this Agreement shall obligate a Lender to make a Revolving Advance at any time including without limitation if any Early Wind-Down Trigger Event, Default or Event of Default exists.  If such amount is not, in fact, made available to Agent by such Committed Lender or its related Conduit Lender when contemplated, Agent will be entitled to recover such amount on demand from such Committed Lender without set-off, counterclaim or deduction of any kind.

(ii)Nothing contained in this Section 13.5(b) will be deemed to prejudice any rights Agent or Borrower may have against such Committed Lender as a result of any default by such Committed Lender under this Agreement.

(c)Return of Payments.

(i)If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender, or, if such Lender is a Conduit Lender, such Conduit Lender’s related Committed Lender without set-off, counterclaim or deduction of any kind.

(ii)If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any Debtor Relief Law or otherwise, then, notwithstanding any other term or condition of this Agreement, Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Committed Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Committed Lender and such Committed Lender’s related Conduit Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without set-off, counterclaim or deduction of any kind.

13.6Dissemination of Information

Upon request by a Lender or a Managing Agent, Agent will distribute promptly to such Lender or Managing Agent, as applicable, unless previously provided by Borrower to such Lender or Managing Agent, as applicable, copies of all notices, schedules, reports, projections, financial statements, agreements and other material and information, including financial and reporting information received from Borrower or generated by a third party (and excluding only internal information generated by Credit Suisse for its own use as a Lender or as Agent and any attorney-client privileged communications or work product), as provided for in this Agreement and the other Loan Documents as received by Agent.  Agent shall not be liable to any of the Lenders or Managing Agents for any failure to comply with its obligations under this Section 13.6, except to the extent that such failure is attributed to Agent’s gross negligence or willful misconduct and results in demonstrable damages to such Lender or Managing Agent as determined, in each case, by a court of competent jurisdiction on a final and non-appealable basis.

13.7Non-Funding Lender.

The failure of any Committed Lender to make any Loan (the “Non-Funding Lender”) on the date specified therefor shall not relieve any other Committed Lender (each such other Lender, an “Other Lender”) of its opportunity to make such Loan, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make a Loan or make any other payment required hereunder.  Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” for any voting or consent rights under or with respect to any Loan Document.  At Borrower’s request, Agent or a Person acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Agent’s request, sell and assign to Agent or such Person, all of the rights of that Non-Funding Lender to make Revolving Advances hereunder for an amount equal to the principal balance of all Loans held by such Non-Funding Lender and each other Lender in such Non-Funding Lender’s Lender Group and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Lender Addition Agreement.  For the avoidance of doubt, any Committed Lender who fails to make any Revolving Advances after the Commitment Expiration Event shall not be considered a Non-Funding Lender.

13.8Managing Agents

(a)Appointment.  Each Lender hereby designates and appoints Credit Suisse AG, New York Branch as its related Managing Agent under this Agreement and the other Loan Documents, and each Lender hereby irrevocably authorizes Credit Suisse AG, New York Branch, as Managing Agent for such Lender’s Lender Group, to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are delegated to a Managing Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Each Managing Agent agrees to act as such on the conditions contained in this Article XIII.  The provisions of this Article XIII are solely for the benefit of the Managing Agents and Lenders, and Borrower shall have no rights as a third-party beneficiary of any of the provisions of this Section 13.8.  Each Managing Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents, employees or sub-agents.

(b)Nature of Duties.  In performing its functions and duties under this Agreement, each Managing Agent is acting solely on behalf of the Lenders in such Managing Agent’s Lender Group, and its duties are administrative in nature, and does not assume and shall not be deemed to have assumed, any obligation toward or relationship of agency or trust with or for Lenders, other than as expressly set forth herein and in the other Loan Documents, or Borrower.  Each Managing Agent shall have no duties, obligations or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents.  Each Managing Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender.  Each Lender shall make its own independent investigation of the financial condition and affairs of Borrower in connection with the extension of credit hereunder and shall make its own appraisal of the creditworthiness of Borrower.  Except for information, notices, reports and other documents expressly required to be furnished to Lenders in a Managing Agent’s Lender Group by such Managing Agent hereunder or given to such Managing Agent for the account of or with copies for Lenders in such Managing Agent’s Lender Group, no Managing Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the Closing Date or at any time or times thereafter.  If any Managing Agent seeks the consent or approval of any Lenders in such Managing Agent’s Lender Group to the taking or refraining from taking any action hereunder, then such Managing Agent shall send prior written notice thereof to each Lender in such Managing Agent’s Lender Group.  Each Managing Agent shall promptly notify each Lender in such Managing Agent’s Lender Group in writing any time that the applicable percentage of Lenders in such Managing Agent’s Lender Group have instructed Agent to act or refrain from acting pursuant hereto.

(c)Rights, Exculpation, Etc.  No Managing Agent or any of its officers, directors, managers, members, equity owners, employees, attorneys or agents shall be liable to any Lender for any action lawfully taken or omitted by them hereunder or under any of the other Loan Documents, or in connection herewith or therewith; provided that the foregoing shall not prevent a Managing Agent from being liable to the extent of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction on a final and nonappealable basis.  Notwithstanding the foregoing, each Managing Agent shall be obligated on the terms set forth herein for performance of its express duties and obligations hereunder.  No Managing Agent shall be liable for any apportionment or distribution of payments made by it in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made shall be to recover from the other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree promptly to return to such Lender any such erroneous payments received by them).  In performing its functions and duties hereunder, each Managing Agent shall exercise the same care which it would in dealing with loans for its own account.  No Managing Agent shall be responsible to any Lender for any recitals, statements, representations or warranties made by Borrower herein or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any of the other Loan Documents or the transactions contemplated thereby, or for the financial condition of Borrower.  No Managing Agent shall be required to make any inquiry concerning either the performance or observance of any of the terms, provisions, or conditions of this Agreement or any of the Loan Documents or the financial condition of Borrower, or the existence or possible existence of any Default or Event of Default.  Each Managing Agent may

at any time request instructions from Lenders in such Managing Agent’s Lender Group with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents such Managing Agent is permitted or required to take or to grant, and Managing Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from taking any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the applicable percentage of Lenders.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Managing Agent as a result of such Managing Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the applicable percentage of Lenders in such Managing Agent’s Lender Group and, notwithstanding the instructions of such Lenders, no Managing Agent shall have any obligation to take any action if it, in good faith, believes that such action exposes such Managing Agent or any of its officers, directors, managers, members, equity owners, employees, attorneys or agents to any personal liability unless such Managing Agent receives an indemnification satisfactory to it from Lenders in such Managing Agent’s Lender Group with respect to such action.

(d)Reliance.  Each Managing Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, telecopy or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of legal counsel, independent accountants and other experts selected by such Managing Agent in its sole discretion.

(e)Indemnification.  Each Committed Lender in a Managing Agent’s Lender Group, severally and not (i) jointly or (ii) jointly and severally, agrees to reimburse and indemnify and hold harmless such Managing Agent and its officers, directors, managers, members, equity owners, employees, attorneys and agents (to the extent not reimbursed by Borrower), ratably according to their respective pro rata share in effect on the date on which indemnification is sought under this subsection of the total outstanding Obligations of such Committed Lender and its related Conduit Lender, if any (or, if indemnification is sought after the date upon which the Loans shall have been paid in full, ratably in accordance with their pro rata share immediately prior to such date of the total outstanding Obligations of such Committed Lender and its related Conduit Lender, if any), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Managing Agent or any of its officers, directors, managers, members, equity owners, employees, attorneys or agents in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by such Managing Agent under this Agreement or any of the other Loan Documents; provided, however, that no Committed Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements to the extent resulting from such Managing Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction on a final and non-appealable basis.  The obligations of Committed Lenders under this Article XIII shall survive the payment in full of the Obligations and the termination of this Agreement.

(f)Managing Agent in its Individual Capacity.  With respect to the Loans made by it, if any, Credit Suisse AG, New York Branch and its successors as a Managing Agent shall have, and may exercise, the same rights and powers under the Loan Documents, and is subject to the same obligations and liabilities, as and to the extent set forth in the Loan Documents, as any other Lender.  The terms “Lenders” or “Requisite Lenders” or any similar terms shall include each Managing Agent in its individual capacity as a Lender.  Each Managing Agent and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of lending, banking, trust, financial advisory or other business with, Borrower or any Subsidiary or Affiliate of Borrower as if it were not acting as a Managing Agent pursuant hereto.

(g)Successor Managing Agent.

(i)Resignation.  Each Managing Agent may resign from the performance of all or part of its functions and duties hereunder at any time by giving at least thirty (30) calendar days’ prior written notice to Borrower and Lenders in such Managing Agent’s Lender Group.  Such resignation shall take effect upon the acceptance by a successor Managing Agent for such Lender Group of appointment pursuant to clause (ii) below or as otherwise provided below.

(ii)Appointment of Successor.  Upon any such notice of resignation pursuant to clause (g)(i) of this Section 13.8, the Committed Lenders in the applicable Managing Agent’s Lender Group shall appoint a successor Managing Agent for such Lender Group with the consent of Borrower, which consent shall not be unreasonably withheld, delayed or conditioned (or required if any Default or Event of Default exists).  If a successor Managing Agent shall not have been so appointed for the applicable Lender Group within said thirty (30) calendar day period referenced in clause (g)(i) above, the retiring Managing Agent, upon notice to Borrower, may, on behalf of Lenders in such Managing Agent’s Lender Group, appoint a successor Managing Agent with the consent of Borrower, which consent shall not be unreasonably withheld, delayed or conditioned (or required if any Default or Event of Default exists), who shall serve as Managing Agent for such Lender Group until such time as Committed Lenders for such Lender Group appoint a successor Managing Agent as provided above.  If no successor Managing Agent has been appointed pursuant to the foregoing within said thirty (30) calendar day period, the resignation shall become effective and Committed Lenders in such Lender Group thereafter shall perform all the duties of Managing Agent for such Lender Group hereunder, until such time, if any, as Committed Lenders for such Lender Group appoint a successor Managing Agent as provided above.

(h)Successor Managing Agent.  Upon the acceptance of any appointment as a Managing Agent under the Loan Documents by a successor Managing Agent, such successor Managing Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Managing Agent and, upon the earlier of such acceptance or the effective date of the retiring Managing Agent’s resignation, the retiring Managing Agent shall be discharged from its duties and obligations under the Loan Documents, provided that any indemnity rights or other rights in favor of such retiring Managing Agent shall continue after and survive such resignation and succession.  After any retiring Managing Agent’s resignation as

Managing Agent under the Loan Documents, the provisions of this Article XIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was a Managing Agent under the Loan Documents.

XIV.TAXES

14.1Taxes

(a)Any and all payments by or on account of any obligations of Borrower to each Lender or Agent under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (including penalties, interest and additions to tax), imposed by any Governmental Authority (“Taxes”), except as required by Applicable Law.

(b)In addition, Borrower shall pay to the relevant Governmental Authority any present or future stamp, court or documentary, intangible, recording, filing or similar Taxes which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”).

(c)Subject to Section 14.1(g), Borrower shall indemnify and hold harmless each Lender and Agent for the full amount of any and all Indemnified Taxes or Other Taxes (including any Indemnified Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 14.1) paid or payable by such Lender or Agent and any liability (other than any penalties, interest, additions, and expenses that accrue after the 180th day after the receipt by Agent or such Lender of written notice of the assertion of such Indemnified Taxes or Other Taxes and before the date that Agent or such Lender provides Borrower with a certificate relating thereto pursuant to Section 14.1 (l)) arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority.  Payments under this indemnification shall be made within 10 days from the date any Lender or Agent makes written demand therefor.

(d)If Borrower shall be required by Applicable Law to deduct or withhold any Taxes from or in respect of any sum payable hereunder to any Lender or Agent, then, subject to Section 14.1(g):

(i)if such Tax is an Indemnified Tax, the sum payable shall be increased to the extent necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 14.1), such Lender or Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made;

(ii)Borrower shall make such deductions; and

(iii)Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(e)Within ten (10) days after the date of any payment by Borrower of Taxes to a Governmental Authority, Borrower shall furnish to Agent (and the applicable Lender) a receipt evidencing payment thereof, or other evidence of payment satisfactory to Agent (and the applicable Lender).

(f)Each Lender that is not a U.S. Person (a “Non-U.S. Lender”) shall deliver to Borrower and Agent (or, in the case of an assignment that is not disclosed to Borrower in accordance with the provisions of Section 12.2, solely to the assigning Lender and Agent and not to Borrower) two (2) copies of each applicable U.S. Internal Revenue Service Form W-8BEN, Form W‑8BEN‑E, Form W-8IMY or Form W-8ECI, or any subsequent versions thereof, successors thereto or such other forms or documents as may be reasonably required under Applicable Law, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from United States federal withholding Tax on all payments by Borrower under this Agreement and the other Loan Documents.  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement.  In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender.  In addition to properly completing and duly executing Forms W-8BEN or W‑8BEN‑E (or any subsequent versions thereof or successor thereto), if such Non-U.S. Lender is claiming an exemption from withholding of United States federal income Tax under Section 871(h) or 881(c) of the Code, such Lender hereby represents and warrants that (A) it is not a “bank” within the meaning of Section 881(c) of the Code, (B) it is not subject to regulatory or other legal requirements as a bank in any jurisdiction, (C) it has not been treated as a bank for purposes of any Tax, securities law or other filing or submission made to any governmental securities law or other legal requirements, (D) it is not a “10 percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Code, (E) it is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code and (F) none of the interest arising from this Agreement constitutes contingent interest within the meaning of Section 871(h)(4) or Section 881(c)(4) of the Code and such Non-U.S. Lender agrees that it shall provide Agent, and Agent shall provide to Borrower (or, in the case of an assignment that is not disclosed to Borrower in accordance with the provisions of Section 12.2, solely to the assigning Lender and Agent and not to Borrower), with prompt notice at any time after becoming a Lender hereunder that it can no longer make the foregoing representations and warranties.  Each Non-U.S. Lender shall promptly notify Borrower (or, in the case of an assignment that is not disclosed to Borrower in accordance with the provisions of Section 12.2, solely to the assigning Lender and Agent and not to Borrower) at any time it determines that it is no longer in a position to provide any previously delivered form or certificate (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this section, a Non-U.S. Lender shall not be required to deliver any form pursuant to this subsection that such Non-U.S. Lender is not legally able to deliver.  Each Lender who makes an assignment pursuant to Section 12.2 where the assignment and assumption agreement is not delivered to Borrower shall indemnify and agree to hold Agent, Borrower and the other Lenders harmless from and against any United States federal withholding Tax, interest and penalties that would not have been imposed but for (i) the failure of the Transferee that received such assignment under Section 12.2 to comply with this Section 14.1(f) or (ii) the failure of such Lender to withhold and pay such Tax at the proper rate in the event such Transferee does not comply with this Section 14.1(f) (or complies with Section 14.1(f) but delivers forms indicating it is entitled to a reduced rate of such Tax).  Any Lender that is a U.S. Person shall deliver to Borrower and Agent (i) a properly prepared and duly executed U.S. Internal Revenue Service Form W-9, or any subsequent versions thereof or successors thereto, certifying that such Lender is entitled to receive any and all payments under this Agreement and each other Loan Document free and clear from withholding of United States federal backup withholding Taxes or (ii) such other reasonable documentation as will enable Borrower and/or Agent to determine whether or not such Lender is subject to United States federal backup withholding or information reporting requirements.  Each Person that shall become a Participant pursuant to Section 12.2 shall, on or before the date of the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements required pursuant to this Section 14.1(f), and shall make the representations and warranties set forth in clauses (A) – (F) above, provided that the obligations of such Participant, pursuant to this Section 14.1(f) shall be determined as if such Participant were a Lender except that such Participant shall furnish all such required forms, certifications and statements to the Lender from which the related participation shall have been purchased.

(g)Borrower will not be required to pay any additional amounts in respect of United States federal income Tax pursuant to Section 14.1(d) to any Lender or Agent or to indemnify any Lender or Agent pursuant to Section 14.1(c) to the extent that the Internal Revenue Service has determined (which determination shall be final and non-appealable) that such Lender or Agent is treated as a “conduit entity” within the meaning of Treasury Regulation Section 1.881‑3 or any successor provision; provided, however, nothing contained in this Section shall preclude the payment of additional amounts or indemnity payments by Borrower to the person for whom the “conduit entity” is acting.

(h)If Borrower is required to pay additional amounts to or for the account of any Lender or Agent pursuant to this Section 14.1, then such Lender or Agent shall use its reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested by Borrower so as to eliminate or reduce any such additional payments by Borrower which may accrue in the future if such filing or changes in the reasonable judgment of such Lender or Agent, would not require such Lender to disclose information such Lender deems confidential and is not otherwise disadvantageous to such Lender or Agent.

(i)If Agent or a Lender, in its reasonable judgment, receives a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 14.1, it shall promptly pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 14.1 with respect to the Taxes giving rise to such refund) and any interest paid by the relevant Governmental Authority with respect to such refund, provided, that Borrower, upon the request of Agent or such Lender, shall repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Agent or such Lender in the event Agent or such Lender is required to repay the applicable refund to such Governmental Authority.

(j)Notwithstanding anything herein to the contrary, if Agent is required by Applicable Law to deduct or withhold any Taxes from or in respect of any sum payable to any Lender by Borrower or Agent, the Agent shall not be required to make any gross-up payment to or in respect of such Lender, except to the extent that a corresponding gross-up payment is actually received by Agent from Borrower.

(k)Any Lender claiming reimbursement or compensation pursuant to this Section 14.1 shall deliver to Borrower (with a copy to Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on Borrower in the absence of manifest error.

(l)The agreements and obligations of Borrower in this Section 14.1 shall survive the payment of all other Obligations.

[REMAINDER OF PAGE INTENTIONALLY BLANK; SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties has duly executed this Loan and Security Agreement as of the date first written above.

BORROWER:

EFR 2018-2, LLC

a Delaware limited liability company

By:
Name:
Title:

Address:

415 West Jackson Boulevard

Suite 1000

Chicago, IL  60606

Attention:  __________________

With a copy to:

Chapman and Cutler LLP

1270 Avenue of the Americans, 30th Floor

New York, NY 10020

Attn: Kenneth P. Marin

Facsimile: (212) 655-2511

[Signature Page to Loan Agreement]

AGENT AND MANAGING AGENT

CREDIT SUISSE AG, NEW YORK BRANCH

By:
Name:
Title:

By:
Name:
Title:

Address:

11 Madison Avenue, 4th Floor

New York, NY 10010

Attention: Ken Aiani

Email: kenneth.aiani@credit-suisse.com

With a copy to:

11 Madison Avenue, 4th Floor

New York, NY 10010

Attention: Conduit Monitoring

Email: list.afconduitreports@credit-suisse.com

abcp.monitoring@credit-suisse.com

With a copy to:

Sector Financial Inc.

375 Park Avenue

Suite 2508

New York, NY 10152

Attention:  Andrew C. Koepke

Email:  Andrew.Koepke@sectorfinancial.com

With a copy to:

Holland & Knight LLP

200 Crescent Court, Suite 1600

Dallas, Texas 75201

Attn: Matthew Fontane, Esq.

Email:  Matthew.Fontane@hklaw.com

[Signature Page to Loan Agreement]

COMMITTED LENDER:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:
Name:
Title:

By:
Name:
Title:

Address:

11 Madison Avenue, 4th Floor

New York, NY 10010

Attention: Ken Aiani

Email: kenneth.aiani@credit-suisse.com

With a copy to:

11 Madison Avenue, 4th Floor

New York, NY 10010

Attention: Conduit Monitoring

Email: list.afconduitreports@credit-suisse.com;

abcp.monitoring@credit-suisse.com

[Signature Page to Loan Agreement]

CONDUIT LENDER:

GIFS CAPITAL COMPANY, LLC

By:
Name:
Title:

Address:

227 West Monroe Street, Suite 4900

Chicago, IL 60606

Attention: Operations

Email: chioperations@guggenheimpartners.com

[Signature Page to Loan Agreement]

Schedule A

Disclosures

All references to Section numbers herein refer to Sections in the Loan Agreement.

5.1. Locations Authorized to Conduct Business (SECTION 5.1.(b))

____________________________________________

5.3. Owners of Equity Interests (SECTION 5.3).

______________________________________________

______________________________________________

______________________________________________

5.6. Litigation (SECTION 5.6)

____________________________________________

5.8. Compliance with Laws (SECTION 5.8).

____________________________________________

5.13  Affiliated Agreements (Section 5.13).

____________________________________________

5.14  Insurance (Section 5.14).

____________________________________________

5.15. Borrower Information (SECTION 5.15).

Exact Name of Borrower	State of Organization	Federal Tax I.D. No.	Chief Executive Office/Place of Business	Locations of Books and Records	Prior Names	Charter No.

_________	___________	_______	__________	________	_____	______

5.16  Deposit Accounts and Investment Property (Section 5.16).

Deposit Accounts

Bank Name	Account No.	Account Type

Investment Property

____________________________________

Schedule B

Revolving Loan Availability

I. Credit Suisse Lender Group Committed Lender(s):	Amount:[1]

Credit Suisse AG, Cayman Islands Branch	$150,000,000

Revolving Loan Amount

Non-Committed Lender(s):	Amount:

GIFS Capital Company, LLC	$150,000,000

[1]	The Revolving Loan Availability amounts may be decreased pursuant to Sections 2.1(e) and 2.14.

Schedule C

Lender Group(s)

Lender Group:

I.  Credit Suisse

Conduit Lender:	GIFS Capital Company, LLC:

Managing Agent:	Credit Suisse AG, New York Branch

Committed Lender:	Credit Suisse AG, Cayman Islands Branch

Schedule D

Approved States

Delaware

Utah

Wisconsin

Illinois

South Dakota

North Dakota

Idaho

Alabama

California

Georgia

Missouri

New Mexico

South Carolina

Schedule E

State Licenses

(See attached)

Schedule F

Permitted Modifications

(See attached)

Schedule G

Competitors

Avant

Lending Club

Borrowers First

Marlette

OnDeck

Elevate

Braviant

One Main

Springleaf

Chorus Credit

Lending Point

Opportun

Opp Loans

World Acceptance

Regional Management

DFC Global Cor

EZ Corp

BillFloat

PLS

Upgrade

Kabbage

Curo

Goldman Sachs

US Bank

Schedule H

Originators

NC FINANCIAL SOLUTIONS OF ALABAMA, LLC

NC FINANCIAL SOLUTIONS OF CALIFORNIA, LLC

NC FINANCIAL SOLUTIONS OF DELAWARE, LLC

NC FINANCIAL SOLUTIONS OF GEORGIA, LLC

NC FINANCIAL SOLUTIONS OF IDAHO, LLC

NC FINANCIAL SOLUTIONS OF ILLINOIS, LLC

NC FINANCIAL SOLUTIONS OF MISSOURI, LLC

NC FINANCIAL SOLUTIONS OF NEW MEXICO, LLC

NC FINANCIAL SOLUTIONS OF NORTH DAKOTA, LLC

NC FINANCIAL SOLUTIONS OF SOUTH CAROLINA, LLC

NC FINANCIAL SOLUTIONS OF SOUTH DAKOTA, LLC

NC FINANCIAL SOLUTIONS OF UTAH, LLC

NC FINANCIAL SOLUTIONS OF WISCONSIN, LLC